      As filed with the Securities and Exchange Commission on August 7, 2006

                                                     Registration No. 333-133215

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 AMENDMENT NO. 4
                                       TO

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                          HANDHELD ENTERTAINMENT, INC.
                 (Name of Small Business Issuer in Its Charter)

            DELAWARE                          5064                    98-0430675
(State or Other Jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)   Identification No.)

                          539 BRYANT STREET, SUITE 403
                         SAN FRANCISCO, CALIFORNIA 94107
          (Address and Telephone Number of Principal Executive Offices)
                     (Address of Principal Place of Business
                    or Intended Principal Place of Business)

                                   ----------

                                  JEFF OSCODAR
                             CHIEF EXECUTIVE OFFICER
                          HANDHELD ENTERTAINMENT, INC.
                          539 BRYANT STREET, SUITE 403
                         SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 495-6470
            (Name, Address and Telephone Number of Agent for Service)

                                    COPY TO:

                             HARVEY J. KESNER, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                               65 EAST 55TH STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 451-2300

                                   ----------

 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                (Approximate Date of Proposed Sale to the Public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A),
MAY DETERMINE.

                                       2

The information in this prospectus is not complete and may be changed. These securities may not be sold, except pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED AUGUST 7, 2006

                             PRELIMINARY PROSPECTUS

                        [HANDHELD(TM) ENTERTAINMENT LOGO]

                        4,695,910 SHARES OF COMMON STOCK

o    The shares of common stock offered by this prospectus are being sold by the selling stockholders.

o    These shares consist of 3,802,500 shares issued in a private placement,
     760,910 shares issued to consultants and 132,500 shares issuable upon the exercise of outstanding warrants.

o    We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the exercise of warrants by the selling stockholders.

o    We will bear all costs relating to the registration of the common stock, other than any selling stockholder's legal or accounting costs or commissions.

o    Our common stock is quoted on the regulated quotation service of the OTC
     Bulletin Board under the symbol "HNDH.OB."

o    The last sale price of our common stock on August 2, 2006 was $4.30 per share.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU
SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED
"RISK FACTORS" BEGINNING ON PAGE 4, WHICH DESCRIBES SOME FACTORS YOU SHOULD
CONSIDER BEFORE INVESTING.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is __________, 2006

                                   ----------

          REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR," "THE COMPANY" AND
"HANDHELD" REFER TO HANDHELD ENTERTAINMENT, INC.

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS
AND IN ANY PROSPECTUS SUPPLEMENT WE MAY FILE AFTER THE DATE OF THIS PROSPECTUS.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF
ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT
RELY ON IT. THESE SECURITIES WILL NOT BE OFFERED IN ANY JURISDICTION WHERE AN
OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING
IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE
FRONT COVER OF THIS PROSPECTUS OR ANY SUPPLEMENT. OUR BUSINESS, FINANCIAL
CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                       i

                               PROSPECTUS SUMMARY

          This summary highlights aspects of the offering. This summary does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision.

                                   THE COMPANY

CORPORATE HISTORY

          The Company was organized in the state of Nevada on February 3, 2003 as Vika Corp. On February 8, 2006, Vika merged with and into a wholly-owned
Delaware subsidiary, for the sole purpose of changing the state of incorporation to Delaware. On February 10, 2006, HHE Acquisition, Inc., a newly formed wholly-owned California subsidiary of Vika Corp. merged with and into Handheld
Entertainment, Inc., a private California corporation. Upon closing of the merger Handheld became a wholly-owned subsidiary of Vika Corp., and Vika Corp.
succeeded to Handheld's line of business as its sole line of business. In connection with the merger, Handheld Entertainment, Inc changed its name to
HHE Corp. and Vika Corp. changed its name to Handheld Entertainment, Inc. On
April 12, 2006, HHE Corp. merged with and into Handheld Entertainment, Inc.

OVERVIEW

          Handheld Entertainment designs, develops and markets Portable Media
Players (PMP) and delivers digital content through our website, www.zvue.com. We are focused on two large and growing synergistic multi-billion dollar markets --
portable digital media devices, and distributed digital content. Our strategy is to capitalize on the synergy between portable digital entertainment products and related digital content. We offer consumers easy to use mobile devices at a compelling value, as well as access to a large and growing library of audio and video digital content. Our ZVUE devices have been designed to be compatible with virtually all formats of content.

          We presently sell a single model, the ZVUE 200, at a suggested retail price of $99, and have plans to introduce three additional ZVUE models during
2006 that are expected to be sold at retail prices ranging from $119 to $299. We have developed the 250 ZVUE model and we expect to launch it in August 2006. We are also in final stages of development for two additional models (the ZVUE 400 and 500) which we have plans to introduce for this upcoming holiday season.

          Our products are sold in more than 2,000 Wal-Mart stores in the United
States, as well as retail store websites, including Amazon.com. As of March 31,
2006, we had approximately 1,800 media files available for download, consisting of music video, news clips, television shows, short films and feature-length films, and rights to more than 8,000 additional media files. We also have over two million songs available for download through our strategic partnerships with content providers, eMusic and Rhapsody.

          We believe that there is an increasing demand for 'on-the-go'
entertainment as evidenced by trends such as increased broadband penetration into the home and the proliferation of wi-fi "hot spots." These factors have increased consumers' expectations to be able to access digital content across many different platforms. Digital video recorders, such as TIVO, have freed consumers to view media "when they want." Location shifting technologies allow transferring of digital content between devices and permit users to view media
"where they want." Content distribution is also undergoing dynamic change as both new and classic music videos, television shows and films are made available for downloading to portable devices. We believe that devices need to provide content, that content providers require devices, and that consumers want a complete solution. We believe we offer that complete solution.

OUR COMPETITIVE STRENGTHS

          We believe that we are positioned to take advantage of the continuing growth in both the PMP and distributed content markets due to the following competitive strengths:

          o    EXPERIENCED MANAGEMENT TEAM. Members of our management team have held senior positions at various early-stage technology-based consumer electronics companies, such as InfoGear Technology
               Corporation (sold to Cisco Systems), Compression Science
               Corporation (sold to Philips Electronics), Moxi Digital (sold to
               Paul Allen), WebTV (sold to Microsoft) and eGroups, Inc. (sold to
               Yahoo!).

          o    COMPELLING VALUE PROPOSITION. We believe that price is a
               compelling factor in determining how quickly a new consumer product is adopted. We believe that our initial under $100 pricepoint is key to our ability to expand our current
               distribution.

          o    EASY TO USE "OUT OF THE BOX" EXPERIENCE. To gain widespread acceptance, a consumer product must be easy to use. To enhance the users experience, our players come with pre-loaded video and audio content with free access to additional content through our partners. We believe that each enhanced version of the software installed on our newest devices will increase ease of use.

          o    DEVICE AND CONTENT FLEXIBILITY. Our devices are able to play content downloaded from our website as well as content downloaded from many other content websites. Likewise, content purchased on our website can be played on most other PMP devices. We believe that consumers want products that have this flexibility.

GROWTH STRATEGY

          We plan to execute a growth plan based on the following key strategies:

          o    CREATE A FAMILY OF PMP PRODUCTS AT A COMPELLING VALUE. In
               addition to our ZVUE 200, we introduced three new ZVUE products at the 2006 Consumer Electronics Show (CES) in Las Vegas, Nevada,
               which we expect to be available during 2006, with suggested retail prices ranging from $119 to $299.

          o    EXPAND MASS MARKETING AGREEMENTS. Our strategy requires that we have a strong mass-market retail presence. The ZVUE is already available in more than 2,000 Wal-Mart stores and can also be found on many Internet retailer sites, including Amazon.com.

          o    DISTRIBUTE COMPELLING ONLINE CONTENT. We currently offer over 325 hours of portable video content, and have rights to approximately
               4,000 additional hours. We also have over two million songs available for download.

          o    EXPAND GLOBALLY. We currently maintain distribution and licensing agreements in Australia/New Zealand and several other countries and intend to enter into additional international distribution and licensing agreements to expand our product sales and content with a focus on Europe and Asia.

          Our principal executive offices are located at 539 Bryant Street,
Suite 403, San Francisco, California 94107 and our telephone number is (415)
495-6470. Our webite address is www.zvue.com. The website does not form a part of this prospectus.

SIGNIFICANT RISKS

          o    Since Wal-Mart represents approximately 97% of our revenues, and
               Wal-Mart has only purchased a single model, if they were no longer our customer, demanded different terms, or did not accept our future planned models, that would have a negative impact on our revenues.

          o    Eastech is the sole manufacturer of our products and, if we are unable to continue our relationship on acceptable terms, our ability to manufacture products would be significantly impaired and our revenues would be negatively impacted.

                                        2

                                  THE OFFERING

Common stock offered by the      4,563,410 shares, consisting of 3,802,500
selling stockholders             shares issued to investors in a private
                                 placement, 760,910 shares issued to consultants
                                 under various service agreements and 132,500
                                 shares issuable upon the exercise of
                                 outstanding warrants.

Common stock outstanding         15,100,204 shares
after this offering

Use of proceeds                  We will not receive any proceeds from the sale
                                 of shares in this offering by the selling
                                 stockholders. However, we will receive proceeds
                                 from the exercise of the warrants.

OTC Bulletin Board symbol        HNDH.OB

Risk factors                     You should carefully consider the information
                                 set forth in this prospectus and, in
                                 particular, the specific factors set forth in
                                 the "Risk Factors" section beginning on page 5
                                 of this prospectus before deciding whether or
                                 not to invest in shares of our common stock.

The number of shares of our common stock outstanding after this offering is based on 15,100,204 shares outstanding as of August 2, 2006 and excludes the following:

          o    up to 1,200,055 shares of common stock issuable upon exercise of outstanding warrants, including warrants held by selling
               stockholders, at a weighted average exercise price of $0.60 per share;

          o    up to 2,471,411 shares of common stock issuable upon exercise of outstanding options granted under our 2003 Stock Option/Stock
               Issuance Plan, with a weighted average exercise price of $0.32 per share; and

          o    up to 528,589 shares of common stock reserved for future issuance for future option grants under our 2003 Stock Option/Stock
               Issuance Plan.

          o    Up to 1,725,000 shares of common stock and warrants to purchase an additional 1,725,000 shares of common stock comprising Units, including the underwriters' over-allotment option, to be offered in a contemplated underwritten public offering.

          In connection with the contemplated underwritten public offering of
Units, we have applied to have our common stock listed on the NASDAQ Capital
Market under the trading symbol "ZVUE." While our common stock is not currently eligible for listing on NASDAQ, we reasonably believe that we will meet all eligibility requirements upon consummation of the contemplated public offering.
We have also applied for listing of our common stock on the Boston Stock
Exchange. If approved our common stock will trade under the symbol HDE.

          Our stockholders have approved a proposal giving our board of directors the right to initiate up to a 1.45-for-1 reverse stock split, in order to comply with the listing requirements of NASDAQ. Any such stock split may increase our stock price. In addition, any such stock split would reduce the number of shares of common stock outstanding and may effect the liquidity of our common stock.

                                       3

                                  RISK FACTORS

          Investing in our common stock involves a high degree of risk.
Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.
The risks described below are not the only ones we will face. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

                         RISKS RELATING TO OUR BUSINESS

          SINCE WAL-MART REPRESENTS APPROXIMATELY 97% OF OUR REVENUES, AND
WAL-MART HAS ONLY PURCHASED A SINGLE MODEL, IF THEY WERE NO LONGER OUR CUSTOMER,
DEMANDED DIFFERENT TERMS, OR DID NOT ACCEPT OUR FUTURE PLANNED MODELS, THAT
WOULD HAVE A NEGATIVE IMPACT ON OUR REVENUES.

          Wal-Mart currently is, and for the foreseeable future is expected to remain, our largest customer. Wal-Mart represented approximately 97% of our revenues during 2005 and is expected to have similar importance in 2006. While we plan to aggressively market the ZVUE to other major retailers, other major retailers may not take on the ZVUE product line. Consequently, our short-term business plan depends to a significant extent on continuing our relationship with Wal-Mart, which may not happen. We do not have any long term or supply agreement for the sale of our products to Wal-Mart and our business plans are based upon estimates for orders from Wal-Mart that could be inaccurate.

          All of our sales to Wal-Mart, our largest customer during 2005, were of our ZVUE 200 model which was our sole product sold in 2005. We expect the majority of our orders shipped to Wal-Mart during 2006 to be of our ZVUE 200 model. None of our other products are presently being ordered by Wal-Mart, and there can be no assurance that Wal-Mart will accept our additional models if, and when, our shipments of future models commences, or that if ordered, such products will be accepted by Wal-Mart as successfully as our ZVUE 200.

          Having virtually all of our retail business concentrated in one retailer and in one product also entails the risk that the retailer may demand price concessions and other terms that prevent us from operating profitably, and which could subject us to the risks affecting that retailer's business. In addition, Wal-Mart maintains its own pay music download service that could compete with our download business and impact sales of our PMP devices.

          EASTECH IS THE SOLE MANUFACTURER OF OUR PRODUCTS AND, IF WE ARE UNABLE
TO CONTINUE OUR RELATIONSHIP ON ACCEPTABLE TERMS, OUR ABILITY TO MANUFACTURE
PRODUCTS WOULD BE SIGNIFICANTLY IMPAIRED AND OUR REVENUES WOULD BE NEGATIVELY
IMPACTED.

          We are dependent on a continuing relationship with Eastech, the sole manufacturer of our PMPs. Eastech presently manufactures our PMPs based on purchase orders that we submit. Eastech has been providing us payment terms that permit us to pay for products once our customers have paid us. However, these terms are expected to change, which may require us to begin to make advance payments for our purchases of inventory and components. We currently do not have alternative financing available and do not maintain a revolving line of credit for purchases. There can be no assurance that we can successfully renegotiate our agreement with Eastech upon expiration of the agreement in January 2007.

                                        4

          Our relationship with Eastech may not continue into the future, and unforeseen events may result in our relationship ending or changing. An adverse change to this relationship would have a material adverse impact on our business and results of operations by, among other things, increasing our costs. The inability or unwillingness of Eastech to continue manufacturing our products on a purchase order basis, exposes us to additional risks.

          Eastech is one of our significant investors. In 2004, Eastech purchased 555,556 shares of our series B convertible preferred stock (which was converted into our common stock in the reverse merger) for an aggregate purchase price of $500,000. In addition, Eastech's founder, chairman and CEO who was a member of our board of directors at the time (he resigned in November 2005), purchased 26,666 shares of our series D convertible preferred stock (which was converted into our common stock in the reverse merger) for an aggregate purchase price of $100,000. The terms of Eastech's relationship with us may be significantly influenced by Eastech's ownership interest. We may not be able to locate replacement manufacturing or assembly facilities from independent parties that would provide payment, supply and other terms equivalent to those provided us by Eastech, particularly in light of the incentive provided by the ownership relationship which would not exist with any successor manufacturer to Eastech.

          OUR EXISTING AGREEMENTS WITH EASTECH COULD HARM OUR CASH FLOWS, AND A
DEFAULT ON OUR PAYMENT OBLIGATIONS WOULD ALLOW EASTECH TO FORECLOSE AND
LIQUIDATE SOME OR ALL OF OUR ASSETS.

          Although our manufacturing agreement with Eastech expired in June
2005, we have other agreements with Eastech that remain in effect. Under these agreements, Eastech has a security interest in all of our assets (other than our patents, trademarks and copyrights). In addition, payments by our customers of our accounts receivable from the sale of our PMP products are required to be made to an escrow account, with the proceeds from that escrow account first being distributed to Eastech so that it receives its contract manufacturing price, with the remainder to us. During 2005, we began receiving payments directly from Wal-Mart rather than through this escrow arrangement. If Eastech were to require that these payments be made to the escrow account, it could impact our cash flows. Furthermore, a default by us on our payment obligations to Eastech, including our failure to pay Eastech its contract manufacturing price, would permit Eastech to foreclose and liquidate some or all of our assets in order to pay amounts owed, which would negatively impact our ability to conduct business.

          IF WE DO NOT RECEIVE ADDITIONAL FUNDING, WE WILL BE UNABLE TO CONTINUE
DEVELOPING OUR TECHNOLOGY AND MARKETING OUR PRODUCTS.

          We will need additional funding to achieve the goals stated in our business plan. In particular, we will need working capital to support the marketing and distribution of our planned new products into retail channels. If we are unable to borrow money to cover these costs, certain proceeds of the offering may be required to be utilized reducing our ability to invest in other aspects of our business potentially accelerating our need to raise additional funds.

          If we experience delays in producing our new devices, acquiring content or entering into distribution agreements to get our products into additional retail outlets, we may need more funding than we currently anticipate which could accelerate our need to raise additional funds.

          WE FACE INTENSE COMPETITION FROM BOTH PMP MANUFACTURERS AND CONTENT
DISTRIBUTORS AND IF CUSTOMERS DO NOT CHOOSE OUR PRODUCTS OR OUR CONTENT DELIVERY
METHODS, PRICING, OR OFFERINGS OVER THOSE OF OUR COMPETITORS, THEN OUR REVENUES
WOULD BE NEGATIVELY IMPACTED.

          The handheld entertainment market in which we operate, which includes portable video players, portable stereos, game players, MP3 and CD players and, to a limited degree, personal digital assistants (PDAs) and wireless phones, is very competitive. The content delivery business in which we operate also is very competitive. Consumers have many devices to choose from and many content providers to choose from, such as Apple, Napster, Musicmatch, RealAudio, and
Wal-Mart, and we must compete with these devices and services in order to sell our ZVUE PMPs and generate revenues from content, including video content.

          Several companies, including Apple Computer, Nintendo, Nokia, Sony,
Samsung, Toshiba and Creative Labs, have released, or announced that they are developing, handheld devices featuring digital video playback similar to that offered by us and planned in the future. We cannot guarantee that consumers will choose to purchase our PMP, or purchase content through our service, instead of other handheld devices or from other content companies.

                                        5

          We also face competition from traditional media outlets such as television (including cable and satellite), radio (terrestrial and satellite),
CDs, DVDs, videocassettes and others, and may in the future face competition from new or as yet unknown sources, such as broadband telephone providers.
Emerging Internet media sources and established companies entering into the
Internet media content market include Time Warner's AOL subsidiary, Microsoft,
Apple, Google, Yahoo! and broadband Internet service providers who can be expected to be significant competitors. We expect this competition to become more intense as the market and business models for Internet video content to mature and more competitors enter these new markets. Competing services may be able to obtain better or more favorable access to compelling video content than we can and may develop better offerings than us and may be able to leverage other assets to promote their offerings successfully.

          Most of our competitors or potential competitors in both devices, and content, have significantly greater financial, technical and marketing resources than we do. They may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to developing, promoting and selling their products and services than we can.

          IF OUR SUPPLIERS ARE UNABLE TO MEET OUR MANUFACTURER'S REQUIREMENTS,
THEN WE WILL NEED TO REDUCE THE NUMBER OF ZVUES AVAILABLE TO OUR DISTRIBUTION
PARTNERS, WHICH WOULD DECREASE OUR REVENUES.

          Our products contain components, including liquid crystal displays, memory chips and microprocessors, from a variety of suppliers. In order for us to have the ZVUE manufactured, these components must be available at the right level of quality and at the right price. Some components, such as microprocessors, come from single-source suppliers, and alternative sources would not be available for those components unless we were to redesign the device. Other components, such as our screens, could be obtained from alternative suppliers without redesign, but only at higher prices than we currently pay or for delivery later than required by our production schedule. If suppliers are not able to provide these critical components on the dates and at the prices scheduled, our sole-source manufacturer, Eastech Electronics (Taiwan)
Inc. (Eastech) may not be able to promptly and cost-effectively manufacture the
ZVUE in sufficient quantities to meet our demand, which would decrease our revenues.

          IF CONSUMERS DO NOT EMBRACE OUR PRODUCTS OUR REVENUES WILL DECLINE.

          During 2005, nearly all of our revenues were derived from sales of just a single product, ZVUE Model 200. As such, consumers may not accept our new products which we plan to introduce and on which future revenues rely, or adopt our content services. Our financial success will depend largely on our ability to quickly and successfully establish, maintain and increase sales of our new products, including through untested new retail channels of distribution. We have assumed that there is substantial and growing consumer demand for PMPs priced between $99 and $299, on which assumption our business model is substantially reliant. Because our distribution to date has also been largely concentrated in Wal-Mart, a single large well-established retail chain, representing approximately 94% of our 2005 revenues, our products and content may not achieve the mass market appeal and success on which we have based our plans. Our success is significantly dependent upon the accuracy of our price and positioning assumptions and various other assumptions including design, functionality, and consumer acceptance.

          The market for products that enable the downloading of media and personal music/video management is still evolving. We may be unable to develop sufficient demand to take advantage of this market opportunity. We cannot predict whether consumers will adopt or maintain our products as their

                                        6

primary application to play, record, download and manage their digital content.
Our inability to achieve or maintain widespread acceptance or distribution of our products would negatively impact our revenue.

          FAILURE TO DEVELOP CONSUMER RECOGNITION OF OUR PRODUCTS COULD LIMIT
THE DEMAND FOR THE ZVUE, RESULTING IN LESS THAN EXPECTED SALES.

          We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our ZVUE players.
We also believe that a strong brand, such as those offered by many competitors, offers an advantage to those competitors with better name recognition than ours.
Various well-recognized brands have introduced players, and our PMP products may be viewed as late to the portable media player market, a significant competitive disadvantage. Promoting our brand will depend largely on our marketing efforts and whether we are able to secure rights to desirable content. There is no guarantee that our marketing efforts will result in increased demand for our products or greater customer loyalty, and even if they do, that we will generate increased revenues or profitability due to requirements for enhanced marketing efforts and costs to attract and retain consumers.

          IF WE WERE TO LOSE THE SERVICES OF MEMBERS OF OUR SENIOR MANAGEMENT
TEAM, WE MAY NOT BE ABLE TO EXECUTE OUR BUSINESS STRATEGY.

          Our success depends in large part upon the continued service of key members of our senior management team, which includes Jeff Oscodar, our Chief
Executive Officer and President, Tim Keating, our Chief Operating Officer,
Garrett Cecchini, our Executive Vice President, Secretary and founder, Carl
Page, our Chief Technology Officer, Bill Bush, our Chief Financial Officer, Greg
Sutyak, our Executive Vice President, Finance and Operations, and Larry Gitlin,
our Vice President of Business Development. The loss of any of our senior management or key personnel could seriously harm our business and prospects. We intend to utilize a portion of the proceeds of this offering to secure key-man life insurance on certain of our executives.

          WE ANTICIPATE LOSSES FOR THE IMMEDIATE FUTURE AND MAY NOT ACHIEVE
PROFITABILITY, AND OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM HAS
EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

          We anticipate incurring losses in the immediate future and there can be no assurance that we will be able to achieve or sustain profitability or positive cash flow in the near term, or at all. Based on our history of losses, our independent registered public accounting firm has stated in their report accompanying their audit of our 2005 year-end financial statements that there is substantial doubt about our ability to continue as a going concern. As of
December 31, 2005, we had an accumulated deficit from continued losses of
$10,849,269. If consumers are slower to embrace our products than we

                                       7

expect and we are unable to obtain additional financing in the near future, we may not be able to continue operating our business.

          IF WE ARE NOT ABLE TO MANAGE OUR PRODUCT RETURN RATE AT ACCEPTABLE
LEVELS, THEN GROSS MARGIN WILL DECLINE.

          Our strategy of appealing to a mass market with low prices requires that our products be easy to use. We have experienced return rates that are higher than acceptable to us, and may exceed return rates experienced by competing brands, but which we believe are in line with acceptable levels of returns for our product category. We cannot guarantee that we will be successful in reducing our return rates, resulting in lower gross margins.

          MAJOR RETAILERS PURCHASING ELECTRONIC EQUIPMENT REQUIRE BUY-BACK
PROTECTIONS, WHICH COULD MATERIALLY IMPAIR OUR CASH FLOW.

          Major retailers such as Wal-Mart, Best Buy, Target, and Toys "R" Us may require manufacturers and distributors to provide them various inventory and price protections and incentives. Major retailers may require a variety of protections, including holdbacks on payment, reducing the price paid if the retailer cannot sell the product or the product requires discounting, or requiring the manufacturer to buy back unsold goods. If our products do not sell as well as we or retail distributors anticipate, such protections could lead to excess inventory and costs, and our becoming subject to significant holdback and repayment obligations, which may be arbitrary and difficult or impossible to contest without jeopardizing our relationship with a retailer. We may be unable to recover from our manufacturers any amounts that we will be required to pay or allow to our retailers. Accordingly, these obligations could significantly impair our cash flow, revenues and financial condition.

          SINCE OUR PRODUCTS ARE MANUFACTURED OVERSEAS, CHANGES IN POLITICAL OR
ECONOMIC CONDITIONS IN THOSE COUNTRIES COULD AFFECT OUR ABILITY TO MANUFACTURE
PRODUCTS IN COMPLIANCE WITH OUR DISTRIBUTION PARTNERS' SCHEDULES.

          Because our manufacturer's headquarters are in Taiwan and its factory is in China, our business is subject to risks associated with doing business internationally. Accordingly, our ability to distribute the product could be harmed by a variety of factors, including changes in foreign currency exchange rates, changes in the political or economic conditions in Taiwan, China or elsewhere, trade-protection measures, import or export licensing requirements, delays in shipping, potential labor activism, inclement weather, difficulty in managing foreign manufacturing operations and less effective protection of intellectual property.

          WE HAVE A LIMITED OPERATING HISTORY AND THEREFORE IT IS DIFFICULT TO
ACCURATELY MAKE PROJECTIONS AND FORECASTS.

          We are an early stage company. We are devoting substantial efforts to establishing a new business that has not yet generated significant revenues in a new industry. As a result, we have no reliable operating history upon which to base our projections and forecasts.

          WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH
WOULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO COMPETITIVELY MANUFACTURE AND
DISTRIBUTE OUR PRODUCTS ON A WORLD-WIDE BASIS.

          Our ability to compete depends upon internally developed technology and technology from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements, and protective contractual provisions. Despite these efforts,

                                        8

our applications for patents and trademarks relating to our business may not be granted and, if granted, may not provide us with any competitive advantages.
Additionally, another party may obtain a blocking patent and we would need to either obtain a license or design around the patent in order to continue to offer the contested feature or service in our products.

          Further, effective protection of intellectual property rights may be unavailable or limited in some foreign countries. Our inability to adequately protect our proprietary rights would have an adverse impact on our ability to competitively manufacture and distribute our products on a world-wide basis.

          WE MAY BE SUBJECT TO CLAIMS THAT WE HAVE INFRINGED THE PROPRIETARY
RIGHTS OF OTHERS, WHICH COULD REQUIRE US TO OBTAIN A LICENSE, INCREASING OUR
ROYALTY EXPENSES, OR TO CHANGE OUR PRODUCTS, RESULTING IN HIGHER DEVELOPMENT
EXPENSES.

          Although we do not believe that any of our activities infringe the proprietary rights of others, we may be subject to claims that our intellectual property is invalid, or claims for indemnification resulting from infringement of intellectual property owned by others. Regardless of the merit of such claims or if such claims are valid or can be successfully asserted, or defended, such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. If any claims or actions are asserted against us, we may seek to obtain a license to the intellectual property rights that are in dispute. Such a license may be unavailable on reasonable terms, or at all, which could force us to pay higher royalties or change our products or activities, which could result in higher development expenses.

          OUR ANTICIPATED GROWTH COULD STRAIN OUR RESOURCES.

          We expect to grow at a rate that will place a significant strain on our managerial, operational and financial resources. To manage this growth, we will have to develop and install operational and financial systems, as well as hire, train and manage new employees, in addition to independent consultants. We may not be able to locate and hire the individuals we will need as our business grows.

          OUR MOBILE PRODUCT PLANS MAY NOT BE REALIZED AND WE MAY NOT BE
SUCCESSFUL IF CONSUMERS DO NOT USE MOBILE DEVICES TO ACCESS VIDEO DIGITAL MEDIA
IN ADDITION TO AUDIO.

          In order for our investment in the development of mobile video products to be successful, consumers need to adopt and use mobile devices for consumption of digital video media. Available video devices are not widely known or available at reasonable prices so consumers have not yet widely adopted products for video as they have for audio. If adoption does not significantly increase, our revenues would not increase to the levels we desire.

          WE RELY ON THIRD-PARTY CONTENT PROVIDERS, WHO MAY NOT PROVIDE THEIR
CONTENT TO US ON ADVANTAGEOUS TERMS OR AT ALL, WHICH WOULD AFFECT THE QUALITY OF
OUR CONTENT OFFERING.

          We contract with third parties to obtain content for distribution to our customers. We pay royalties/fees to obtain the necessary rights to lawfully offer these materials to our customers. Royalty rates associated with content are not standardized or predictable. Our licensing arrangements are generally non-exclusive and short-term and do not guarantee renewals. Some parties in the content industry have consolidated and formed alliances, which could limit the availability of, and increase the costs associated with acquiring rights to content. Further, some content providers currently, or in the future may, offer music and video products and services that would compete with our music and video products and services, and could take action to make it more difficult or impossible for us to license or distribute

                                        9

content, such as imposing harsh usage rules restricting copying or other uses by our customers. If we are unable to offer a wide variety of content at reasonable rates, our revenues would be diminished.

          IF WE ARE UNABLE TO CONTINUALLY LICENSE COMPELLING DIGITAL CONTENT ON
COMMERCIALLY REASONABLE TERMS, THEN OUR GROSS MARGINS WOULD BE NEGATIVELY
IMPACTED.

          We must continue to obtain fresh compelling digital media content for our video and music services in order to develop and increase revenue and overall customer satisfaction for our products and services. In some cases, we have paid and will continue to pay substantial fees in order to obtain premium content. We have limited experience determining what content will be successful with current and prospective customers. In addition, some of our content licensing agreements may have high fixed costs, and in the event that we do not renew these agreements these fixed costs may be lost. If we cannot obtain premium content on commercially reasonable terms, or at all, our gross margins would be negatively impacted.

          DEVELOPMENT DELAYS OR COST OVERRUNS MAY NEGATIVELY AFFECT THE
PROFITABILITY OF OUR PRODUCTS.

          We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Also, our products may contain undetected errors, including security errors, that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance, and lead to disputes or litigation.

          IF OUR PRODUCTS ARE NOT ABLE TO SUPPORT POPULAR DIGITAL MEDIA FORMATS,
OUR SALES WILL BE SUBSTANTIALLY IMPAIRED.

          The success of our products and services depends upon our
interoperability and support for a variety of media formats and, to a lesser extent relating to our future plans, wireless formats. Technical formats and consumer preferences may change over time, and we may be unable to adequately address these changes or have proficiency with new and evolving formats. We may not be able to license technologies, like "codecs" -- compression/decompression
-- or DRM -- digital rights management -- technology, that are introduced, which would harm consumer and developer acceptance of our products and services.

          CHANGES IN NETWORK INFRASTRUCTURE, TRANSMISSION METHODS AND PROTOCOLS,
AND BROADBAND TECHNOLOGIES COULD NEGATIVELY IMPACT OUR REVENUES.

          Our products and services depend upon the means by which users access content over the Internet and will, to an increasing degree in the future, rely on wireless networks. If popular technologies, transmission methods and protocols change use of our technologies and products could decrease, and our operating results could be negatively impacted.

          Development of new technologies, products and services for transmission infrastructure could increase our vulnerability to competitors by enabling the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources, and established relationships with media providers. Our current competitors may also develop relationships with, or ownership interests in, companies that have significant access to or control over the broadband transmission infrastructure or content that could provide them with a significant competitive advantage.

                                       10

          STANDARDS FOR NON-PC WIRELESS DEVICES HAVE NOT BEEN ESTABLISHED AND
COULD DIMINISH OUR SALES IF OUR PRODUCTS AND TECHNOLOGIES ARE NOT COMPATIBLE
WITH THE NEW STANDARDS.

          We do not believe that complete standards have emerged with respect to non-PC wireless and cable-based systems. If we do not successfully make our products and technologies compatible with emerging standards, we may miss market opportunities and our financial performance will suffer. If other companies'
products and services, including industry-standard technologies or other new standards, emerge or become dominant in any of these areas, or differing standards emerge in global markets, demand for our technology and products could be reduced or they could become obsolete.

          OUR OPERATING RESULTS WILL SUFFER IF OUR SYSTEMS OR NETWORKS FAIL,
BECOME UNAVAILABLE OR PERFORM POORLY SO THAT CURRENT OR POTENTIAL USERS DO NOT
HAVE ADEQUATE ACCESS TO OUR PRODUCTS, SERVICES AND WEBSITES.

          Our ability to provide our products and services to our customers and operate our business depends, in part, on the continued operation of our systems and networks and those of third parties. A significant or repeated reduction in the performance, reliability or availability of these information systems and network infrastructure could harm our ability to conduct our business, our reputation and our ability to attract and retain users and content providers.

          Problems with these systems and networks could result from our failure to adequately maintain and enhance these systems and networks, natural disasters, power failures, intentional actions to disrupt our systems, and networks and many other man-made and natural causes. The vulnerability of our computer and communications infrastructure is enhanced because it is located in
San Francisco, California, an area that is at heightened risk of earthquakes and fires. We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. We intend to utilize a portion of the proceeds of this offering to promote fully-redundant systems and enhance our business interruption insurance from the present levels.

          OUR NETWORK IS SUBJECT TO SECURITY RISKS THAT COULD HARM OUR
REPUTATION AND EXPOSE US TO LITIGATION OR LIABILITY.

          Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any events that compromise our ability to transmit and store information and data securely, and any costs associated with preventing or eliminating such problems, could hurt our ability to distribute products and content and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. A successful attack or breach of security against us (or against a well-known third party) could hurt consumer demand and expose us to consumer class action lawsuits.

          WE MAY BE FORCED TO LITIGATE TO DEFEND OUR INTELLECTUAL PROPERTY
RIGHTS OR TO DEFEND AGAINST CLAIMS BY THIRD PARTIES AGAINST US RELATING TO
INTELLECTUAL PROPERTY, WHICH COULD BE VERY COSTLY AND DISTRACTING TO MANAGEMENT.

          Disputes regarding the ownership of technologies and rights associated with media, digital distribution and online businesses are common and likely to increase in the future. We may be forced to litigate to enforce or defend our intellectual property rights or manner of doing business, to protect our trade secrets or to determine the validity and scope of other parties' proprietary rights. Any such litigation

                                       11

could be very costly and distracting to management, even if such claims are not meritorious. The existence and/or outcome of any such litigation is unpredictable and could significantly increase our expenses.

          WE MAY BE SUBJECT TO LEGAL LIABILITY FOR THE PROVISION OF THIRD-PARTY
PRODUCTS, SERVICES OR CONTENT, RESULTING IN DAMAGES OR PENALTIES.

          Our arrangements to offer third-party products, services, content or advertising could subject us to claims by virtue of our involvement in providing access to that information. Our agreements may not adequately protect us from potential liabilities. It is also possible that if information provided directly by us contains errors or is illegal, or is otherwise negligently provided to users, we could be subject to claims (or prosecution). Investigating and defending these claims would be expensive, even if the claims are unfounded. If any of these claims results in liability, we could be required to pay damages or other penalties.

                         RISKS RELATING TO OUR INDUSTRY

          WE MAY BE SUBJECT TO RISK AND LEGAL LIABILITY IN CONNECTION WITH DATA
COLLECTION CAPABILITIES OF OUR PRODUCTS AND SERVICES, RESULTING IN DAMAGES OR
PENALTIES.

          Products that are interactive require communication between a client and server. To provide better consumer experiences and operate effectively, such products send information, including private data, to servers and also require that a user provide information. Companies impacted by interactive data collection and transmission over the Internet, such as us, establish and maintain a privacy policy concerning collection, use and disclosure of user data. Online privacy is an area of developing law and regulation. Failure to comply with posted privacy policy and existing or new legislation or rules concerning privacy could impact the market for our products and services, hurt our reputation with consumers, subject us to litigation, and may also lead to strict regulation of such activities.

          INTERPRETATION OF EXISTING LAWS THAT DID NOT ORIGINALLY CONTEMPLATE
THE INTERNET COULD HARM OUR BUSINESS AND OPERATING RESULTS.

          The application of existing laws governing issues such as property ownership, copyright and other intellectual property issues to the Internet is not clear. Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies. In many cases, the relationship of these laws to the Internet has not yet been interpreted. New laws, regulations, and interpretations of existing laws may increase our costs or require us to change business practices.

                       RISKS RELATING TO OUR COMMON STOCK

          FUTURE SALES OF OUR COMMON STOCK MAY CAUSE THE PRICE OF OUR COMMON
STOCK TO DECLINE.

          Sales of a substantial number of shares of our common stock or the availability of a substantial number of such shares for sale could result in a decline of prevailing market price of our common stock.

          On April 26, 2006, as subsequently amended, we filed a registration statement on Form SB-2 with respect to an underwritten public offering of up to
1,500,000 Units consisting of one share of our common stock and a warrant to purchase one additional share of our common stock, not including the underwriters' over-allotment option. Upon completion of the underwritten offering we will have outstanding 16,600,204 shares of common stock. All of our directors and officers, and several of our consultants, will execute lock-up agreements with the underwriters of such offering agreeing not to sell,

                                       12

transfer or otherwise dispose of any of our securities they own for a period of twelve months and 180 days from the date of the final prospectus relating to the secondary offering, respectively. The lock-up agreements are subject to customary exceptions and may be waived by the underwriters.

          Sales in the public market of a substantial number of any of the securities mentioned in this paragraph could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that we deem necessary or appropriate.

          WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY
DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF
OUR COMMON STOCK.

          We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

                       RISKS RELATING TO OUR ORGANIZATION

          OUR DIRECTORS, EXECUTIVE OFFICERS AND ENTITIES AFFILIATED WITH THEM
BENEFICIALLY OWN A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK, WHICH GIVES
THEM SIGNIFICANT CONTROL OVER SOME MAJOR DECISIONS ON WHICH OUR STOCKHOLDERS MAY
VOTE AND MAY DISCOURAGE AN ACQUISITION OF US.

          Our executive officers, directors and affiliated persons beneficially own, in the aggregate, approximately 34.9% of our outstanding common stock.
This figure does not reflect the increased percentages that the officers and directors may have in the event that they exercise options that may be granted to them under our employee incentive plans or if they otherwise acquire additional shares of our common stock. The interests of our current officers and directors may differ from the interests of other stockholders. These current officers, directors and affiliated persons will have significant influence over all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

          o    elect or defeat the election of our directors;

          o    amend or prevent amendment of our certificate of incorporation or bylaws;

          o    effect or prevent a merger, sale of assets or other corporate transaction; and

          o    control the outcome of any other matter submitted for stockholder vote.

          Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

          DELAWARE LAW AND OUR CHARTER DOCUMENTS CONTAIN PROVISIONS THAT COULD
DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER, EVEN IF SUCH A TRANSACTION WOULD BE
BENEFICIAL TO OUR STOCKHOLDERS.

          We are a Delaware corporation. Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors.

                                       13

          WE ARE SUBJECT TO THE REPORTING REQUIREMENTS OF THE FEDERAL SECURITIES
LAWS, WHICH IMPOSE ADDITIONAL BURDENS ON US.

          We are a public reporting company and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934, which we refer to as the "Exchange Act," and other federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to shareholders will cause our expenses to increase over those that were experienced prior to our acquisition of the business we had previously conducted as a privately-owned company prior to February 2006.

          It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the
Sarbanes-Oxley Act. Some members of our management have limited or no experience operating a company whose securities are traded or listed on an exchange, nor with SEC rules and requirements, including SEC reporting practices and requirements that are applicable to a publicly-traded company. We may need to recruit, hire, train and retain additional financial reporting, internal controls and other personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by the Sarbanes-Oxley
Act.

          WHEN WE ACCOUNT FOR EMPLOYEE STOCK OPTIONS USING THE FAIR VALUE
METHOD, IT COULD SIGNIFICANTLY INCREASE OUR GENERAL AND ADMINISTRATIVE EXPENSES.

          In December 2004, the FASB issued SFAS 123 (revised 2004),
"Share-Based Payment" (SFAS 123R), which requires a company to recognize, as an expense, the fair value of stock options and other stock-based compensation beginning in the quarter ending September 30, 2005. In April 2005, the SEC issued "Amendment to Rule 4-01(a) of Regulation S-X Regarding the Compliance
Date for Statement of Financial Accounting Standards No. 123 (Revised 2004),
Share Based Payment", which amends the compliance date with regard to SFAS 123R to annual periods beginning on or after June 15, 2005. We will be required to record an expense for our stock-based compensation plans using the fair value method as described in SFAS 123R, which will result in significant and ongoing accounting charges. Stock options are a key part of the compensation packages that we offer our employees. If we are forced to curtail our broad-based option program due to these additional charges, it may become more difficult for us to attract and retain employees.

                           FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements (as defined in
Section 27A of the Securities Act of 1933, which we refer to as the "Securities
Act," and Section 21E of the Exchange Act). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may,"
"anticipates," believes," "should," "intends," "estimates" and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.
These risks and uncertainties include, without limitation: our dependence on contract manufacturing of our products; our reliance on a single major mass-market retailer; our ability to develop and market successfully and in a timely manner new products and services; our ability to predict market demand for, and gain market acceptance of, our products and services; the impact of competitive products and services and of alternative technological advances; our ability to raise additional capital to finance our activities; our limited and unprofitable operating history;

                                       14

our ability to operate as a public company; our ability to reduce product return rates; the effect of inventory and price protections required by major retailers; the availability and affordability of digital media content; our ability to protect our proprietary information and to avoid infringement of others' proprietary rights; our ability to attract and retain qualified senior management and research and development personnel; the reliability and security of our information systems and networks; general economic and business conditions; and other factors described from time to time in our filings with the SEC.

          Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this prospectus. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.
We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the resale of shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of warrants. Of the 132,500 shares underlying warrants that are covered by this prospectus, 116,250 shares have an exercise price of $2.00 per share and 16,250 shares have an exercise price of $4.00 per share. Any proceeds we receive from the exercise of these warrants will be used for working capital and general corporate purposes.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          Our common stock has been quoted on the OTC Bulletin Board since March
6, 2006 under the symbol HNDH.OB. Prior to that date, there was no active market for our common stock. The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin
Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                           High    Low
                                          -----   ----
Fiscal Year 2006
   First Quarter (from March 6, 2006)     $6.85   $4.85
   Second Quarter                         $6.05   $3.10
   Third Quarter (through August 2, 2006) $4.75   $3.9

          The last reported sales price of our common stock on the OTC Bulletin
Board on August 2, 2006, was $4.30 per share. As of August 2, 2006, we had approximately 250 holders of record of our common stock.

          Our stockholders have approved a proposal giving our board of directors the right to initiate up to a 1-for-1.45 reverse stock split, in order to comply with the listing requirements of NASDAQ. Any such stock split may increase our stock price. In addition, any such stock split would reduce the number of shares of common stock outstanding and may effect the liquidity of our common stock.

                                 DIVIDEND POLICY

          We have not declared or paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Dividends may be paid on our common stock only if and when declared by our board of directors.

                                       15

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

          The following discussion should be read together with the information contained in the consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

          Handheld Entertainment, Inc. ("we", "us", "our", or "the Company") is
a Delaware corporation (was a California corporation before its recapitalization in February 2006 -- see Note 18 to the attached financial statements) that, together with its predecessor, was organized in February 3, 2003. We design, develop and market portable media players (PMP) and deliver digital content through our website, www.zvue.com.

          We offer consumers easy to use mobile devices at a compelling value, as well as access to a large and growing library of digital audio and video content. Our players have been designed to be compatible with virtually every content format. Our portable media players are sold in more than 2,000 Wal-Mart stores in the United States and through retail websites, including Amazon.com.
Our strategy is to capitalize on the synergy between portable digital entertainment products and related digital content.

          We are focused on two large and growing synergistic multi-billion dollar markets -- portable digital media devices and distributed digital content. We believe there is an increasing demand for 'on the go' entertainment as evidenced by trends such as increased broadband penetration into the home and the proliferation of wi-fi "hot spots." These factors have increased consumers'
expectations for access to digital content across many different platforms.
Digital video recorders, such as TIVO, have freed consumers to view media "when they want." We believe that location shifting technologies used for transferring digital content between devices have enabled consumers to view media "where they want." Content distribution is also undergoing dynamic change as both new and classic music videos, television shows and films are made available for downloading to portable devices. We believe that devices need to provide content, that content providers require devices, and that consumers want a complete solution. We believe we offer that complete solution.

          We believe we are well positioned to take advantage of the projected growth in both PMP and digital content markets. Our strategy consists of the following elements:

          o    a family of products, mass marketed at a compelling value

          o    easy to use -- out of the box experience

          o    diverse and continually relevant online content service

          o    device and content flexibility

          By providing consumers a solution that includes devices as well as content, our goal is to create a powerful platform that will encourage consumers to adopt our devices and access our content distinguishing us from the competition.

          On February 10, 2006, we sold an aggregate of 70 units, each consisting of 25,000 shares of our common stock, to accredited investors in a private placement and received gross proceeds of $3,500,000 before payment of expenses. On February 22, 2006, we sold an additional 82.1 units to accredited investors and received gross proceeds of $4,105,000 before payment of expenses and commissions, and terminated the private placement having realized total gross proceeds of $7,605,000. In connection with that closing, we issued to a placement agent (1) three-year warrants to purchase 16,250 shares of our

                                       16

common stock (representing 5% of the shares sold by it in the private placement)
at an exercise price of $2.00 per share and (2) additional three-year warrants to purchase 16,250 shares of our common stock (representing 5% of the shares sold by it in the private placement) at an exercise price of $4.00 per share.

          On February 10, 2006, the Company (formerly known as VIKA Corp.)
entered into a merger with Handheld Entertainment, Inc., a privately-held
California corporation, known herein as HHE-Private. Upon closing of the merger transaction, HHE-Private became a wholly-owned subsidiary of the Company.
Following the merger, the Company changed its name to Handheld Entertainment,
Inc.

          Each share of HHE-Private common and preferred stock issued and outstanding immediately prior to the closing of the merger was converted into the right to receive one share of the Company's common stock. The total outstanding common shares of 3,396,771 and preferred shares of 1,887,183 of
HHE-Private were converted into the same numbers of shares of the Company's common stock. The remaining original outstanding common shares of the Company totaled 2,350,000. Accordingly, the shareholders of HHE-Private obtained
5,283,954 common shares of a total 7,633,954 of the Company's common shares outstanding immediately following the closing of the merger, resulting in an approximate 69% controlling voting interest in the consolidated entity.
Immediately after the closing, another 2,491,673 common shares were issued to
Carl Page, an officer and director of the Company (who had been an officer and director of HHE-Private) upon conversion of his convertible notes, increasing the controlling interest in the Company of the HHE-Private shareholders and noteholders to approximately 77% prior to the private placement described above.
In addition, the Board of Directors and officers of the Company were changed to the existing directors and officers of HHE-Private. Upon the closing of the merger, each outstanding option or warrant to acquire HHE-Private's capital stock was assumed by the Company and thereafter may be exercisable for shares of the Company's common stock.

          Due to the change in control of the Company, the transaction was accounted for as an acquisition of the Company by HHE-Private and a recapitalization of HHE-Private.

          Accordingly, the consolidated financial statements of the Company just subsequent to the recapitalization consists of the balance sheets of both companies at historical cost, the historical operations of HHE-Private, and the operations of both companies from the recapitalization date of February 10,
2006. At the time of the merger, the Company had no liabilities and therefore none were assumed by HHE-Private.

          As a result of the recapitalization which occurred in February 2006, there was no retroactive effect on share and per share data for periods presented in the accompanying financial statements.

INDUSTRY TRENDS AND OUR COMPETITION

          We operate in two very competitive markets: the design and development of portable media players and the distribution of content which plays on them.
Our market includes portable video players, portable stereos, game players, MP3 and CD players and, to a limited degree, personal digital assistants (PDAs) and wireless phones. The content delivery business also is very competitive.
Consumers have many devices to choose from and many content providers to choose from, such as Apple, Napster, Musicmatch, RealAudio, and Wal-Mart, and we must compete with these devices and services in order to sell our ZVUE PMPs and generate revenues from content, including video content.

          Several companies, including Apple Computer, Microsoft, Nintendo,
Nokia, Sony, Samsung, Toshiba and Creative Labs, have released, or announced that they are developing, handheld devices featuring digital video playback similar to that offered by us and planned in the future. To the extent that those players

                                       17

become more popular with consumers than our ZVUE family of players, our ability to widen our distribution and increase our revenues will be diminished.

          We also face competition from traditional media outlets such as television (including cable and satellite), radio (terrestrial and satellite),
CDs, DVDs, videocassettes and others, and may in the future face competition from new or as yet unknown sources, such as broadband telephone providers.
Emerging Internet media sources and established companies entering into the
Internet media content market include Time Warner's AOL subsidiary, Microsoft,
Apple, Google, Yahoo! and broadband Internet service providers who can be expected to be significant competitors. We expect this competition to become more intense as the market and business models for Internet video content mature and more competitors enter these new markets. Competing services may be able to obtain better or more favorable access to compelling video content than we can and may develop better offerings than us and may be able to leverage other assets to promote their offerings successfully.

          Most of our competitors or potential competitors, in both devices and content, have significantly greater financial, technical and marketing resources than we do. They may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to developing, promoting and selling their products and services than we can.

          In an attempt to offset these competitive and structural issues, we are executing our strategy of delivering to consumers both players and content with an open platform, a combination which few of our competitors, including
Apple, currently offer. We believe that this combination of goods and services will complement each other and drive the adoption of each to higher levels than it would otherwise achieve as a stand-alone offering.

          We believe that we offer the only sub $100 player which utilizes the
Microsoft Digital Rights Management (DRM) system which we believe gives us the ability to reach mass market consumers. We believe that pricing is a critical part of the purchasing decision, which was affirmed in the August 2005 User
Survey by In-Stat that listed price as one of the key components of the buying decision. We expect future models of the ZVUE family to continue to be equally price competitive as compared to the market.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

          Those material accounting policies that we believe are the most critical to an investor's understanding of our financial results and condition are discussed below. Five of these policies, discussed immediately below, are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

          INVENTORIES

          Inventories, consisting primarily of finished goods and components, are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-salable inventories, and records necessary provisions to reduce such inventories to net realizable value. We recognize all inventory reserves as a component of product costs of goods sold.

                                       18

          SOFTWARE DEVELOPMENT COSTS

          Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statement of Financial Accounting Standards SFAS No. 86,
"Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise
Marketed" for software that is embedded in our products. We cease capitalizing computer software costs when the product is available for general release to customers. Costs associated with acquired completed software are capitalized.

          We amortize capitalized software development costs on a
product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or (b) 18, 36, or 60 months, depending on the product. We evaluate the net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value.

          IMPAIRMENT OF LONG-LIVED ASSETS

          The Company evaluates its long-lived assets and intangible assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

          REVENUE RECOGNITION

          Revenue is recognized when persuasive evidence of an arrangement exists (generally a purchase order), product has been shipped, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured. Our revenue is primarily derived from sales of PMP's to retailers. We record the associated revenue at the time of the sale net of estimated returns.
We also sell our products directly to end-users via the Internet and we record revenue when the product is shipped, net of estimated returns.

          The Company follows the guidance of Emerging Issues Task Force (EITF)
Issue 01-9 "Accounting for Consideration Given by a Vendor to a Customer" and
(EITF) Issue 02-16 "Accounting By a Customer (Including a Reseller) for Certain
Considerations Received from Vendors." Accordingly, any incentives received from vendors are recognized as a reduction of the cost of products. Promotional products given to customers or potential customers are recognized as a cost of sales. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

          RESERVE FOR SALES RETURNS

          Our return policy generally allows our end users and retailers to return purchased products for refund or in exchange for new products within 90 days of end user purchase. We estimate a reserve for sales returns and record that reserve amount as a reduction of sales and as a sales return reserve liability.

                                       19

          RESULTS OF OPERATIONS

          All references in this section to the "Company," "we," "our" and "us"
refer to Handheld Entertainment, Inc.

          THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION
CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN
THIS PROSPECTUS.

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO MARCH 31, 2005

          The following table sets forth our results of operations for the three months ended March 31, 2006 and 2005 in absolute dollars and as a percentage of sales. It also details the changes from the prior fiscal year in absolute dollars and in percentages.

                                                     Three months ended March 31, (unaudited)
                                    -------------------------------------------------------------------------
                                             2006                     2005          Change from previous year
                                    ----------------------   --------------------   -------------------------
                                                    As %                    As %       $ Increase/
                                          $       of sales       $       of sales       (Decrease)     %
                                    -----------   --------   ---------   --------      -----------   -----

Sales............................   $   584,234      100%    $  46,223      100%       $   538,011    1164%
Cost of goods sold...............       600,704      103%       43,383       94%           557,321    1285%
                                    -----------     ----     ---------    -----        -----------   -----
GROSS MARGIN.....................       (16,470)      -3%        2,840        6%           (19,310)   -680%
   Operating expenses
      Sales & marketing..........       701,940      120%       74,041      160%           627,899     848%
      General & administrative...     1,698,112      291%      419,832      908%         1,278,280     304%
      Research & development.....       354,425       61%      170,710      369%           183,715     108%
                                    -----------     ----     ---------    -----        -----------   -----
      TOTAL OPERATING EXPENSES...     2,754,477      471%      664,583     1438%         2,089,894     315%
                                    -----------     ----     ---------    -----        -----------   -----
LOSS FROM OPERATIONS.............    (2,770,947)    -474%     (661,743)   -1432%        (2,109,204)   -319%
   Other income / (expenses)
      Interest income............        24,086        4%           --        0%            24,086     100%
      Interest expense...........       (70,479)     -12%      (16,328)     -35%           (54,151)    332%
Loss on conversion of debt.......    (1,093,684)    -187%           --        0%        (1,093,684)    100%
                                    -----------     ----     ---------    -----        -----------   -----
TOTAL OTHER INCOME / (LOSS)......    (1,140,077)    -195%      (16,328)     -35%        (1,123,749)  -6682%
                                    -----------     ----     ---------    -----        -----------   -----
NET LOSS.........................   $(3,911,024)    -669%    $(678,071)   -1467%       $(3,232,953)   -477%
                                    ===========     ====     =========    =====        ===========   =====

                                       20

          SALES

          Sales were approximately $584,000 during the three months ended March
31, 2006 as compared to approximately $46,000 during the three months ended
March 31, 2005, an increase of approximately $538,000 or 1,164%. The increase is primarily due to the expansion of our distribution of our ZVUE product to nearly
1,800 Wal-Mart stores. Prior to that distribution contract, our product had primarily been purchased by customers over the Internet and through smaller retail outlets.

          At March 31, 2006, Wal-Mart accounted for approximately 96% of the gross accounts receivable and represented approximately 97% of our revenues for the three months ended March 31, 2006. At March 31, 2005, Wal-Mart accounted for approximately 12% of the gross accounts receivable and represented approximately
20% of our revenues for the three months ended March 31, 2005. As a result, for the periods being reported, we were materially dependent upon this customer for our revenues. Due to the nature of our business and the relative size of the contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, especially Wal-Mart, would have a material adverse effect on our results.

          All of our sales to Wal-Mart during 2006 and 2005 were of our ZVUE 200 model, which was our sole product sold. There can be no assurance that Wal-Mart will accept our additional models if, and when, our shipments of future models commence, or that if ordered, such products will be accepted by Wal-Mart as successfully as our ZVUE 200. The failure of these events to occur would significantly impact our future sales.

          Approximately 97% and 98% of our sales for the three months ended
March 31, 2006 and 2005, respectively, were to customers in the United States of
America; the remaining percentage were principally to customers in Europe.

          COST OF GOODS SOLD AND GROSS MARGIN

          Cost of goods sold were approximately $601,000 during the three months ended March 31, 2006 as compared to approximately $43,000 during the three months ended March 31, 2005, an increase of approximately $558,000 or 1,285%.
The increase in cost of goods sold during the three months ended March 31, 2006 as compared to the prior year is primarily the result of the expansion of our distribution for the ZVUE product. We purchase our products from Eastech
Electronics (Taiwan) Inc., a contract manufacturer located in Taiwan that is the sole manufacturer of our ZVUE product. Purchases during the three months ended
March 31, 2006 and 2005 from Eastech were approximately $488,000 and $186,000, respectively.

          We are dependent on a continuing relationship with Eastech, the sole manufacturer of our PMP's which is subject to a manufacturing agreement which expires in January 2007. Eastech manufactures our PMPs based on purchase orders that we submit. Eastech has been providing us payment terms that permit us to pay for products once our customers have paid us. This arrangement greatly reduces our cash needs. However, these terms are expected to change and that may require us to begin to make advance payments for our purchases of inventory and components. Our present relationship gives us both the production capacity and buying power of a much larger company. We do not have alternative financing available and do not maintain a revolving line of credit for purchases.

          Our relationship with Eastech may not continue into the future, and unforeseen events may result in our relationship ending or changing. An adverse change to this relationship would have a material adverse impact on our business and results of operations by, among other things, increasing our costs. The

                                       21

inability or unwillingness of Eastech to manufacture our products on a purchase order basis would expose us to additional costs.

          Gross margin is negative in the three months ended March 31, 2006 as a result of expenses related to the introduction of the product into retail distribution, the subsequent expansion of the product's distribution and the effect of higher component costs associated with low volume production. We expect that the basic product will continue to have low gross margins in the future although we expect to offset those margins with the introduction of new products and services which will be sold to customers of the media player, as well as other revenue streams which will utilize the ZVUE product as a platform to distribute content under subscription or single use contracts.

          SALES AND MARKETING EXPENSES

          Sales and marketing expenses were approximately $702,000 during the three months ended March 31, 2006 as compared to approximately $74,000 during the three months ended March 31, 2005, an increase of approximately $628,000 or
848%. Sales and marketing expenses consist primarily of salaries and benefits of sales and marketing personnel, commissions, advertising, printing and customer acquisition related costs. The increase in these expenses is directly related to sustaining marketing for the currently shipping version of the ZVUE product
(Model 200) and market introduction costs for the upcoming versions of the ZVUE product (Models 400 and 500). We expect to continue to increase marketing and development efforts in the future, including as new versions of the ZVUE are introduced, and as a result expect this class of expenses to continue to increase.

          GENERAL AND ADMINISTRATIVE EXPENSES

          General and administrative expenses were approximately $1,698,000 during the three months ended March 31, 2006 as compared to approximately
$420,000 during the three months ended March 31, 2005, an increase of approximately $1,278,000 or 304%. Our general and administrative expenses consist primarily of salaries and benefits for employees, amortization and depreciation expenses, fees to our professional advisors, non-cash stock based expenses, rent and other general operating costs. Our general and administrative expenses also include amortization expense related to the issuance of stock options to employees and contractors, which was approximately $774,000 and
$109,000 in the three months ended March 31, 2006 and 2005, respectively. In
February 2006, our Board of Directors accelerated the vesting of all outstanding options as of December 31, 2005. As a result of the decision by the Board, approximately 1.2 million options became vested as of December 31, 2005 and the
Company recognized all of the remaining intrinsic value in the underlying options. The expense in 2006 is primarily related to the issuance of common stock to employees and other service providers.

          Based on our eventual implementation of Sarbanes-Oxley Section 404, as well as expected increases in our number of employees and consultants and related costs due to the increase in our business, our general and administrative costs are likely to increase significantly in future reporting periods.

          RESEARCH AND DEVELOPMENT EXPENSES

          Research and development expenses were approximately $354,000 during the three months ended March 31, 2006 as compared to approximately $171,000 during the three months ended March 31, 2005, an increase of approximately
$184,000 or 108%. Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors. The increase in research and development expenses is primarily as a result of the development work on the newest versions of the ZVUE product. Also, as a result of our product focus, we

                                       22

engaged additional third party consultants and made other investments to enhance our product offerings. These actions also accounted for the increase in research and development expenses for the three months ended March 31, 2006 as compared to the previous period.

          We continue to closely monitor development expenses to ensure that we have maximum leverage while maintaining our ability to continually develop new cutting edge products. We expect to continue to have a steady investment in research and development. This is a reflection on our commitment to improving our existing core products and developing new products, features and functionalities. Our management believes that product innovation and new technology integration is essential to proactively respond to the ever-evolving customer demands and to remain competitive in our segment of the industry.

          INTEREST INCOME

          Interest income of approximately $24,000 relates to deposits in our depository accounts as a result of funds generated by the private placement concluded in February 2006. We did not record any interest income during 2005.

          INTEREST EXPENSE

          Interest expense of approximately $70,000 and $16,000 for the three months ended March 31, 2006 and 2005, respectively, was directly related to the interest payable on notes and other borrowings which we have entered into to fund our operations.

                                       23

FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO DECEMBER 31, 2004

          The following table sets forth our results of operations for the years ended December 31, 2005 and 2004 in absolute dollars and as a percentage of sales. It also details the changes from the prior fiscal year in absolute dollars and in percentages.

                                                               Year ended December 31,
                                           --------------------------------------------------------------
                                                                                           Change from
                                                   2005                  2004             previous year
                                           -------------------   -------------------   ------------------
                                                          As %                  As %
                                                           of                    of    $ Increase/
                                                $        sales        $        sales    (Decrease)     %
                                           -----------   -----   -----------   -----   -----------   ----

Sales ..................................   $ 1,955,181    100%   $   550,811    100%   $ 1,404,370    255%
Cost of goods sold .....................     1,973,556    101%       607,400    110%     1,366,156    225%
                                           -----------   ----    -----------   ----    -----------   ----
   GROSS MARGIN ........................       (18,375)    -1%       (56,589)   -10%        38,214     68%
Operating expenses
   Bad debt expense ....................        19,407      1%        43,735      8%       (24,328)   -56%
   Sales & marketing ...................       788,713     40%       562,779    102%       225,934     40%
   General & administrative ............     3,466,506    177%     2,275,206    413%     1,191,300     52%
   Research & development ..............       992,821     51%       396,236     72%       596,585    151%
                                           -----------   ----    -----------   ----    -----------   ----
      TOTAL OPERATING EXPENSES .........     5,267,447    269%     3,277,956    595%     1,989,491     61%
      LOSS FROM OPERATIONS .............    (5,285,822)  -270%    (3,334,545)  -605%    (1,951,277)   -59%
                                           -----------   ----    -----------   ----    -----------   ----
Other income/(expenses)
   Interest income .....................            --      0%         6,897      1%        (6,897)  -100%
   Interest expense ....................      (141,738)    -7%       (67,283)   -12%       (74,455)  -111%
                                           -----------   ----    -----------   ----    -----------   ----
      TOTAL OTHER INCOME/(EXPENSES) ....      (141,738)    -7%       (60,386)   -11%       (81,352)  -135%
                                           -----------   -----   -----------   ----    -----------   ----
NET LOSS ...............................   $(5,427,560)  -278%   $(3,394,931)  -616%   $(2,032,629)   -60%
                                           ===========   ====    ===========   ====    ===========   ====

          SALES

          Sales were approximately $1,955,000 during the year ended December 31,
2005 as compared to approximately $551,000 during the year ended December 31,
2004, an increase of approximately $1,404,000 or 255%. The increase is primarily due to the expansion of our distribution of our ZVUE product to approximately
1,800 Wal-Mart stores. Prior to that distribution contract, our product had primarily been purchased by customers over the Internet and through smaller retail outlets.

          At December 31, 2005, this large retailer accounted for approximately
98% of the gross accounts receivable and represented approximately 94% of our revenues for the year ended December 31, 2005. Discovery Stores accounted for approximately 48% of our revenues during the comparable period ended December
31, 2004. After the introduction of the Model 200 ZVUE into Wal-Mart in February
2005, our relationship with the Discovery Stores ended and was replaced by our distribution agreement with Wal-Mart. As a result, for the periods being reported, we were materially dependent upon these customers for our revenues.
Due to the nature of our business and the relative size of the contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, especially the above customers, would have a material adverse effect on our results.

                                       24

          All of our sales to this large retailer during 2005 were of our ZVUE
200 model, which was our sole product sold in 2005. There can be no assurance that this large retailer will accept our additional models if, and when, our shipments of future models commence, or that if ordered, such products will be accepted by this retailer as successfully as our ZVUE 200. The failure of these events to occur would significantly impact our future sales.

          Approximately 97% and 98% of our sales for the years ended December
31, 2005 and 2004, respectively, were to customers in the United States of
America; the remaining percentage were principally to customers in Europe.

          COST OF GOODS SOLD AND GROSS MARGIN

          Cost of goods sold were approximately $1,974,000 during the year ended
December 31, 2005 as compared to approximately $607,000 during the year ended
December 31, 2004, an increase of approximately $1,366,000 or 225%. The increase in cost of goods sold during the year ended December 31, 2005 as compared to the prior year is primarily the result of the expansion of our distribution for the
ZVUE product. We purchase our products from Eastech Electronics (Taiwan) Inc., a contract manufacturer located in Taiwan that is the sole manufacturer of our
ZVUE product. Purchases during 2005 and 2004 from Eastech were approximately
$1,711,000 and $403,000, respectively. Amounts payable due to Eastech at
December 31, 2005 were approximately $887,000 and are included in trade accounts and other obligations payable to officers, affiliates and related parties. The balance due is fully collateralized by substantially all of our assets.

          We are dependent on a continuing relationship with Eastech, the sole manufacturer of our portable media players (PMPs). Our prior manufacturing agreement with Eastech expired in June 2005. Eastech presently manufactures our
PMPs based on purchase orders that we submit. Eastech has been providing us payment terms that permit us to pay for products once our customers have paid
us. This arrangement greatly reduces our cash needs. However, these terms are expected to change which may require us to begin to make advance payments for our purchases of inventory and components. Our present relationship gives us both the production capacity and buying power of a much larger company. We do not have alternative financing available and do not maintain a revolving line of credit for purchases.

          Our relationship with Eastech may not continue into the future, and unforeseen events may result in our relationship ending or changing. An adverse change to this relationship would have a material adverse impact on our business and results of operations by, among other things, increasing our costs. The inability or unwillingness of Eastech to manufacture our products on a purchase order basis may expose us to additional costs.

          Gross margin is negative in both periods as a result of expenses related to the introduction of the product into retail distribution, the subsequent expansion of the product's distribution and the effect of higher component costs associated with low volume production. We expect that the basic product will continue to have low gross margins in the future although we expect to offset those margins with the introduction of new products and services which will be sold to customers of the media player, as well as other revenue streams which will utilize the ZVUE product as a platform to distribute content under subscription or single use contracts.

          BAD DEBT EXPENSES

          Bad debt expense of approximately $20,000 during 2005 as compared to approximately $44,000 during 2004 was the result of our analysis in 2005 of our accounts receivable and the potential

                                       25

collectability of those balances. Approximately 2% of our gross accounts receivable relate to customers other than Wal-Mart, and the bad debt allowance at December 31, 2005 relates to certain of these balances. We determined that no bad debt allowance was required for Wal-Mart but rather that any potential collection issues on accounts receivable from Wal-Mart would be related to sales returns which is covered by our sales returns allowance as of December 31, 2005.

          SALES AND MARKETING EXPENSES

          Sales and marketing expenses were approximately $789,000 during the year ended December 31, 2005 as compared to approximately $563,000 during the year ended December 31, 2004, an increase of approximately $226,000 or 40%.
Sales and marketing expenses consist primarily of salaries and benefits of sales and marketing personnel, commissions, advertising, printing and customer acquisition related costs. The increase in these expenses is directly related to sustaining marketing for the currently shipping version of the ZVUE product
(Model 200) and market introduction costs for the upcoming versions of the ZVUE product (Model 400 and 500). We expect to continue to increase marketing and development efforts in the future, including as new versions of the ZVUE are introduced, and as a result expect this class of expenses to continue to increase.

          GENERAL AND ADMINISTRATIVE EXPENSES

          General and administrative expenses were approximately $3,467,000 during the year ended December 31, 2005 as compared to approximately $2,275,000 during the year ended December 31, 2004, an increase of approximately $1,191,000 or 52%. Our general and administrative expenses consist primarily of salaries and benefits for employees, amortization and depreciation expenses, fees to our professional advisors, non-cash stock based expenses, rent and other general operating costs. Our general and administrative expenses also include amortization expense related to the issuance of stock options to employees and contractors, which was approximately $1.1 million in each of 2005 and 2004. In
February 2006, our Board of Directors accelerated the vesting of all outstanding options as of December 31, 2005. As a result of the decision by the Board, approximately 1.2 million options became vested as of December 31, 2005 and the company recognized all of the remaining intrinsic value in the underlying options.

          Based on our eventual implementation of Sarbanes-Oxley Section 404, as well as expected increases in our number of employees and consultants and related costs due to the increase in our business, our general and administrative costs are likely to increase significantly in future reporting periods.

          RESEARCH AND DEVELOPMENT EXPENSES

          Research and development expenses were approximately $993,000 during the year ended December 31, 2005 as compared to approximately $396,000 during the year ended December 31, 2004, an increase of approximately $597,000 or 151%.
Our research and development expenses consist primarily of salaries and benefits for research and development employees and payments to independent contractors.
The increase in research and development expenses is primarily as a result of the development work on the newest versions of the ZVUE product. Also, as a result of our product focus, we engaged additional third party consultants and made other investments to enhance our product offerings. These actions also accounted for the increase in research and development expenses for 2005 as compared to the previous year.

          We continue to closely monitor development expenses to ensure that we have maximum leverage while maintaining our ability to continually develop new cutting edge products. We expect to continue to

                                       26

have a steady investment in research and development. This is a reflection on our commitment to improving our existing core products and developing new products, features and functionalities. Our management believes that product innovation and new technology integration is essential to proactively respond to the ever-evolving customer demands and to remain competitive in our segment of the industry.

          INTEREST INCOME

          We did not record any interest income during 2005. Interest income of
$6,897 at December 31, 2004 is primarily related to the interest earned on the subscription notes receivable which we entered into with a related party. The underlying notes were forgiven as part of an employment agreement and reserved for based on an analysis of collectability as of December 31, 2004.

          INTEREST EXPENSE

          Interest expense of approximately $142,000 and $67,000 for the years ended December 31, 2005 and 2004, respectively, was directly related to the interest payable on notes and other borrowings which we have entered into to fund our operations. Additionally, in 2004, we amortized approximately $38,000 as interest expense related to warrants that were issued to a related party lender as consideration.

LIQUIDITY AND CAPITAL RESOURCES

          THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO MARCH 31, 2005

          At March 31, 2006, the Company had a cash and cash equivalent balance of approximately $5,016,000 and working capital of approximately $3,034,000. Net cash used in operations was $2,626,189 for the three months ended March 31, 2006 as compared to net cash used in operations of $446,606 for the prior three month period ended March 31, 2005. For the three months ended March 31, 2006, the
Company used cash to fund the Company loss of $3,911,024 offset by non-cash items such as expenses related to common stock issued for services of approximately $599,000, charges related to warrants issued to non-employees for services of $166,855, and charges under APB 25 related to stock options and warrants issued with intrinsic value to employees of $7,950. There were also changes in assets and liabilities of $595,389.

          Net cash used in investing activities in the three months ended March
31, 2006 was $171,193 as compared to net cash used in investing activities of $0 for the three month period ended March 31, 2005. For the three months ended
March 31, 2006, the primary use of the cash was to purchase software licenses.

          Net cash provided by financing activities in the three months ended
March 31, 2006 was $7,536,047 as compared to $417,623 for the three month period ended March 31, 2005. The completion of the private placement in February 2006 resulted in gross proceeds to the Company of $7,605,000 and a payment of
$539,000 in offering costs. For the three months ended March 31, 2006, the
Company received $500,000 in proceeds from notes from related parties as compared to $419,500 in the three month period ended March 31, 2005.

          FISCAL YEAR ENDED DECEMBER 31, 2005 COMPARED TO DECEMBER 31, 2004

          At December 31, 2005, the Company had a cash balance of approximately
$278,000 and a working capital deficit of approximately $5,624,000. Net cash used in operations was $2,901,328 for the twelve months ended December 31, 2005, as compared to net cash used in operations of $1,159,809 for the prior period ended December 31, 2004. For the twelve months ended December 31, 2005, the

                                       27

Company used cash to fund the Company loss of $5,427,560 offset by non-cash items such as expenses related to preferred and common stock issued for services of $653,111, charges related to warrants issued to non-employees for services of
$57,530, and charges under APB 25 related to stock options and warrants issued with intrinsic value to employees of $1,061,975. There were also changes in assets and liabilities of $660,639.

          Net cash used in investing activities for the twelve months ended
December 31, 2005 was $23,377 as compared to net cash used in investing activities of $0 for the prior period ended December 31, 2004. For the twelve months ended December 31, 2005, the primary use of the cash was to purchase fixed assets.

          Net cash provided by financing activities for the twelve months ended
December 31, 2005 was $3,173,454 as compared to $1,188,793 for the prior period ended December 31, 2004. For the year ended December 31, 2005, the Company utilized $3,250,319 in proceeds from notes from related parties.

          Historically, we have financed our working capital and capital expenditure requirements primarily from short and long-term notes, sales of common and preferred stock and the product financing arrangement we established with Eastech. We are seeking additional equity and/or debt financing to sustain our growth strategy. With the completion of the private placement in February
2006 we were able to obtain funds to continue our operations at least through
November 2006. We believe that based on our current cash position, our borrowing capacity, and our assessment of how potential equity investors will view us, we will be able to continue operations at least through the end of 2006. It is reasonably possible that we will not be able to obtain sufficient financing to continue operations. Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

RECENTLY ISSUED ACCOUNTING STANDARDS

          SHARE-BASED PAYMENT -- REVISION OF SFAS 123, ACCOUNTING FOR
STOCK-BASED COMPENSATION. In December 2004, FASB issued Statement of Financial
Accounting Standards SFAS No. 123 (Revised 2004), Share-Based Payment. The new
pronouncement replaces the existing requirements under SFAS No.123 and APB 25.
According to SFAS No. 123 (R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the Statement of Operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require instead that such transactions be accounted for using a fair-value based method. FASB concluded that, for small business issuers, SFAS
No. 123 (R) is effective for awards and stock options granted, modified or settled in cash in annual periods beginning after December 15, 2005. SFAS No.
123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years.

          Because we do have an employee stock option plan and do use stock options in attracting and retaining our employees, we anticipate that reported compensation expense will be higher than if SFAS No. 123(R) were not effective.
The pro forma effects, shown above, on net loss had SFAS 123 been applied may give a reasonable idea of what the historical effects would have been had SFAS
123(R) applied. We are in the process of evaluating, however, what alternate methods, permitted by SFAS 123(R) but not SFAS 123 that we might use to value the options and the effects that this will have on our statements of operations.
We are also evaluating the effects that the SFAS 123(R) transition rules will have on our financial statements.

                                       28

          EXCHANGES OF NON-MONETARY ASSETS -- AN AMENDMENT OF APB OPINION NO.
29. In December 2004, FASB issued SFAS 153, Exchanges of Non-Monetary Assets --
an amendment to APB Opinion No. 29. This statement amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Adoption of this statement is not expected to have a material impact on our results of operations or financial condition.

          INVENTORY COSTS -- AN AMENDMENT OF ARB NO. 43, CHAPTER 4. In November
2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43,
Chapter 4. The standard requires that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred. SFAS No. 151 is effective for fiscal years beginning after June 15,
2005. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

          ACCOUNTING CHANGES AND ERROR CORRECTIONS -- AN AMENDMENT OF APB NO. 20
AND FASB NO. 3. In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"). This statement replaces APB Opinion No. 20
"Accounting Changes" and FASB Statement No. 3 "Reporting Accounting Changes in
Interim Financial Statements". SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods'
financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this SFAS requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of equity or net assets for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this SFAS requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The Company adopted this SFAS as of January 1, 2006.
There is no current impact on the Company's financial statements with the adoption of this FASB.

                                       29

                                    BUSINESS

OVERVIEW

          Handheld Entertainment designs, develops and markets portable media players (PMP) and delivers digital content through our website, www.zvue.com. We are focused on two large and growing synergistic multi-billion dollar markets --
portable digital media devices, and distributed digital content. Our strategy is to capitalize on the synergy between portable digital entertainment products and related digital content. We offer consumers easy to use mobile devices as well as access to a large and growing library of digital audio and video content. Our devices have been designed to be compatible with virtually all formats of content. Our portable media players are sold in more than 2,000 Wal-Mart stores in the United States and on retail websites, including Amazon.com. By year end
2006, we plan to offer a product family of four players at suggested retail prices ranging from $99 to $299. We have approximately 1,800 media files available for download, consisting of music videos, news clips, television shows, short films and feature-length films, and the rights to more than an additional 8,000 media files. We also have over two million songs available for download through strategic partnerships. Our strategy is to capitalize on the synergy between portable digital entertainment products and digital media content.

          We believe that there is an increasing demand for 'on the go'
entertainment as evidenced by trends such as increased broadband penetration into the home and the proliferation of wi-fi "hot spots." These factors have increased consumers' expectations to be able to access digital content across many different platforms. Digital video recorders, such as TIVO, have freed consumers to view media "when they want." Location shifting technologies allow transferring of digital content between devices and permit users to view media
"where they want." Content distribution is also undergoing dynamic change as both new and classic music videos, television shows and films are made available for downloading to portable devices. We believe that devices need to provide content, that content providers require devices, and that consumers want a complete solution. We believe we offer that complete solution.

          We believe we are well positioned to take advantage of the projected growth in both PMP and digital content markets. Our competitive advantage, as an easy to use, platform agnostic solution offered at a compelling value, is a key element in our growth strategy in the near term. Our growth strategy includes expanding our family of products as well as our mass marketing efforts both the
US and globally. Our growing content libraries will be an integral component to our growth and solidify our position as an end to end solution provider.

          By providing consumers a solution that includes devices as well as content, our goal is to create a powerful platform that will encourage consumers to adopt our devices, access our content and thus distinguish us from our competition.

INDUSTRY

          We believe that the separate portable device and entertainment content businesses are converging to create an industry that capitalizes on their interdependence.

          PORTABLE MEDIA PLAYER MARKET

          We believe the PMP industry is poised for significant growth, as audio and video content becomes more readily available. This proliferation of content enables mass market PMP adoption. According to an In-Stat market research report, PMPs appeal to a wide audience, including commuters, travelers, parents and children, with projected worldwide shipments growing to 7.5 million units in
2009

                                       30

from 2 million units in 2006. In-Stat also estimates that worldwide revenues from PMP sales will grow to $2 billion by 2009 from $783 million in 2006.

          As more lawful sources of video content become available, and as these devices evolve to address different customer segments, we believe PMPs will gain further market appeal, as we have seen in the portable MP3 player market.

          DIGITAL CONTENT MARKET

          The digital content industry has seen rapid growth over the past few years. Digital content for our PMPs as well as other branded devices grew dramatically in 2005, and analysts expect this trend to continue. In-Stat stated
that revenues from subscription and pay-per-view services delivering non-adult content are expected to grow to $2.6 billion in 2009 from a projected $745 million this year.

          Digital music is the most mature offering in the content market. IFPI, the international trade organization for the recording industry, has reported rapid growth in digital music sales. Digital sales have increased 188% in value to $1.143 billion in 2005 from $397 million in 2004, of which mobile music accounted for approximately 50% of digital sales.

          In-Stat believes that video content will be a main focus for online music service providers in the future. Music video is now a key value-add for many of these services, both online music and mobile services. Verizon Wireless offers Vcast, which is a service allowing mobile users to access video content with their mobile phones. In October 2005, Apple introduced its video-capable
iPod and a new version of iTunes stocked with video content, such as TV shows and increased music video offerings. Apple reported one million video downloads in the product's first 20 days of availability. These introductions suggest that there is a large potential for music videos and other downloadable video content.

COMPETITIVE STRENGTHS

          We believe that several of our key competitive strengths -- offering a compelling value proposition for products that are easy to use and an end to end solution that is flexible on most platforms -- leave us well-positioned to take advantage of the continuing growth in both the portable media player and distributed content markets.

          EXPERIENCED MANAGEMENT TEAM

          Members of our management team have held senior positions at various early-stage technology-based consumer electronics companies, such as InfoGear
Corporation (sold to Cisco Systems), Compression Science Corporation (sold to
Philips Electronics), Moxi Digital (sold to Paul Allen), WebTV (sold to
Microsoft) and eGroups, Inc. (sold to Yahoo!). For a more detailed description of our management team, see "Management -- Biographies."

          COMPELLING VALUE PROPOSITION

          We believe that price is a compelling factor in determining how quickly a new consumer product is adopted. According to a recent survey conducted by Parks Associates, a research firm, 73% of Internet users would buy
PMPs if they cost below $200. By establishing the first ZVUE at a suggested retail price of $99, we have sought from the outset to address this issue. Our price was key to our ability to expand our current distribution in Wal-Mart stores. This value-oriented strategy has allowed us to establish ourselves in the mass-market, which we believe will allow us to capture a significant portion of the

                                       31

growing PMP market. We expect the PMP market to expand with a gradual decrease in the average selling price and our current product plan is to maintain an average price well below the industry average.

          EASY TO USE "OUT OF THE BOX" EXPERIENCE

          To gain widespread acceptance, a consumer product must be easy to use.
This requirement has been a challenge to PMP makers, with consumers complaining of various problems, most commonly the inability to easily transfer and play content. From our inception, we have been dedicated to creating PMPs that are easy for mass-market consumers to use. To enhance the users experience, our players come with pre-loaded video and audio content with free access to additional content on the Web. We believe that each enhanced version of the software installed on our newest devices will increase ease of use. Users of our existing devices can download these enhancements and upgrades from our website.

          DEVICE AND CONTENT FLEXIBILITY

          Our devices are able to play content downloaded from our website,
www.zvue.com, as well as content downloaded from many other content websites.
Likewise, content purchased on our website can be played on most other PMP devices. In contrast, songs purchased on the iTunes website can be played only on the iPod device and the iPod device cannot play songs purchased on sites other than iTunes. We believe that consumers want products that have this flexibility.

GROWTH STRATEGY

          Few companies are providing both devices and content. Our growth strategy includes providing a complete family of PMP products and expanding our mass marketing distribution agreements through both traditional retail outlets as well as the Internet, as well as establishing presence in key international venues. A key element of our growth strategy is to expand our offering of audio and video content that is diverse and continually relevant, originated from our website. Our offering is a complete end-to-end solution at a compelling value that is both device and content flexible and a key aspect our competitive advantage.

          CREATE A FAMILY OF PMP PRODUCTS AT A COMPELLING VALUE

          In December 2003, we launched our first ZVUE product, a compact unit that plays audio, displays JPEG images and plays video in multiple formats. We introduced three new ZVUE products at the 2006 Consumer Electronics Show (CES)
in Las Vegas, Nevada, which we expect to be available during 2006, with suggested retail prices ranging from $119 to $299. Our modular approach to hardware design has enabled us to create new products quickly and cost-effectively. We expect our family of products, mass-market distribution arrangements, and mass-market pricing, to result in high-volume sales, build recognition of our brand, and establish a low-cost components base on which we can effectively build future products.

          EXPAND MASS MARKETING AGREEMENTS

          Our strategy requires that we have a strong mass-market retail presence. The ZVUE is already available in more than 2,000 Wal-Mart stores, and we expect that number to grow. We also hope to secure distribution agreements with domestic and foreign consumer electronics retailers. Our products can also be found on many Internet retailer sites, including Amazon.com.

                                       32

          DISTRIBUTE COMPELLING ONLINE CONTENT

          Our strategy is to continue to grow and leverage our base of ZVUE users. We believe sales of our devices will generate traffic to our website, thereby yielding increased and recurring revenues from digital content downloads. We currently offer over 325 hours of portable video content, and have rights to an additional 4,000 hours. We also have over two million songs available for download through our partners, which are subject to revenue sharing agreements. We believe that in the future our products will allow consumers to also digitize signals received from a TV, VCR or DVD, and export and play that recorded content on another device, like a ZVUE PMP.

          Additionally, new content is continually being added to our growing content library on a monthly basis. We anticipate that, through our content affiliations, this service will include over two million songs available through either subscription or download purchase and will provide a growing library of video content that will exceed 6,000 video titles.

          We believe that having thousands of hours of continually-refreshed video content available to play on the ZVUE media player distinguishes us from virtually all other competitors in the PMP market, with the current exception of
Apple Computer. Our offering of both high-quality products at consumer-friendly price points and a large content library allows us to provide consumers with an affordable and complete solution for enjoying digital content on the go. We believe that this type of complete solution greatly accelerates adoption of our new devices and helps promote consumer satisfaction.

          We expect our content download service to provide us with three recurring revenue streams:

          o    music and video download revenue including our proposed
               subscription service (ZVISION)

          o    E-commerce revenue from sales of accessories and companion products

          o    revenue from advertising and promotions

          EXPAND GLOBALLY

          We currently maintain distribution and licensing agreements in
Australia/New Zealand and several other countries and intend to enter into additional international distribution and licensing agreements to expand our product sales and content offerings in numerous languages with a focus on Europe and Asia. We believe these markets could be a significant area of growth for us in the future.

PRODUCTS

          DEVICES

          We launched our first ZVUE product in December 2003 with a mass-market suggested retail price of $99. We believe this was the first PMP with a suggested retail price of less than $100. The ZVUE plays audio and video in multiple formats and displays JPEG images from a wide range of sources. The ZVUE can play video files in MP4, AVI and Windows Media Video with digital rights management (DRM), as well as MP3 and Windows Media Audio with DRM for audio and
JPEG photo images.

          Content for the device is stored on removable flash memory cards, which we believe make the ZVUE more rugged and durable than competing devices that use hard drive technology. The ZVUE is currently shipped with a 128 megabyte flash memory card that can hold up to 90 minutes of video or up to two and a half hours of high-quality audio. Purchasing commercially available memory cards may increase memory capacity.

                                       33

          We believe our modular approach to hardware design will enable us to create new products quickly and cost-effectively. We have broadened the range of our product offerings by introducing three new products at the 2006 Consumer
Electronics Show (CES) in Las Vegas, Nevada, giving us a total of four products with suggested retail prices ranging from $99 to $299. Like the original ZVUE, the new products will all use flash based removable memory. All our products offer standard expansion ports such as Secure Digital (SD), Multi-Media Card
(MMC), which take expansion memory such as flash memory (up to 4 gigabytes). As compared to hard drive technology, flash memory offers several advantages, including durability, reliability and lower power consumption, resulting in longer battery life. Although flash memory is more expensive on a per gigabyte basis than hard drive technology, we expect the cost of flash memory to continue to decline. We believe that Apple's recent decision to launch the iPod "Nano,"
which incorporates the same flash based removable memory, validates our strategy.

          We expect the mass-market appeal of our products and our mass-market distribution arrangements to result in high-volume sales, build recognition of our brand, and establish a low-cost components base on which we can effectively build future products.

          CONTENT SERVICES

          We offer consumers not only our PMP devices but also access to downloadable digital content to run on their devices. We expect that this content service will further serve to distinguish us from our competitors and we believe will provide us with revenue beginning in the fourth quarter of 2006.

          We believe that in order to succeed in early-stage consumer PMP markets, companies should provide mass-market consumers with a complete solution that integrates content with a given device. While early adopters will know where to find digital content and how to use it on a PMP, we believe that mass-market consumers will be quicker to adopt a device if they can immediately begin using it with digital content.

          Our content service operates through our download site, www.zvue.com.
Purchasers of our PMP products are directed to our site by in-package materials and again during online product registration. As our content service is designed to be a stand-alone business that fulfills the needs of PMP users, it is promoted through various Internet and other marketing methods that guide potential users to the website and allow them to purchase the content and services found there. The website allows our users as well as owners of other
PMP devices to download popular music and video content, including music videos, cartoons, television shows, feature-length movies, and educational content.

          We provide ZApp Media Manager software that allows users to manage their media files. The application finds all the music, pictures and video files on a PC, presents a list of media and assists in transferring them to a PMP.
ZApp reduces the complexity of formats, folders, files, and downloading and streamlines the transfer of content from any source.

          We continue discussions with numerous content owners including major record labels, sporting event producers and independent video producers. Our growing number of partnerships enables us to continue to provide music videos, television shows, movies, sporting events and a variety of other content that will appeal to most age groups. We have recently entered into licensing arrangements to acquire more than 3,000 music videos from Sony BMG, 3,500 news and entertainment segments from the Canadian Broadcasting Corporation, 1,500 feature films and television programs from Worldvision Cinema, comedic movies from Fun Little Movies, extreme sports videos from TotalVid, independent films from StoryPIPE.com and classic television programs and cartoons from
LikeTelevision.

          As we expand our distribution into the European market, we will seek to localize our content on ZVUE.com with a view to speeding adoption of our products in European markets. We have signed

                                       34

agreements with Big Street Entertainment, which will allow us to offer significant European content. Big Street Entertainment will provide us with music videos from substantial UK and German video libraries.

          Video Content

          ZVUE.com will provide video content and will have three main components that drive the business model:

          o    Free Content -- hundreds of titles in multiple genres that are free to consumers and promote for-pay offerings.

          o    Pay 'n Play (download per title, to buy or rent) -- thousands of titles in a download store in all genres, competitively-priced and easily browsed or searched for, previewed, purchased and transferred to the PMP device.

          o    ZVISION -- We are currently developing a basic "cable-style"
               monthly subscription service, offering approximately 20 hours per day and 600 hours per month of newly released content.

          Our purchased video content cannot be downloaded for use on video
iPods because Apple has embedded digital rights management that prevents video
iPod users from viewing non-Apple video content. We expect the availability of digital content to drive more users to our website and for the increased traffic to generate additional advertising and other revenues.

          Music Content

          At present, we offer two major music sites on ZVUE.com, eMusic and
REAL Rhapsody, and receive fees derived from customer referrals. This enables us to effectively deliver a large library of both independent and popular music to consumers with minimum overhead and maximum flexibility.

PATENT AND TRADEMARK MATTERS

          We filed a U.S. provisional patent application in November 2004.
Patent Cooperation Treaty (PCT) patent application serial No. PCT/US04/32296 was subsequently filed and claims priority from the provisional patent application filing date. The PCT application entered National Phase on March 29, 2006. We now have the option of submitting one or more U.S. patent applications based upon the PCT application, and having as its priority date, the filing date of the provisional patent application, as well as submitting patent applications in the respective patent offices of any of the PCT contracting states, all based upon the PCT patent application. The terms of any patents claiming priority to this PCT patent application will extend 20 years from the priority date. We also filed U.S. design patent application serial No. 29/214,319, which has been allowed and for which the issue fee has been paid. The term of this patent will be for 14 years from its issue date. We are currently waiting for the Notice of
Issuance for this patent application. We may file additional applications with respect to some proprietary technology we have developed. We cannot, however, be certain that the patents sought will be granted, and we cannot be certain that the patent filings will be sufficient to prevent misappropriation of our technology or other intellectual property.

          Handheld Entertainment, ZVUE, ZTV, Pay 'n Play, ZVISION, and ZApp are
trademarks of Handheld Entertainment, Inc. Trademark applications for the HAND logo and "Jam in your Hand" are pending in the U.S. and Japanese trademark offices. A trademark application for the mark ZDO is pending in the U.S.
Trademark Office. Trademarks, service marks and trade names of other companies appearing in this prospectus are the property of their respective holders.

                                       35

          While we believe our technology has value, we do not believe that at present it affords us a significant competitive advantage.

EMPLOYEES

          We currently have 35 employees, all of whom are full-time employees.
We also currently engage the services of 20 consultants. We enjoy good employee relations. None of our employees are members of any labor union and we are not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

          We are not aware of any pending legal proceedings against us.

CORPORATE INFORMATION

          Our corporate headquarters are located at 539 Bryant Street, Suite
403, San Francisco, CA 94107. Our telephone number is (415) 495-6470, and our fax number is (415) 495-7708.

PROPERTY

          Our principal offices are located in San Francisco, CA occupying approximately 7,500 square feet of office space, expanded from 5,500 square feet on March 1, 2006. The lease term expires in November 2007. Upon commencement of the lease, we prepaid the entire year's rental obligation through November 2006 of $116,000 for our original office space. The additional office space we acquired has increased our rental obligation to approximately $170,000 per annum.

          We believe the space is adequate for our immediate needs. Additional space may be required as we expand our activities. We do not foresee any significant difficulties in obtaining any required additional facilities.

                                       36

                                   MANAGEMENT

          The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

NAME                             AGE   POSITION
------------------------------   ---   ------------------------------------------------
Jeff Oscodar..................    48   Director, President and Chief Executive Officer
Tim Keating...................    48   Chief Operating Officer
Garrett Cecchini..............    58   Executive Vice President, Secretary and Founder
Carl Page.....................    42   Director, Chief Technology Officer
Bill Bush.....................    41   Chief Financial Officer
Greg Sutyak...................    50   Executive Vice President, Finance and Operations
Larry Gitlin..................    54   Vice President of Business Development
Eric Hamilton.................    52   Chief Scientist
Bill Keating..................    50   Chairman of the Board of Directors
Geoff Mulligan................    54   Director and Founder
Dr. Carl Goldfischer, MD......    48   Director*
Harvey J. Kesner, Esq.........    49   Director*
David F. Hadley.................  42   Director*

* Dr. Goldfischer, Mr. Kesner and Mr. Hadley have been appointed to our board of directors; their appointments will take effect upon the effectiveness of this registration statement of which this prospectus is a part.

BIOGRAPHIES

Executive Officers

          JEFF OSCODAR, DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER. Mr.
Oscodar has been our President and Chief Executive Officer since November 2004 and a member of our board of directors since May 2005. Prior to joining us, from
July 1999 to November 2004, Mr. Oscodar founded and ran Rule 168 Advisors, a consulting firm focused on the commercialization of new technology. At Rule 168, he advised Raytheon on how to turn defense industry applications into valuable commercial operations. In August 1995, Mr. Oscodar co-founded and served as Vice
President of Business Development for InfoGear Technology Corporation, then the market leader in building Internet appliance products and services. InfoGear was sold to Cisco Systems for $301 million in March 2000. While at InfoGear, Mr.
Oscodar established numerous content partnerships with companies such as
Amazon.com, eToys, Time.com, USA Today and Yahoo!. He also developed and launched an international affiliate program that brought InfoGear content to partners in Australia, New Zealand and South Africa.

          TIM KEATING, CHIEF OPERATING OFFICER. Mr. Keating has been our Chief
Operating Officer since December 2005. Prior to joining us, he was employed at
Intel Corporation for 21 years, most recently as managing director of Intel
Capital Europe from January 1998 to October 2002. In that capacity, Mr. Keating oversaw Intel Capital Europe's equity investments. In addition, Mr. Keating held positions at Intel in engineering, product and brand marketing, channel management and sales management. He held director and General Manager positions at Intel from 1992, when he was the marketing director for the Pentium Processor
Division, a position he held from brand development to product launch. Mr.
Keating spent the last 12 years in Europe as the general manager of Intel's
Architecture Components and Systems Products Group and Managing Director of
Intel Capital Europe. He is a founding member of Nekei, LLC, a venture-catalyst consulting company formed in 2002.

          GARRETT CECCHINI, EXECUTIVE VICE PRESIDENT AND FOUNDER. Mr. Cecchini
has served as our Executive Vice President since he founded Handheld in February
2003 and was appointed Secretary in February 2006. Mr. Cecchini has more than 20 years experience in the technology industry, first as a corporate lawyer principally advising technology companies and venture funds in licensing and

                                       37

reorganization matters and then as an entrepreneur. In 1998, he founded
Compression Science Corporation, a company which developed advanced broadcast video encoder technology which was sold to Philips Electronics in 2002. From
1991 to 1998, he served as a senior partner at the law firm of Wright Robinson
Osthiemer & Tatum LLP and from 1985 to 1991, he served as a senior partner at the law firm of McKenna & Fitting. Mr. Cecchini's primary duties at Handheld encompass both content licensing and retail marketing and distribution.

          CARL PAGE, DIRECTOR, CHIEF TECHNOLOGY OFFICER. Mr. Page has been with us since we were formed in February 2003, has been a director since June 2004 and currently serves as our Chief Technology Officer. In February 1998, Mr. Page
co-founded eGroups, Inc., which was acquired by Yahoo! in 2000 and is now known as Yahoo! Groups, one of the largest Internet community services. Prior to joining us, Mr. Page concentrated on making investments in technology companies.

          BILL BUSH, CHIEF FINANCIAL OFFICER. Mr. Bush joined our executive team in January 2006 and became our Chief Financial Officer on June 26, 2006. Mr.
Bush brings over 15 years of experience in accounting, financial support and business development. From 2002 to 2005, Mr. Bush was the Chief Financial
Officer and Secretary for International Microcomputer Software, Inc.
(OTCBB:IMSI.OB), a developer and distributor of precision design software, content and on-line services. Prior to that he was a Director of Business
Development and Corporate Controller for Buzzsaw.com. Mr. Bush was one of the
founding members of Buzzsaw.com, a privately held company spun off from
Autodesk, Inc. in 1999, focusing on online collaboration, printing and procurement applications. From 1997 to 1999, Mr. Bush worked as Corporate
Controller at Autodesk, Inc. (NASDAQ:ADSK), the fourth largest software applications company in the world. Prior to that, Mr. Bush worked for seven years in public accounting, first with Ernst & Young, and later with Price
Waterhouse in Munich, Germany. He received a B.S. in Business Administration from U.C. Berkeley and is a Certified Public Accountant.

          GREG SUTYAK, EXECUTIVE VICE PRESIDENT, FINANCE AND OPERATIONS. Mr.
Sutyak has over 25 years of business management and finance experience. He has spent the last 15 years in the high-technology markets, specifically for
Internet-based systems, online services and software companies. He spent ten years in banking (Tokai Bank), where he was a Vice President and managed a $100 million portfolio. He then participated in a series of technology ventures. From
November 1992 to January 1995, he served as co-founder and Chief Financial
Officer at TestDrive Corporation, a mass-market software distribution business, which employed patented technology to electronically market and download intellectual property. TestDrive was successfully developed and sold to a
Fortune 100 company, RR Donnelly & Sons (NYSE:RRD). From March 1995 to May 2001,
Mr. Sutyak was Chief Financial Officer at audiohighway.com, an online information and entertainment company with one of the largest libraries of free audio content on the Internet. The company also developed and patented one of the industry's first portable digital audio players. Audiohighway had an initial public offering in 1998 (NASDAQ:AHWY) and achieved a market cap of $300 million.
From June 2001 to April 2003, Mr. Sutyak held the position of Chief Financial
Officer at DSS Software Technologies, a full-cycle project management and IT consulting company. Mr. Sutyak helped successfully sell the company to
Diversinet Corp. (NASDAQ:DVNT), a security software product company that develops, markets and sells identity management security solutions for the secure transmission of data over wireless networks and devices. Mr. Sutyak served as our Chief Financial Officer from May 2003 to January 2006 and has served as our Executive Vice President, Finance and Operations since January
2006.

          LARRY GITLIN, VICE PRESIDENT OF BUSINESS DEVELOPMENT. For more than 15 years, Mr. Gitlin has gained experience in advanced strategic business development, product development, sales and operations, and specialized in digital media, motion picture and broadcast television, as well as wireless and advanced telecommunications products including advanced DSL, Wi-Fi and PON/FTTX.
Mr. Gitlin began running production and post-production companies in the late
1980s and working on films and TV

                                       38

shows as a production manager and line producer, focusing on digital media in
1997. By 2001, Mr. Gitlin had produced and line-produced more than a dozen films and TV shows in Hollywood, and worked on projects including, "The Mighty Morphin
Power Rangers," "Hell Hunters" and "Firearm". From early 2001 until late 2002,
Mr Gitlin served as VP of Qwest's Corporate Business Development group, launching an electronic media delivery product suite trial at Qwest for the entertainment industry. He also co-created a comprehensive security business unit within Qwest for enterprise and government channels that utilized a broad range of IP-based network applications, Infosec, SSL architectures, DIA, VoIP and local-loop access. From 2003 until mid-2004, Mr. Gitlin consulted with several top Silicon Valley firms such as Harmonic, Inc., leaders in compression and optical network products. Mr. Gitlin joined us in July 2004.

Board of Directors

          In addition to Jeff Oscodar and Carl Page, the following persons serve on our board of directors:

          BILL KEATING, CHAIRMAN. Mr. Keating has been a member of our board of directors since October 2004. Since 2004, Mr. Keating has been the Chief
Executive Officer of Xtend Networks, a division of Vyyo, Inc., a provider of cable television multimedia-service router bandwidth solutions. He is a founding member of Nekei, LLC, a venture-catalyst consulting company formed in 2002, and is a 20-year veteran of the technology industry. A number of recent business ventures for which Mr. Keating helped to arrange funding have either gone public or been successfully acquired. These include Moxi Digital, sold to Paul Allen in
2002, and WebTV, sold to Microsoft in 1997. In addition, from 1997 to 2000, Mr.
Keating was General Manager at Microsoft TV, a division of Microsoft that provided broadband middleware for worldwide cable, telco and satellite television. From 1993 to 1996, he was Senior Vice President at General Magic, a
leading supplier of PDAs and intelligent online services. From 1991 to 1992, he was Vice President and General Manager at Rational Software, a leading supplier of software development tools. From 1985 to 1991, he was Director of Technology
Marketing at Sun Microsystems, a leading supplier of workstations, servers and enterprise software platforms.

          GEOFF MULLIGAN, DIRECTOR AND FOUNDER. Mr. Mulligan co-founded Handheld in February 2003 and has served as a member of our board of directors since that time. Since September 2002, Mr. Mulligan has been Chief Operating Officer of
Konami Digital Entertainment, the U.S. subsidiary of the $2.3 billion Japanese developer and publisher of digital entertainment software. From March 2002 to
September 2002, Mr. Mulligan served as President and Chief Operating Officer of
Xicat Interactive, Inc., a developer of PC entertainment software. From 1991 to
2002, Mr. Mulligan was Senior Vice President of Business Development for Acclaim
Entertainment, Inc., a global developer and publisher of entertainment software.
Prior to joining Acclaim, Mr. Mulligan was President of Activision
International, a consumer electronics and gaming company. He is also one of the founders of the Entertainment Software Association (ESA), the governing body of the U.S. entertainment software industry.

                                       39

          DR. CARL GOLDFISCHER has been a Managing Director of Bay City Capital
("BCC") since 2001 and serves on its Board of Directors and Executive Committee.
Dr. Goldfischer's background includes extensive public and private investment and transaction work, as well as clinical trial development knowledge. Prior to joining BCC, Dr. Goldfischer was, from 1996 until mid-2000, Chief Financial
Officer of ImCloneSystems where he oversaw financial operations and strategic planning. Previously, Dr. Goldfischer was a Research Analyst with the Reliance
Insurance Company, helping to establish its portfolio and presence in the health care investment community. Dr. Goldfischer currently serves as a director for
Avera Pharmaceuticals, EnteroMedics, Etex Corporation, MAP Pharma-ceuticals,
Metabolex, Poniard Pharmaceuticals, Inc., PTC Therapeutics, and Syntonix
Pharmaceuticals. Dr. Goldfischer is also a member of the Board of Trustees of
Sarah Lawrence College. He received an MD with honors in Scientific Research from Albert Einstein College of Medicine, and a BA from Sarah Lawrence College.

          HARVEY KESNER has been partner at the law firm of Olshan Grundman
Frome Rosenzweig & Wolosky LLP ("Olshan") since 2004 and has been in private law practice since 1998. From 1991 to 1998, Mr. Kesner served as a senior executive and General Counsel of American Banknote Corporation. Mr. Kesner received a J.D.
from American University, Washington College of Law, and holds a M.B.A. in finance from American University in Washington, D.C., and a B.S. from the State
University of New York at Binghamton.

          DAVID HADLEY is the founder and president of D.F. Hadley & Co, Inc.
("DFH&Co"). DFH&Co is a boutique financial services firm that provides investment banking, financial advisory and consulting services to middle market and emerging growth companies. DFH&Co is a member of the National Association of
Securities Dealers. Prior to founding DFH&Co in August of 1999, Mr. Hadley was a managing director in the global investment banking group of BT Alex Brown Inc.
Mr. Hadley was employed by subsidiaries of Bankers Trust Corporation from 1986 to 1999. He received his MS in Economic History from the London School of
Economics and his AB from Dartmouth College. Mr. Hadley is a member of the board of directors of Advise, N.V. and S&N Corp.

Significant Employee

          ERIC HAMILTON, CHIEF SCIENTIST. Mr. Hamilton is a past chair of the
International JPEG Committee, which is responsible for developing the successful
JPEG image coding standard and JPEG 2000, a standard that uses state-of-the-art compression techniques based on wavelet technology. He has served as our Chief
Scientist since April 2003. In 1988, Mr. Hamilton helped found C-Cube
Microsystems, Inc., where he played a key role in developing the architectures of the early JPEG and MPEG semiconductor products. From 2000 to 2002, he served as Chief Technical Officer of Compression Science Corporation. He has held senior positions with several other Silicon Valley digital video companies, including Compression Labs, Inc., StarSignal, Inc. and Margi Systems, Inc.

          There are no family relationships among our directors and executive officers, except that Tim Keating, our Chief Operating Officer, and Bill
Keating, Chairman of our Board of Directors, are brothers.

BOARD COMMITTEES

          AUDIT COMMITTEE. We have established an audit committee of the board of directors, currently consisting of Geoff Mulligan. Upon the effectiveness of the registration statement of which this prospectus is a part of, the audit committee will consist of Dr. Goldfischer, Mr. Mulligan and Mr. Hadley, each of whom are independent directors as required by the listing requirements for the
NASDAQ Stock Market. The audit committee's duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our board of directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

          COMPENSATION COMMITTEE. We have established a compensation committee of the board of directors, consisting of Messrs. Oscodar, Page and Keating. Upon the effectiveness of the registration statement of which this prospectus is a part of, the compensation committee will consist of Messrs. Mulligan, Kesner and
Hadley. The compensation committee reviews and approves our salary and benefits policies, including compensation of executive officers. The compensation committee also administers our stock option plans and recommends and approves grants of stock options under such plans.

          NOMINATING COMMITTEE. We have established a nominating committee of the board of directors, consisting of Messrs. Mulligan, Keating and Page. Upon the effectiveness of this registration statement of which this prospectus is a part of, the nominating committee will consist of Messrs. Mulligan, Kesner and
Hadley. The nominating committee considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping our corporate governance. As part of its duties, the committee assesses the size, structure and composition of the board and board committees, coordinates evaluation of board performance and reviews board compensation. The committee also acts as a screening and nominating committee for candidates considered for election to the board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates

                                       40

nominated by stockholders and self-nominated candidates as it does for those proposed by other board members, management and search companies.

CODE OF ETHICS

          We adopted a Code of Business Conduct and Ethics on April 7, 2006. The
Code of Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-B, constitutes our Code of Ethics for senior financial officers. The Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A copy of the Code of Ethics is included as Exhibit 14 to the registration statement that this prospectus forms a part of and will be available on our website, www.zvue.com. A printed copy of the Code of Ethics may also be obtained free of charge by writing to the Corporate Secretary at
Handheld Entertainment, Inc., 539 Bryant Street, Suite 403, San Francisco,
California 94107.

                                       41

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following summary compensation table sets forth, for the years indicated, all cash compensation awarded, earned or paid for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers who received total annual salary and bonus in excess of $100,000 during our most recent fiscal year. We refer to these individuals as the "named executive officers."

                                                                                          LONG-TERM
                                                         ANNUAL COMPENSATION            COMPENSATION
                                                -------------------------------------   ------------
                                                                                           AWARDS
                                                                                        ------------
                                                                                         SECURITIES
                                                                         OTHER ANNUAL    UNDERLYING
                                       FISCAL                            COMPENSATION   OPTIONS/SARS
NAME AND PRINCIPAL POSITION             YEAR    SALARY ($)   BONUS ($)        ($)            (#)
------------------------------------   ------   ----------   ---------   ------------   ------------

Jeff Oscodar........................    2005      165,000          --          --          502,160
   President and Chief Executive        2004       35,000          --          --          433,350
      Officer                           2003           --          --          --               --
Carl Page...........................    2005           --          --           *               --
   Chief Technology Officer             2004           --          --     307,926(1)            --
                                        2003           --          --           *           65,000
Tim Keating.........................    2005      115,000          --          --               --
   Chief Operating Officer              2004       10,000          --          --               --
                                        2003           --          --          --               --
Garrett Cecchini....................    2005       99,000      20,000           *           20,000
   Executive Vice President             2004       83,375          --           *           10,000
                                        2003       65,000          --           *          200,000
Greg Sutyak.........................    2005      103,500          --           *           50,000
   Executive Vice President             2004      109,000          --           *           10,000
                                        2003       63,000          --           *          200,000

----------

*    Perquisites and other personal benefits received by each of Messrs. Page,
     Cecchini and Sutyak did not exceed the lesser of $50,000 or 10% of his total annual salary and bonus for each of the years indicated.

(1)  Carl Page received 82,114 shares of our Series D preferred stock (which were converted into shares of our common stock upon consummation of the reverse merger), as compensation for his services rendered to us. We valued the shares of Series D preferred stock at $307,926.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table sets forth information regarding stock options granted to the named executive officers during the year ended December 31, 2005.

                                       42

                                                  PERCENT OF TOTAL
                                                    OPTIONS/SARS
                           NUMBER OF SECURITIES      GRANTED TO      EXERCISE OR
                            UNDERLYING OPTIONS/     EMPLOYEES IN      BASE PRICE
NAME                          SARS GRANTED(#)        FISCAL YEAR        ($/SH)     EXPIRATION DATE
------------------------   --------------------   ----------------   -----------   ---------------

Jeff Oscodar............          502,160               50.4%            0.37           11/3/15
Carl Page...............                0                  0               --                --
Tim Keating.............                0                  0               --                --
Garrett Cecchini........           20,000                2.0%            0.37           11/3/15
                                   65,000                6.5%            0.37          12/15/15
Greg Sutyak.............           50,000                5.0%            0.37           11/3/15
                                   50,000                5.0%            0.37          12/15/15

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

          The following table sets forth information concerning unexercised stock options held by the named executive officers as of December 31, 2005. None of the named executive officers exercised any stock options during the year ended December 31, 2005.

                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                   UNDERLYING             IN-THE-MONEY OPTIONS
                             UNEXERCISED OPTIONS AT          AT 2005 FISCAL
                            2005 FISCAL  YEAR-END(#)        YEAR-END ($)(1)
NAME                       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
------------------------   -------------------------   -------------------------
Jeff Oscodar............            935,510                     $841,959
Carl Page...............             65,000                     $ 58,500
Tim Keating.............                  0                     $      0
Garrett Cecchini........            295,000                     $265,500
Greg Sutyak.............            310,000                     $279,000

----------
(1)  The calculation of the value of unexercised, in-the-money options held by our named executive officers is based upon the estimated fair market value of our common stock at December 31, 2005 of $0.90 per share.

COMPENSATION OF DIRECTORS

          Effective August 1, 2006, the non-employee members of our board of directors receive (i) a $10,000 annual retainer payable in four equal installments, (ii) $500 for each in person meeting of the board of directors attended, (iii) $250 for each telephonic meeting of the board of directors attended, and (iv) an annual grant of 25,000 stock options, which immediately vest, at an exercise price equal to the fair market value of our common stock on the date of grant.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

          We have an employment agreement with Jeff Oscodar, our President and
Chief Executive Officer, dated as of June 26, 2006. The agreement is for a two year term, with automatic one-year renewals, unless either party gives 60 days prior notice. Mr. Oscodar is entitled to receive a base salary of $300,000 per year and a bonus, as authorized by our board of directors. He is also provided with medical coverage, vacation time and other benefits that are customary for executive officers in our industry. Mr. Oscodar is to receive, subject to approval by the Board of Directors within 30 days of the commencement of the contract, shares of our common stock valued at $400,000, as a bonus. These shares shall be subject to a twelve-month lock up.

                                       43

          Mr. Oscodar's employment agreement provides that if his employment is terminated by the Company without cause or by him for good reason, other than after a change of control (as such terms are defined in the agreement), then we are required to pay him a lump-sum severance equal to his base salary and target bonus for the remainder of the term, but in no event less than one-year's base salary and target bonus, and he is entitled to full vesting of any unvested options or restricted stock. If he is terminated by the Company without cause or he leaves for good reason within 12 months of a change of control, he would be entitled to a lump sum payment equal to three times his base salary and target bonus and full vesting of any unvested options or restricted stock.

          Pursuant to the terms of Mr. Oscodar's previous employment agreement, he was granted stock options exercisable for 433,350 shares of our common stock at an exercise price of $0.37 per share under our 2003 Stock Option/Stock
Issuance Plan. This option has a vesting commencement date of September 1, 2004 and is exercisable as to 1/36 of those shares each month thereafter; however, as of December 31, 2005, our Board of Directors accelerated the vesting of these options with the result of them being fully vested as of that date.

          On November 3, 2005, Mr. Oscodar received an additional grant of options to purchase 502,160 shares of our common stock at an exercise price of
$0.37 per share. This option has a vesting commencement date of November 3, 2005 and is exercisable as to 1/36 of those shares each month thereafter; however, as of December 31, 2005, our Board of Directors accelerated the vesting of these options with the result of them being fully vested as of that date.

          On June 26, 2006, Bill Bush entered into an employment agreement with us to be our full-time chief financial officer. The agreement is for a two year term, with automatic one-year renewals, unless either party gives 60 days' prior notice. Mr. Bush had been acting as our chief financial officer since December
1, 2005, pursuant to a consulting agreement. Pursuant to the terms of his employment agreement, he is entitled to receive a base salary of $180,000 per year and a bonus, as authorized by our board of directors. Additionally, he will, subject to Board of Directors approval, receive a grant of restricted stock of 200,000 shares subject to customary vesting provisions. He is also provided with medical coverage, vacation time and other benefits that are customary for executive officers in our industry. Mr. Bush is to receive, subject to approval by the Board of Directors within 30 days of the commencement of the contract, shares of our common stock valued at $137,500, as a bonus.
These shares shall be subject to a twelve-month lock up.

          Mr. Bush's agreement provides that if his employment is terminated by the Company without cause or by him for good reason, other than after a change of control (as such terms are defined in the agreement), then we are required to pay him a lump-sum severance equal to one-year's base salary and target bonus, and he is entitled to full vesting of any unvested options or restricted stock.
If he is terminated by the Company without cause or he leaves for good reason within 12 months of a change of control, he would be entitled to a lump sum payment equal to one and one-half times his base salary and target bonus and full vesting of any unvested options or restricted stock.

          Pursuant to director and officer indemnification agreements entered into with each of our directors and officers, we have agreed to indemnify each of our directors and officers to the fullest extent of the law permitted or required by the State of Delaware.

STOCK OPTION PLAN

          We have in place a 2003 Stock Option/Stock Issuance Plan, which we refer to as the "2003 Plan," which has been approved by our stockholders. The purpose of the 2003 Plan is to further our growth and general prosperity by enabling our employees, contractors and service providers to acquire our common

                                       44

stock, increasing their personal involvement in us and thereby enabling us to attract and retain our employees.

          The 2003 Plan, as amended, provides for the granting of options to purchase up to an aggregate of 3,000,000 shares of common stock to our employees, directors and other service providers. Any options that expire prior to exercise will become available for new grants from the "pool" of ungranted options. Options that are granted under the 2003 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code or those that do not qualify as incentive stock options.

          Incentive options under the 2003 Plan may not be granted at a purchase price less than the fair market value of our common stock on the date of the grant. Non-qualified options may not be granted at a purchase price less than
85% of fair market value on the date of grant, or, for an option granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value.

          The 2003 Plan is currently administered by our board of directors, although we expect that, in the future, it will be administered by a compensation committee appointed by our board of directors. As of August 2,
2006, options to purchase an aggregate of 2,471,411 shares have been issued under the 2003 Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CARL PAGE TRANSACTIONS

          Starting in December 2003, Carl Page, a member of our board of directors and our Chief Technology Officer, from time to time made cash advances to us which were subsequently converted into notes totaling $3,741,049 to finance our operations. This amount was documented in four separate promissory notes. The principal and interest on three of those notes was convertible into shares of our common stock at different conversion rates. The other note entitled Mr. Page to receive a warrant to purchase 60,000 shares of our common stock with a strike price of $0.37 per share.

          Three of the four notes provided for an interest rate of 8% from the date the advances thereunder were made to us and one note provided for an interest rate of 9.5% from the date the advances thereunder were made to us. As of December 31, 2005, the aggregate principal amount owing on these notes was
$3,741,049 and the total accrued interest was $138,399, for a total of
$3,879,448 owed to Mr. Page under these notes.

          Pursuant to the terms of Mr. Page's convertible notes, in connection with the reverse merger, an aggregate of $3,889,662 of principal and accrued interest on the convertible notes was converted into a total of 2,491,673 shares of our common stock.

          In January and February 2006, we received $500,000 in a series of cash advances from Mr. Page. The advances were, effective April 30, 2006, converted into convertible notes which carry an 8.0% interest rate. Simultaneous with the conversion of the advances into notes, Mr. Page agreed to convert the notes and all accrued interest at a rate of $4.92 per share which resulted in the issuance of 103,587 shares of our common stock.

          Any future transactions with officers, directors and 5% stockholders will be on terms no less favorable to the Company than could be obtained from independent third parties.

                                       45

CONSULTING SERVICES OF NEKEI, LLC

          Nekei, LLC is a California consulting company that is wholly owned by
Tim Keating, our Chief Operating Officer, and Bill Keating, our Chairman of the
Board. From August 2004 through January 2006, Nekei provided a variety of consulting services to us, including management, financial and operational services, as part of the agreement. In January 2006, we entered into an agreement with Nekei memorializing the compensation arrangement for all consulting services provided to us by Nekei and/or its affiliates. Nekei's compensation consists of the following: (1) a warrant to purchase an aggregate of 585,000 shares of our common stock at an exercise price of $.0001 per share, which was issued in May 2004 and expires in May 2007; (2) a total of $180,000 paid to Nekei and its affiliates prior to January 26, 2006; and (3) $300,000 payable in three equal installments in February, March and April 2006, all of which have been paid. It is not currently anticipated that Nekei will provide further consulting services to us.

CONSULTING SERVICES FOR FINANCING TRANSACTION

          In July 2005, our Board approved the hiring of two consultants, David
N. Baker and Joseph Abrams, to assist us in effecting a financing transaction that would enable us to achieve our growth strategy. In consideration for their services, the consultants were issued 6% (or 560,910 shares) of our common stock, on a fully diluted basis. In February 2006, we completed a financing transaction that resulted in gross proceeds of $7,605,000 through the private placement or shares of our common stock.

THE DEL MAR CONSULTING GROUP INVESTOR RELATIONS AGREEMENT

          In February 2006, we entered into an agreement with The Del Mar
Consulting Group, Inc. to provide us with investor relations services through
February 2007. The contract requires them to make certain introductions and represent us to the investment community. In exchange for services rendered, we issued them 200,000 restricted shares of our common stock and a warrant to purchase an additional 100,000 shares of common stock with an exercise price of
$2.00 per share. The warrant expires three years from issuance. If we terminate the agreement by August 16, 2006, we may withdraw the entire warrant.

EASTECH RELATIONSHIP

          Pursuant to a two-year agreement dated June 2003, we purchase our ZVUE products from Eastech, who is designated under the agreement as our sole and exclusive manufacturing partner. This agreement expired in June 2005. Since the expiration date, Eastech has continued to manufacture our ZVUE products based on purchase orders. The agreement also provided for Eastech's $500,000 investment in series B convertible preferred stock (which was converted into our common stock in the reverse merger) and the grant to Eastech of warrants to purchase
4,000 shares of common stock.

          Tim Liou, Eastech's founder, chairman and CEO served on our board of directors until his resignation in November 2005, which was not the result of any disagreement known to us. Mr. Liou personally invested $100,000 in series D convertible preferred stock (which was converted into our common stock in the reverse merger).

          Purchases from Eastech were approximately $1,710,000 and $403,000 in
2005 and 2004, respectively. Accounts payable was approximately $887,000 at
December 31, 2005 and is fully collateralized by substantially all of our assets under a separate security agreement executed in April 2004 and amended in July
2005.

                                       46

          In April 2004, and amended in July 2005, we also executed an accounts receivable financing and escrow agreement with Eastech, whereby accounts payable to Eastech would be deferred and payable from a percentage of receipts of accounts receivable from our customers. The customer payments are made payable to us by the customers but are deposited into a third party escrow account and such escrow agent then disburses the stipulated percentage amounts to both
Eastech and us. For our currently shipped ZVUE product, the escrow agreement provides that the proceeds from the escrow account are first distributed to
Eastech so that it receives its contract manufacturing price, and the remainder is distributed to us. During 2005, we began receiving payments directly from
Wal-Mart rather than through the escrow agent. See "Risk Factors" for a description of the potential consequences to us as a result of this deviation from the terms of the escrow agreement.

OTHER RELATIONSHIPS

          Harvey J. Kesner, who will join our board of directors upon the effectiveness of the registration statement of which this prospectus is a part of, is a partner in the law firm of Olshan Grundman Frome Rosenzweig & Wolosky
LLP, which serves as our outside counsel.

                                       47

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information regarding the number of shares of our common stock beneficially owned on August 2, 2006 by:

          o    each person who is known by us to beneficially own 5% or more of our common stock;

          o    each of our directors

          o    each of our executive officers named in the Summary Compensation
               Table; and

          o    all of our directors and named executive officers as a group.

          Except as otherwise set forth below, the address of each of the persons listed below is 539 Bryant Street, Suite 403, San Francisco, CA 94107.

                                                                             PERCENTAGE      PERCENTAGE
                                                                              OF CLASS        OF CLASS
                                                                              PRIOR TO        FOLLOWING
                                            NUMBER OF                           OUR             OUR
                                             SHARES                         UNDERWRITTEN    UNDERWRITTEN
                                          BENEFICIALLY                         PUBLIC          PUBLIC
  NAME AND ADDRESS OF BENEFICIAL OWNER      OWNED (1)                        OFFERING (2)   OFFERING (3)
---------------------------------------   ------------                       ------------   ------------

5% STOCKHOLDERS
David N. Baker.........................   1,094,950(4)                            7.3%           6.6%
41 Sutter Street
San Francisco, CA 94104
Goldpine Partners, LLC (13)............   1,009,747                               6.7%           6.1%
1129 State Street, Suite 6
Santa Barbara, CA 93101
Joseph Abrams..........................     805,456(5)                            5.3%           4.9%
131 Laurel Grove Avenue
Kentfield, CA 94904
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Jeff Oscodar...........................     935,510(6)                            5.8%           5.3%
Tim Keating............................     292,500(7)                            1.9%           1.8%
Garrett Cecchini.......................     719,000(8)                            4.7%           4.0%
Carl Page..............................   3,480,152(9)                           22.9%          20.1%
Bill Bush..............................      71,333(10)                              *              *
Greg Sutyak............................     310,000(11)                           2.0%           1.8%
Bill Keating...........................     292,500(7)                            1.9%           1.8%
Geoff Mulligan.........................     379,000(12)                           2.5%           2.3%
David Hadley...........................     193,280(14)                           1.3%           1.2%
Harvey Kesier..........................       5,000                                 *              *
Dr. Carl Goldfischer...................           0                                 0              0
All officers and directors as a group
   (8 persons).........................   6,678,275(6)(7)(8)(9)(10)(11)(12)      38.7%          35.6%

----------
*    Less than 1% of outstanding shares.

                                       48

(1)  Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Also includes options and warrants to purchase shares of common stock exercisable within 60 days. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)  Based upon 15,100,204 shares of common stock outstanding on August 2, 2006 and including, with respect to each individual holder, rights to acquire common stock exercisable within 60 days.

(3)  Based upon 15,100,204 shares of common stock outstanding on August 2, 2006,
     1,500,000 shares of common stock included in the Units issued in our underwritten public offering, with respect to each individual holder, rights to acquire common stock exercisable within 60 days.

(4)  Based on a Schedule 13G filed by Mr. Baker with the SEC on February 27,
     2006, as amended on June 23, 2006. Includes 280,455 shares held by the
     David N. Baker Alaska Trust and 175,000 shares held by Core Fund, L.P. Mr.
     Baker is the managing principal of Core Fund Management, L.P., which is the general partner of Core Fund, L.P., and therefore has sole voting and dispositive power with respect to the shares held by Core Fund, L.P.

(5)  Based on a Schedule 13G filed by Mr. Abrams with the SEC on February 27,
     2006, as amended on June 14, 2006.

(6)  Includes 935,510 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days.

(7)  Includes 292,500 shares issuable upon exercise of outstanding warrants that are currently exercisable or will become exercisable within 60 days. A warrant to purchase 585,000 shares was initially issued to Nekei
     Consulting, LLC, and entity controlled by Tim and Bill Keating. The beneficial ownership of that warrant was split equally between Tim and Bill
     Keating.

(8)  Includes 295,000 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days.

(9)  Based on a Schedule 13D filed by Mr. Page with the SEC on April 6, 2006.
     Includes 65,000 shares issuable upon exercise of outstanding options and
     60,000 shares issuable upon exercise of outstanding warrants that are currently exercisable or will become exercisable within 60 days.

(10) Includes 33,833 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days. Does not include 200,000 restricted shares which vest over the next three years, but none of which vest within 60 days.

(11) Includes 310,000 shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days.

(12) Shares are jointly held by Mr. Mulligan and his wife.

(13) Leonard Himelsein is the managing member of Goldpine Partners, LLC and thus has investment and voting control over the shares owned by Goldpine
     Partners, LLC.

(14) Includes 140,000 shares held by the David & Suzanne Hadley Family Trust
     Dated 12/18/1999 and 53,280 shares held by D.F. Hadley & Co., an entity controlled by David Hadley.

                                       49

                              SELLING STOCKHOLDERS

          The following table sets forth the shares of our common stock beneficially owned, as of the date of this prospectus, by each selling stockholder prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number and percentage of shares that each selling stockholder would own beneficially if all of his, her or its offered shares are sold. The selling stockholders acquired their beneficial interests in the shares being offered hereby in transactions described under the heading "Description of the Transactions"
above. Except as expressly set forth below, none of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, and each of the selling stockholders acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of those shares. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the shares.

                                                                                  Shares of
                                                     Shares of      Shares of      Common        Percentage of
                                                    Common Stock     Common         Stock        Common Stock
                                                    Owned Prior       Stock      Owned After      Owned After
Name                                              to the Offering    Offered    the Offering   the Offering (1)
----                                              ---------------   ---------   ------------   ----------------

Carl Page                                           3,376,565(2)     250,000    3,126,565(2)         21.7%
David N. Baker                                      1,094,950(3)     455,455      639,495(3)          4.3%
Joseph Abrams                                         805,456(4)     280,455      525,001(4)          3.5%
The Del Mar Consulting Group, Inc.                    300,000        300,000            0               0
Whalehaven Capital Fund Limited                       250,000        250,000            0               0
Palisades Master Fund L.P.                            250,000        250,000            0               0
Gerald Brauser                                        200,000        200,000            0               0
Sandor Capital Master Fund, L.P. (5)                  200,000        200,000            0               0
Martin S. Goldfarb, M.D.                              150,000        150,000            0               0
Mara Gateway Associates, LP                           200,000        100,000      100,000               *
Jerome Belson                                         100,000        100,000            0               0
White Rock Investments                                100,000        100,000            0               0
Leslie T. Altavilla TTEE, Leslie T. Altavilla
   Revocable Trust Dated 3/28/03                       75,000         75,000            0               0
Daniel O'Sullivan                                      75,000         75,000            0               0
Michael Katz                                           50,000         50,000            0               0

                                       50

                                                                                  Shares of
                                                     Shares of      Shares of      Common        Percentage of
                                                    Common Stock      Common        Stock        Common Stock
                                                    Owned Prior       Stock      Owned After      Owned After
Name                                              to the Offering    Offered    the Offering   the Offering (1)
----                                              ---------------   ---------   ------------   ----------------

Walter Bilofsky TTEE, Eight Family Trust Dated
   11/8/99                                             50,000         50,000            0               0
New Paradigm Capital, Ltd.                             50,000         50,000            0               0
New Britain Radiological 401K Plan FBO Sidney
   Ulreich                                             50,000         50,000            0               0
Chocolate Chip Investments LP (6)                      50,000         50,000            0               0
Jack Kuhn TTEE, Jack Kuhn Revocable Trust Dated
   12/11/00                                            50,000         50,000            0               0
Charles Schwab & Co. Custodian for the IRA
   Rollover of Elinor C. Ganz                          50,000         50,000            0               0
Peddle Partners LLP (7)                                50,000         50,000            0               0
Denshaw Holdings Limited (8)                           50,000         50,000            0               0
Riddell W. Alexander                                   50,000         50,000            0               0
Brad Greenspan                                         50,000         50,000            0               0
Leon Brauser                                           50,000         50,000            0               0
Maryellen Viola                                        50,000         50,000            0               0
Jo-Net                                                 50,000         50,000            0               0
Phyllis Ulreich                                        42,500         42,500            0               0
William J. Bush and Melinda H. Bush TTEE, Bush
   Family Trust Dated 01/01/06                         37,500         37,500            0               0
Eric Goldstein                                         37,500         37,500            0               0
Pinnacle Investment Partners L.P.                      37,500         37,500            0               0
William Bankert                                        35,000         35,000            0               0
Newbridge Securities Corporation                       32,500         32,500            0               0

                                       51

                                                                                  Shares of
                                                     Shares of      Shares of      Common        Percentage of
                                                    Common Stock     Common         Stock        Common Stock
                                                    Owned Prior       Stock      Owned After      Owned After
Name                                              to the Offering    Offered    the Offering   the Offering (1)
----                                              ---------------   ---------   ------------   ----------------

Mark S. Litwin TTEE, Mark S. Litwin Trust Dated
   4/9/97                                              25,000         25,000            0               0
Nancy K. Chiu                                          25,000         25,000            0               0
Tab Properties, LLC (9)                                25,000         25,000            0               0
Arnold Leiber IRA Rollover                             25,000         25,000            0               0
Aharon and Jennifer Ungar                              25,000         25,000            0               0
Sandra Shore-Goldfarb                                  25,000         25,000            0               0
Harold E. Gelber TTEE, Harold Gelber Revocable
   Trust Dated 5/11/2005                               25,000         25,000            0               0
Scott Christie                                         25,000         25,000            0               0
Scott Christie Keogh                                   25,000         25,000            0               0
J. Perlick and E. Perlick TTEEs, Sheldon
   Perlick Marital Trust Dated 6/14/1991               25,000         25,000            0               0
Kevin Montoya TTEE, The Montoya 2005 Revocable
   Trust                                               25,000         25,000            0               0
James Heerema                                          25,000         25,000            0               0
Summerlin Ventures LLC (10)                            25,000         25,000            0               0
James Sullos                                           25,000         25,000            0               0
Mary Bachowsky TTEE, Michael J. Bachowsky TR
   dated 12/31/92                                      25,000         25,000            0               0
Mary Bachowsky TTEE, Laurie C. Bachowsky TR
   12/31/92                                            25,000         25,000            0               0
Mary Bachowsky TTEE, Bachowsky Family TR
   12/31/92                                            25,000         25,000            0               0
Curtin Winsor, III TTEE, Curtin Winsor, III
   Living Trust Dated 5/01/02                          25,000         25,000            0               0
Julie Campbell                                         25,000         25,000            0               0

                                       52

                                                                                  Shares of
                                                     Shares of      Shares of      Common        Percentage of
                                                    Common Stock     Common         Stock        Common Stock
                                                    Owned Prior       Stock      Owned After      Owned After
Name                                              to the Offering    Offered    the Offering   the Offering (1)
----                                              ---------------   ---------   ------------   ----------------

Bruce Campbell                                         25,000         25,000            0               0
Peter Schrobenhauser                                   25,000         25,000            0               0
Au Sai Chuen                                           25,000         25,000            0               0
Andrew C. Park                                         25,000         25,000            0               0
Hyun Park                                              25,000         25,000            0               0
Mark Sherwood                                          25,000         25,000            0               0
David Gendal TTEE, David Gendal Revocable Trust
   Dated 3/5/95                                        25,000         25,000            0               0
John S. Lemak(11)                                      25,000         25,000            0               0
Graves Family Partnership, LLC                         25,000         25,000            0               0
Richard Molinsky                                       25,000         25,000            0               0
New Britain Radiological Assoc. 401K Plan FBO
   Alfred Gladstone                                    18,750         18,750            0               0
Alfred Gladstone                                       18,750         18,750            0               0
Elinor Ganz TTEE, Amy H. Ganz Trust Dated
   9/28/1984                                           15,000         15,000            0               0
Jerry M. Chatel                                        12,500         12,500            0               0
Ann Berkman TTEE, Ann Berkman Revocable Trust
   Dated 4/9/90                                        12,500         12,500            0               0
Beverly Pinnas                                         12,500         12,500            0               0
DiMarino, Kroop & Prieto Gastrointestinal
   Assoc. PA Dated 11/01/1975 (12)                     12,500         12,500            0               0
Charles Schwab & Co. Custodian for Joseph L.
   Berkman Roth IRA                                    12,500         12,500            0               0
Joseph Berkman TTEE, Joseph Berkman Living TR
   Dated 4/9/1990                                      12,500         12,500            0               0
Elinor C. Ganz TTEE, Susan Ganz Trust Dated
   9/28/05                                             12,500         12,500            0               0
Ganz Family Foundation (13)                            12,500         12,500            0               0

                                       53

                                                                                  Shares of
                                                     Shares of      Shares of      Common        Percentage of
                                                    Common Stock     Common         Stock        Common Stock
                                                    Owned Prior       Stock      Owned After      Owned After
Name                                              to the Offering    Offered    the Offering   the Offering (1)
----                                              ---------------   ---------   ------------   ----------------

A. Gladstone and P. Bordeau TTEEs, Gladstone
   Family Trust Dated 8/19/1998                        12,500         12,500            0               0
Alfred Gladstone TTEE, Madge TR FBO Michael
   Gladstone Dated 2/10/97                             12,500         12,500            0               0
Eugene A. Jewett                                       12,500         12,500            0               0
James Davidson and Dan Callahan IV                     12,500         12,500            0               0
John P. Morbeck                                        12,500         12,500            0               0
Sun Young Choi                                         12,500         12,500            0               0
Ronald J. Menello                                      12,500         12,500            0               0
Laura Berlin                                           10,000         10,000            0               0
Charles Schwab & Co. Custodian Stephen
   Sonnabend IRA Rollover                               7,500          7,500            0               0
Paradox Trading Company, LLC (14)                       5,000          5,000            0               0

----------
*    Less than 1% of outstanding shares

(1)  Based upon 15,100,204 shares of common stock outstanding on August 2, 2006 and including, with respect to each individual holder, rights to acquire common stock exercisable within 60 days.

(2)  Based on a Schedule 13D filed by Mr. Page with the SEC on April 6, 2006.
     Includes 65,000 shares issuable upon exercise of outstanding options and
     60,000 shares issuable upon exercise of outstanding warrants that are currently exercisable or will become exercisable within 60 days.

(3)  Based on a Schedule 13G filed by Mr. Baker with the SEC on February 27,
     2006, as amended June 23, 2006. Includes 280,455 shares held by the David
     N. Baker Alaska Trust and 175,000 shares held by Core Fund, L.P. Mr. Baker is the managing principal of Core Fund Management, L.P., which is the general partner of Core Fund, L.P., and therefore has sole voting and dispositive power with respect to the shares held by Core Fund, L.P.

(4)  Based on a Schedule 13G filed by Mr. Abrams with the SEC on February 27,
     2006 as amended on June 14, 2006.

(5)  John S. Lemak has sole voting and dispositive power with respect to these shares. Sandor Capital Mater Fund, L.P. is an affiliate of a broker-dealer.
     Sandor Capital Master Fund, L.P. bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(6)  Ruth Latterner has sole voting and dispositive power with respect to these shares.

(7)  Paul Drucker has sole voting and dispositive power with respect to these shares.

                                       54

(8)  Niki Ioannou and Pamela Millar have voting and dispositive power with respect to these shares.

(9)  Joseph Lutheran has sole voting and dispositive power with respect to these shares.

(10) Michael J. O'Donnell has sole voting and dispositive power with respect to these shares.

(11) John S. Lemak is an affiliate of a broker-dealer. Mr. Lemak bought the shares of common stock in the ordinary course of business and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(12) Anthony DiMarino, MD and Howard Kroop, MD have voting and dispositive power with respect to these shares.

(13) Elinor Ganz has sole voting and dispositive power with respect to these shares.

(14) Harvey J. Kesner has sole voting and dispositive power with respect to these shares.

          None of the selling stockholders has held any position or office or has had any other material relationship with us or any of our predecessors or affiliates during the past three years, except that (1) Carl Page is a member of our board of directors and our Chief Technology Officer, (2) Bill Bush is our
Acting Chief Financial Officer, (3) Harvey Kesner is a partner at the law firm that provides us with legal services, (4) David Baker and Joseph Abrams acted as our consultants and assisted us in effecting a financing transaction as described under "Certain Relationships and Related Transactions", (5) The Del
Mar Consulting Group Inc. with whom we had a consulting agreement as described under "Certain Relationships and Related Transactions" and (6) Newbridge
Securities Corporation, a registered broker-dealer, who served as the placement agent in connection with the final closing of our private placement.

                            DESCRIPTION OF SECURITIES

          We are authorized to issue 50,000,000 shares of common stock and
1,000,000 shares of preferred stock. On August 2, 2006, there were 15,100,204 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

          The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

PREFERRED STOCK

          Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more

                                       55

series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

WARRANTS

          We currently have outstanding warrants to purchase an aggregate of
1,200,055 shares of our common stock. The exercise prices of the warrants range from $0.0001 per share to $4.00 per share. The warrants expire at various times from June 18, 2006 to December 1, 2010. Included in that number are the following warrants issued to the placement agent in connection with the final closing of our private placement transaction: (1) three-year warrants to purchase 16,250 shares of our common stock (representing 5% of the shares sold by the placement agent in the private placement) at an exercise price of $2.00 per share; and (2) additional three-year warrants to purchase 16,250 shares of our common stock (representing 5% of the shares sold by the placement agent in the private placement) at an exercise price of $4.00 per share. Additionally, we issued 100,000 warrants with an exercise price of $2.00 and an expiration date of February 1, 2009 to a consultant in exchange for investor relations services.

LOCK-UP AGREEMENTS

          All shares of common stock held by certain of our executive officers and directors (together with the shares held by their respective affiliates) are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders and their transferees. These lock-up provisions provide, in general, that their shares may not, directly or indirectly, be offered, sold, offered for sale, contracted for sale, hedged or otherwise transferred or disposed of for a period of 12 months following the closing of the private placement transaction.

          In addition, in connection with our underwritten public offering, all of our directors and officers, on the one hand, and consultants (other than those who own in excess of 5% of our outstanding securities), on the other hand, executed lock-up agreements with the underwriters agreeing not to sell, transfer or otherwise dispose of any of our securities they own for a period of twelve months and 180 days from the date of the final prospectus relating to our contemplated public offering, respectively.

"MARKET STANDOFF" PROVISIONS

          In connection with our February 2006 private placement, we entered into a registration rights agreement with the private placement investors which contains a provision whereby each investor in that offering agreed not to transfer or dispose of any of our securities for a period commencing on the date of the final prospectus relating to our underwritten public offering and ending on a date specified by the underwriters of such underwritten public offering, but in no event may that period of time exceed 180 calendar days. The underwriters are permitted to shorten the period of time at their discretion.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW, CERTAIN CHARTER AND BY-LAW PROVISIONS

          Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions have the following effects:

          o    they provide that special meetings of stockholders may be called only by a resolution adopted by a majority of our board of directors;

                                       56

          o    they provide that only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the bylaws may be transacted at an annual meeting of stockholders;

          o    they provide for advance notice of specified stockholder actions, such as the nomination of directors and stockholder proposals;

          o    they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or
               management of our company; and

          o    they allow us to issue, without stockholder approval, up to
               1,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well.

          We are subject to the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a
"business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an
"interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the voting stock of a corporation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law, which we refer to as the "DGCL," provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees)
actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the
Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

                                       57

          Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.
In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

          Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

          We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

          Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to our directors, officers and persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

          We are registering 4,695,910 shares of common stock for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of their shares of common stock, except upon the exercise of warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

          The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

          o    on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o    in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

          o    through the writing of options, whether such options are listed on an options exchange or otherwise;

                                       58

          o    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o    an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o    sales pursuant to Rule 144 under the Securities Act;

          o    broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted by applicable law.

          If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

          The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters"
within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will

                                       59

set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

          Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

          There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

          The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation
M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

          We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders. However, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

          We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

                      WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public at the SEC's web site at
http://www.sec.gov. You may also read and copy any document we file at the SEC's
Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further
information on the Public Reference Room may be obtained by calling the SEC at
1-800-SEC-0330.

          We have filed a registration statement on Form SB-2 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

                                       60

                                  LEGAL MATTERS

          The validity of the securities being offered by this prospectus has been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New
York, New York. A partner of Olshan Grundman Frome Rosenzweig & Wolosky LLP beneficially owns shares of our common stock.

                                     EXPERTS

          Our balance sheet as of December 31, 2005, and the related statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2005 and 2004, have been included in this prospectus in reliance upon the report of Salberg & Company, P.A., independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

                                       61

                          HANDHELD ENTERTAINMENT, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2006
                                   (UNAUDITED)

                          HANDHELD ENTERTAINMENT, INC.

                                   ----------

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                          ------
FISCAL YEAR 2005 (AUDITED)
Report of Independent Registered Public Accounting Firm................     F-2
Balance Sheet as of December 31, 2005..................................     F-3
Statements of Operations for the Years Ended December 31, 2005 and
   2004................................................................     F-4
Statements of Changes in Shareholders' Deficit for the Years Ended
   December 31, 2005 and 2004..........................................     F-5

Statements of Cash Flows for the Years Ended December 31, 2005 and
   2004................................................................     F-7

Notes to Financial Statements..........................................     F-9

FIRST QUARTER 2006 (UNAUDITED)
Condensed Balance Sheet as of March 31, 2006 ..........................    F-36
Condensed Statements of Operations for the Three Months Ended
   March 31, 2006 and 2005.............................................    F-37
Condensed Statements of Cash Flows for the Three Months Ended
   March 31, 2006 and 2005.............................................    F-38
Notes to Condensed Financial Statements................................    F-39

                                       F-1

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Handheld Entertainment, Inc.

We have audited the accompanying balance sheet of Handheld Entertainment, Inc.
as of December 31, 2005, and the related statements of operations, changes in shareholders' deficit, and cash flows for the years ended December 31, 2005 and
2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Handheld Entertainment, Inc. at
December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 19, subsequent to the re-issuance of the
Company's December 31, 2005 financial statements included in the Company's Form
SB-2 and our report thereon dated April 4, 2006, we became aware that the preferred shares that were outstanding at December 31, 2005 should be retroactively reflected as common shares outstanding to reflect the effect of the recapitalization that occurred in February 2006. In our related report we expressed an unqualified opinion with an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern. Our opinion on the revised financials, as expressed herein, remains unqualified with an explanatory paragraph describing conditions that raise a substantial doubt about the Company's ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $5,427,560 and net cash used in operations of $2,901,328 for the year ended December 31, 2005, and a working capital deficit of $5,624,239, a shareholders' deficit of $5,573,998 and an accumulated deficit of $10,849,269 at December 31, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Management's
Plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.
-------------------------------------
SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 4, 2006 (except for Note 19, as
to which the date is June 23, 2006)

                                       F-2

                          HANDHELD ENTERTAINMENT, INC.
                                  BALANCE SHEET

                              AT DECEMBER 31, 2005
                             (Restated, see Note 19)

ASSETS
   Current assets:
      Cash and cash equivalents ................................   $    277,734
      Accounts Receivables, net ................................        902,492
      Inventories, net .........................................        165,732
      Prepaid expenses .........................................        118,354
                                                                   ------------
   TOTAL CURRENT ASSETS ........................................      1,464,312
   Fixed assets, net ...........................................         27,813
   Capitalized software, net ...................................         10,034
   Deposit .....................................................         12,394
                                                                   ------------
TOTAL ASSETS ...................................................      1,514,553
                                                                   ============
LIABILITIES AND SHAREHOLDERS' DEFICIT
   Current liabilities:
      Trade accounts payable ...................................      1,184,086
      Accrued and other liabilities ............................        705,675
      Trade accounts and other obligations payable to
         officers, affiliates and related parties ..............      1,348,241
      Short term convertible and non-convertible notes
         and loans .............................................        109,500
      Short term convertible notes and loans, related party ....      3,741,049
                                                                   ------------
   TOTAL CURRENT LIABILITIES ...................................      7,088,551
TOTAL LIABILITIES ..............................................      7,088,551
Commitments and contingencies (Note 11) ........................             --
Shareholders' Deficit
   Common stock, $0.0001 par value; 50,000,000 authorized;
      5,283,954 issued and outstanding .........................            529
   Additional Paid in Capital - Stock Warrants and Options .....      2,482,073
   Additional Paid in Capital ..................................      2,792,669
   Accumulated deficit .........................................    (10,849,269)
                                                                   ------------
   TOTAL SHAREHOLDERS' DEFICIT .................................     (5,573,998)
                                                                   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT ....................   $  1,514,553
                                                                   ============

                                       F-3

                          HANDHELD ENTERTAINMENT, INC.
                            STATEMENTS OF OPERATIONS

                                                                         RESTATED (SEE NOTE 19)
                                                                        YEARS ENDED DECEMBER 31,
                                                                       -------------------------
                                                                           2005          2004
                                                                       -----------   -----------

Sales ..............................................................   $ 1,955,181   $   550,811
Cost of goods sold .................................................     1,973,556       607,400
                                                                       -----------   -----------
GROSS MARGIN .......................................................       (18,375)      (56,589)
COSTS AND EXPENSES
   Bad debt expense ................................................        19,407        43,735
   Sales and marketing .............................................       788,713       562,779
   General and administrative ......................................     3,466,506     2,275,206
   Research and development ........................................       992,821       396,236
                                                                       -----------   -----------
TOTAL OPERATING EXPENSES ...........................................     5,267,447     3,277,956
                                                                       -----------   -----------
LOSS FROM OPERATIONS ...............................................    (5,285,822)   (3,334,545)
OTHER INCOME AND (EXPENSE)
   Interest income .................................................            --         6,897
   Interest expense ................................................      (141,738)      (67,283)
                                                                       -----------   -----------
TOTAL OTHER INCOME (EXPENSE) .......................................      (141,738)      (60,386)
                                                                       -----------   -----------
NET LOSS ...........................................................   $(5,427,560)  $(3,394,931)
                                                                       ===========   ===========
NET LOSS PER SHARE - BASIC AND DILUTED .............................   $     (1.13)  $     (0.73)
                                                                       ===========   ===========
Weighted Average shares used in computing basic and diluted net loss
   per share .......................................................     4,812,673     4,637,234
                                                                       ===========   ===========

                                       F-4

                          HANDHELD ENTERTAINMENT, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                             RESTATED (SEE NOTE 19)

                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                           ADDITIONAL
                                                            PAID IN
                                       COMMON STOCK      CAPITAL STOCK   ADDITIONAL
                                    ------------------    WARRANTS AND      PAID       ACCUMULATED
                                      SHARES    AMOUNT      OPTIONS      IN CAPITAL      DEFICIT        TOTAL
                                    ---------   ------   -------------   ----------   ------------   -----------

BALANCE AT DECEMBER 31, 2003 ....   4,501,485    $451      $  234,041    $1,552,577   $ (2,026,778)  $  (239,709)
Issuance of Series D convertible
   preferred stock at $3.75 per
   share, net of issuance costs
   of $27,000 (1) ...............     175,348      17              --       630,537             --       630,554
Issuance of Series D convertible
   preferred stock at $3.75 per
   share in exchange for
   services rendered (1) ........       6,666       1              --        24,999             --        25,000
Issuance of options and warrants
   related to:
   Employee services rendered ...          --      --       1,012,410            --             --     1,012,410
   Non-Employee services rendered          --      --         116,117            --             --       116,117
Net loss 2004 ...................          --      --              --            --     (3,394,931)   (3,394,931)
                                    ---------    ----      ----------    ----------   ------------   -----------
BALANCE AT DECEMBER 31, 2004 ....   4,683,499    $469      $1,362,568    $2,208,113   $ (5,421,709)  $(1,850,559)
                                    ---------    ----      ----------    ----------   ------------   -----------
Issuance of Series D convertible
   preferred stock at $3.75 per
   share in exchange for
   services rendered (1) ........      39,545       4              --       148,288            --        148,292
Issuance of common stock in
   exchange for services
   rendered .....................     560,910      56              --       504,763             --       504,819
Offering Costs ..................          --      --              --       (68,495)            --       (68,495)
Issuance of options and warrants
   related to:
   Employee services rendered ...          --      --       1,061,975            --             --     1,061,975
   Non-Employee services rendered          --      --          57,530            --             --        57,530
Net loss 2005 ...................          --      --              --            --     (5,427,560)   (5,427,560)
                                    ---------    ----      ----------    ----------   ------------   -----------

                                       F-5

                                                           ADDITIONAL
                                                            PAID IN
                                       COMMON STOCK      CAPITAL STOCK   ADDITIONAL
                                    ------------------    WARRANTS AND      PAID       ACCUMULATED
                                      SHARES    AMOUNT      OPTIONS      IN CAPITAL      DEFICIT        TOTAL
                                    ---------   ------   -------------   ----------   ------------   -----------

BALANCE AT DECEMBER 31, 2005 ....   5,283,954    $529      $2,482,073    $2,792,669   $(10,849,269)  $(5,573,998)
                                    ---------    ----      ----------    ----------   ------------   -----------

----------
(1)  The issuance of these shares as preferred stock reflects their character at the time of issuance. However, as part of the reverse merger and subsequent recapitalization, these shares have been converted to common stock reflecting the capital structure of the registrant.

                                       F-6

                          HANDHELD ENTERTAINMENT, INC.
                            STATEMENTS OF CASH FLOWS

                                                      Years Ended December 31,
                                                     -------------------------
                                                         2005          2004
                                                     -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ......................................   $(5,427,560)  $(3,394,931)
   Adjustments to reconcile net income to net cash
      used by operating activities:
      Depreciation and amortization ..............        16,704        15,264
      Amortization of debt discount ..............            --        38,273
      Bad debt expense ...........................        19,407        43,735
      Valuation Allowance for inventory ..........        56,865            --
      Settlement Loss ............................            --        63,052
      Non-Cash exchange of note for services .....            --        50,000
      Non-Cash expenses related to preferred stock
         issued for services .....................       148,292        25,000
      Non-Cash expenses related to common
         stock issued for services ...............       504,819            --
      Non-Cash charges related to warrants issued
         to non-employees for services ...........        57,530       116,117
      Non-Cash charges under APB 25 related to
         stock options and warrants issued with
         intrinsic value to employees ............     1,061,975     1,012,410
      Interest income related to the issuance of a
         Note to a Related party for the purchase
         of Common and Preferred Stock ...........            --         5,465
   Changes in assets and liabilities:
      Accounts Receivable ........................      (865,445)      (81,127)
      Inventories ................................       204,500       127,845
      Other Assets ...............................      (123,749)          206
      Trade accounts payable .....................       141,356       281,700
      Accrued and other liabilities ..............       280,148       328,474
      Trade Accounts and advances payable to
         Officers, Affiliates and Related
         Parties .................................     1,023,830       208,708
                                                     -----------   -----------
NET CASH USED IN OPERATING ACTIVITIES ............   $(2,901,328)  $(1,159,809)
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment .........................       (23,377)           --
                                                     -----------   -----------
NET CASH USED IN INVESTING ACTIVITIES ............   $   (23,377)  $        --
CASH FLOWS FROM FINANCING ACTIVITIES:
   Short Term Borrowings from Related Parties ....     3,250,319            --
   Offering Costs ................................       (68,495)           --
   Proceeds from notes ...........................            --        94,500
   Proceeds on subscription note receivable ......            --        50,000
   Long Term Borrowings from (repayments to)
      Related Parties ............................        (8,370)      460,730
   Bank Overdraft ................................            --       (46,991)
   Sale of Series D Preferred Stock ..............            --       657,554

                                       F-7

                                                      Years Ended December 31,
                                                     -------------------------
                                                         2005          2004
                                                     -----------   -----------
   Series D Offering costs .......................            --       (27,000)
                                                     -----------   -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES ........   $ 3,173,454   $ 1,188,793
Net increase in cash and cash equivalents ........       248,749        28,984
Cash and cash equivalents at beginning of year ...        28,984            --
                                                     -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR .....   $   277,733   $    28,984
                                                     -----------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid ....................................   $        --   $        --
Income tax paid ..................................            --            --
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
   ACTIVITIES ....................................   $        --   $        --

                                       F-8

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Handheld Entertainment, Inc. ("we", "us", "our", or "the Company",) is a
California corporation (before its recapitalization in February 2006 -- see Note
18) and was formed in February 2003. We design, develop and market portable media players (PMP) and deliver digital content through our website,
www.zvue.com.

We offer consumers robust, easy to use mobile devices at a compelling value, as well as access to a large and growing library of audio and video digital content assets. Our devices have been designed to be compatible with virtually all formats of content. Our portable media players are sold in approximately 1,800 stores in the United States. Our strategy is to capitalize on the synergy between portable digital entertainment products and related digital content.

We are focused on two large and growing synergistic multi-billion dollar markets
-- portable digital media devices and distributed digital content. There is an increasing demand for 'on the go' entertainment. Trends such as increased broadband penetration into the home and the proliferation of wi-fi "hot spots"
have increased consumers' expectations for access to digital content across many different channels. Digital video recorders have freed consumers to view media
"when they want" and location shifting technologies used for transferring digital content between devices have enabled consumers to view media "where they want". Content distribution is also undergoing dynamic changes as both new and classic music videos, television shows and films are made available for downloading to devices. We believe that devices need content, content providers require robust devices, and consumers want a complete solution. We offer that solution.

We believe we are well positioned to take advantage of the projected growth in both PMP and digital content markets. Our strategy consists of the following elements:

o    a family of products, mass marketed at a compelling value

o    easy to use -- out of the box experience

o    diverse and continually relevant online content service

o    device and content flexibility

By providing consumers a solution that includes devices as well as content, our goal is to create a powerful platform that will encourage consumers to adopt our devices, access our content and thus distinguish us from the competition.

We are subject to the risks associated with similar companies in a comparable stage of growth and expansion. These risks include, but are not limited to, fluctuations in operating results, seasonality, a lengthy sales cycle, competition, a limited customer base, dependence on key individuals and international partners, foreign currency exchange rate fluctuations, product concentration, and the ability to adequately finance our ongoing operations.

                                       F-9

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

USE OF ESTIMATES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions in preparation of the financial statements. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be effected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application.
There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. Significant estimates in 2005 and 2004 include the valuation of accounts receivable and inventories, valuation of capital stock, options and warrants granted for services, estimates of allowances for sales returns and the estimate of the valuation allowance on deferred tax assets.

CONCENTRATIONS

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2005. As of December 31, 2005, the Company's bank balance exceeded FDIC amounts by $373,724.

At December 31, 2005, one retailer accounted for approximately 98% of gross accounts receivable before the allowance for doubtful accounts.

Concentration of Revenues

In the year ended December 31, 2005, one retailer represented 94% of our revenues and we therefore were materially dependent upon them. Due to the nature of our business and the relative size of the contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, including the above customer, would have a material adverse effect on our results.

Concentration of Supplier

Manufacturing of our ZVUE product is performed in China by our manufacturing partner who is a related party (see Note 10). Any disruption of the manufacturing process as a result of political, economic, foreign exchange or other reasons could be disruptive to our operations. We have no reason to expect such a disruption but we believe that, if necessary, production could be reestablished in other territories in a reasonable period of time at reasonable terms. This is, however, a forward-looking statement that involves significant risks and uncertainties. It is possible that relocation of production, if it were to become necessary, would take longer and be more expensive than anticipated. At December 31, 2005, $4,562 of component inventory was held at the
Chinese location.

                                      F-10

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Purchases during 2005 and 2004 from our manufacturing partner were approximately
$1,711,000 and $403,000, respectively. Amounts payable due to this vendor at
December 31, 2005 was approximately $887,000 and are included in accounts payable and other obligations payable to officers, affiliates and related parties. The balance due is fully collateralized by substantially all assets of the Company.

Product Concentration

During 2005, revenues were derived primarily from the sale of one product model.

Lender Concentration

During 2005, cash raised in financing activities was $3,250,319, which was funded by one lender who is a director and officer of the Company.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. However, as of the year ended
December 31, 2005, we held no such investments.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of cash and cash equivalents, trade receivables, and current liabilities approximates carrying value due to the short maturity and/or recent issuance of such instruments.

ACCOUNTS RECEIVABLE

We sell our products to end-users through retailers and other resellers who are extended credit terms after an analysis of their financial condition and credit worthiness.

Credit terms, when extended, are based on evaluation of the customers' financial condition and, generally, collateral is not required. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. Management regularly evaluates the allowance for doubtful accounts considering a number of factors. Estimated losses are based on the aging of accounts receivable balances, a review of significant past due accounts, and our historical write-off experience, net of recoveries. If the financial condition of our customers were to deteriorate, whether due to deteriorating economic conditions generally, in the industry, or otherwise, resulting in an impairment of their ability to make payments, additional allowances would be required.

The Company establishes an allowance and charges bad debt expense on accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the bad debt expense in the period of recovery.

The majority of the Company's accounts receivable are due from established retailers engaged in the sale of consumer electronics to end users. Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are reviewed for collectability and after 30 days are considered past due.

                                      F-11

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

INVENTORIES

Inventories, consisting primarily of finished goods and components, are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-saleable inventories, and records necessary provisions to reduce such inventories to net realizable value. We recognize all inventory reserves as a component of product costs of goods sold.

FIXED ASSETS

Fixed assets are stated at cost. Depreciation of furniture, equipment, computer equipment and software purchased for internal use, is computed using the straight-line method over the estimated useful lives of the respective assets of
3 to 7 years.

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statement of Financial Accounting Standards SFAS No. 86, "Accounting for
the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" for
software that is embedded in our products. We cease capitalizing computer software costs when the product is available for general release to customers.
Costs associated with acquired completed software are capitalized.

We amortize capitalized software development costs on a product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or (b) 18, 36, or 60 months, depending on the product. We evaluate the net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates its long-lived assets and intangible assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists
(generally a purchase order), product has been shipped, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured.
Our revenue is primarily derived from sales of PMPs to retailers. We record the associated revenue at the time of the sale net of estimated returns. We also sell our products directly to end-users via the Internet and we record revenue when the product is shipped, net of estimated returns.

The Company follows the guidance of Emerging Issues Task Force (EITF) Issue 01-9
"Accounting for Consideration Given by a Vendor to a Customer" and (EITF) Issue
02-16 "Accounting By a Customer (Including a Reseller) for Certain
Considerations Received from Vendors." Accordingly, any incentives

                                      F-12

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

received from vendors are recognized as a reduction of the cost of products.
Promotional products given to customers or potential customers are recognized as a cost of sales. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

RESERVE FOR SALES RETURNS

Our return policy generally allows our end users and retailers to return purchased products for refund or in exchange for new products within 90 days of end user purchase. We estimate a reserve for sales returns and record that reserve amount as a reduction of sales and as a sales return reserve liability.

SHIPPING AND HANDLING COSTS

Amounts invoiced to customers for shipping and handlings are included in sales.
Actual shipping and handling costs to ship products to our customers are included in general and administrative expenses and were $197,320 and $21,468 in
2005 and 2004, respectively.

ADVERTISING COSTS

In accordance with SOP 93-7, we expense advertising costs as they are incurred.
Advertising and related promotion expenses for the year ended December 31, 2005 and 2004 were $89,059 and $21,400, respectively.

RESEARCH AND DEVELOPMENT

In accordance with Statement of Financial Accounting Standards No. 2 "Accounting
For Research and Development Costs," the Company expenses all research and development costs. Research and development expense for the years ended December
31, 2005 and 2004 were $992,821 and $396,236 respectively.

STOCK BASED AWARDS (RESTATED, SEE NOTE 19)

We account for stock-based compensation plans in accordance with Accounting
Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to
Employees", under which no compensation cost is recognized in the financial statements for employee stock arrangements when grants are made at fair market value. We have adopted the disclosure-only provisions of SFAS No. 123,
"Accounting for Stock Based Compensation" as amended by SFAS No. 148,
"Accounting for Stock-Based Compensation-Transition and Disclosure".

Had compensation cost for the stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS 123, net loss would have been changed to the pro forma amounts indicated below. The pro forma financial information should be read in conjunction with the related historical information and is not necessarily indicative of actual results.

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                 2005          2004
                                                             -----------   -----------

Net loss, as reported.....................................   ($5,427,560)  ($3,394,931)
Intrinsic compensation charge recorded under APB 25.......     1,061,975     1,012,410
Pro Forma compensation charge under SFAS 123, net of tax..    (1,306,677)   (1,145,559)
Pro Forma net loss........................................   ($5,672,262)  ($3,528,080)

                                      F-13

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                 2005          2004
                                                             -----------   -----------

Net Loss Per Share:
   Basic and Diluted -- as reported.......................     ($1.13)       ($0.73)
   Basic and Diluted -- pro forma.........................     ($1.17)       ($0.76)

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                              YEAR ENDED DECEMBER 31,
                                              -----------------------
                                                  2005        2004
                                               ---------   ---------
Risk-free interest rates...................    3.1 - 4.5%  3.1 - 4.5%
Expected dividend yields...................       0.0%        0.0%
Expected volatility........................      82.7%       82.7%
Expected option life (in years)............        5           5

The weighted average fair values as of the grant date for grants made in the year ended December 31, 2005 and 2004 were $0.73 and $0.77, respectively.

We have granted options and warrants to certain key consultants and other non-employees, which resulted in non-cash expenses recognized as of December 31,
2005 and 2004. Non-cash expenses for grants to non-employees were recorded at the time of options and warrant grants and calculated using the Black-Scholes method of valuation. The non-cash expense for stock based compensation has been as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                              2005      2004
                                                            -------   --------
NON-CASH STOCK BASED COMPENSATION TO NON-EMPLOYEES....      $57,530   $116,117

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial
Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS
No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

SHARE-BASED PAYMENT - REVISION OF SFAS 123, ACCOUNTING FOR STOCK-BASED
COMPENSATION - In December 2004, FASB issued Statement of Financial Accounting
Standards SFAS No. 123 (Revised 2004), "Share-Based Payment". The new
pronouncement replaces the existing requirements under SFAS No.123 and APB 25.
According to SFAS No. 123 (R), all forms of share-based payments to employees, including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the Statement of Operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require instead that such transactions be accounted for using a fair-value based method. FASB concluded that, for small business issuers, SFAS
No. 123 (R) is effective for awards and stock options granted, modified or settled in cash in annual periods beginning after December 15,

                                      F-14

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

2005. SFAS No. 123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years.

Because we do have an employee stock option plan and do use stock options in attracting and retaining our employees, we anticipate that reported compensation expense will be higher than if SFAS No. 123(R) were not effective. The pro forma effects, shown above, on net loss had SFAS 123 been applied may give a reasonable idea of what the historical effects would have been had SFAS 123(R)
applied. We are in the process of evaluating, however, what alternate methods, permitted by SFAS 123(R) but not SFAS 123 that we might use to value the options and the effects that this will have on our statements of operations. We are also evaluating the effects that the SFAS 123(R) transition rules will have on our financial statements.

EXCHANGES OF NON-MONETARY ASSETS - AN AMENDMENT OF APB OPINION NO. 29 - In
December 2004, FASB issued SFAS 153, "Exchanges of Non-Monetary Assets -- an amendment to APB Opinion No. 29". This statement amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Adoption of this statement is not expected to have a material impact on our results of operations or financial condition.

INVENTORY COSTS - AN AMENDMENT OF ARB NO. 43, CHAPTER 4 - In November 2004, the
FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter
4". The standard requires that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred.
SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

ACCOUNTING CHANGES AND ERROR CORRECTIONS - AN AMENDMENT OF APB NO. 20 AND FASB
NO. 3 - In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error
Corrections" ("SFAS 154"). This statement replaces APB Opinion No. 20
"Accounting Changes" and FASB Statement No. 3 "Reporting Accounting Changes in
Interim Financial Statements". SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods'
financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this SFAS requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of equity or net assets for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this SFAS requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The Company adopted this SFAS as of January 1, 2006.
There is no current impact on the Company's financial statements with the adoption of this FASB.

NOTE 2 -- GOING CONCERN

As reflected in the accompanying financial statements, the Company has a net loss of $5,427,560 and net cash used in operations of $2,901,328 for the year ended December 31, 2005, and a working capital deficit of $5,624,239, a stockholders' deficit of $5,573,998 and an accumulated deficit of $10,849,269 at

                                      F-15

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

December 31, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

Historically, we have financed our working capital and capital expenditure requirements primarily from short and long-term notes, sales of common and preferred stock and the product financing arrangement we established with our contract-manufacturing partner. We are seeking additional equity and/or debt financing to sustain our growth strategy. We were able to obtain sufficient funds subsequent to December 31, 2005 (see note 18), to continue in operation at least through the completion of these financial statements. We believe that based on our current cash position, our borrowing capacity, and our assessment of how potential equity investors will view us, we will be able to continue operations at least through the end of 2006. The forecast that our financial resources will last through that period is a forward-looking statement that involves significant risks and uncertainties. It is reasonably possible that we will not be able to obtain sufficient financing to continue operations.
Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

We plan on generating future revenues from the sale of our existing and future products through retail establishments. The time required for us to become profitable from operations is highly uncertain, and we cannot assure you that we will achieve or sustain operating profitability or generate sufficient cash flow to meet our planned capital expenditures, working capital and debt service requirements.

We believe that actions being taken by management as discussed above provide the opportunity to allow us to continue as a going concern.

NOTE 3 -- ACCOUNTS RECEIVABLE, NET

Accounts receivable........................   $965,634
Less: Allowance for doubtful accounts......    (63,142)
                                              --------
Accounts Receivable, net...................   $902,492
                                              ========

Bad debt expense for the years ended December 31, 2005 and 2004 was $19,407 and
$43,735 respectively.

NOTE 4 -- INVENTORIES

At December 31, 2005, Inventories consists of the following:

Finished Goods.............................   $ 218,035
Components.................................   $   4,562
Less: Valuation Allowance..................    ($56,865)
                                              ---------
Total......................................   $ 165,732
                                              =========

As of December 31, 2005, the Company established an inventory valuation reserve of $56,865 primarily related to sales returns. The $56,865 was charged to cost of goods sold.

                                      F-16

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 5 -- FIXED ASSETS

At December 31, 2005, Property, equipment and software consisted of the following:

Equipment............................................   $  43,048
Software (Internal Use)..............................   $  10,114
Furniture............................................   $   4,736
Less: Accumulated depreciation and Amortization......    ($30,085)
                                                        ---------
Total................................................   $  27,813
                                                        =========

Depreciation expense and amortization is computed using the straight-line method over the estimated useful lives of 3 - 7 years. We incurred depreciation expense of $12,551 and $11,111 for the years ended December 31, 2005 and 2004, respectively.

NOTE 6 -- CAPITALIZED SOFTWARE, NET

ACQUISITION OF AVS TECHNOLOGY

In May 2003, we completed an asset purchase agreement whereby we acquired title and interest in certain intangible assets referred to as the AVS Technology. The technology was developed to assist in the compression of audio and video content for use in the ZVUE product. The $20,762 in consideration for the acquisition was paid in a combination of 678,028 unregistered common shares and 163,380 preferred Series A stock valued at $0.0005 and $0.125 per share, respectively.
(See Note 14)

This transaction was not deemed to be a material business combination, therefore, no pro forma results are required under the Statement of Financial
Accounting Standards No. 141. We did not record any goodwill as a result of this acquisition.

At December 31, 2005 capitalized software consists of the following:

At Cost..............................................   $ 20,762
Less: Amortization...................................    (10,728)
                                                        --------
Net Book Value.......................................   $ 10,034
                                                        ========

Amortization expense is computed using the straight-line method over the estimated useful life of 5 years. We incurred amortization expenses of $4,153 and $4,153 for the years ended December 31, 2005 and 2004, respectively.

Annual amortization for the next five years is expected to be as follows:

2006.................................................   $ 4,153
2007.................................................     4,153
2008.................................................     1,728
2009.................................................        --
2010.................................................        --
                                                        -------
                                                        $10,034
                                                        =======

                                      F-17

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 7 -- DEBT

The following table details our short term convertible and non-convertible notes and loans as of December 31, 2005:

Convertible 10% Notes Payable -- Preferred Series D..................   $ 64,500
Convertible 9.5% Promissory Notes -- Preferred Series D..............     30,000
8% Promissory Note Payable with Warrants Attached-- (see Note 10)....     15,000
                                                                        --------
                                                                        $109,500
                                                                        ========

The following table details our short term convertible and non-convertible notes and loans, related party:

8% Promissory Note Payable to Related Parties with warrants
attached -- (See Note 10)..........................................   $   20,000
Convertible 8% Promissory Notes -- Common Stock (See Note 10)......    3,694,049
Convertible 9.5% Promissory Notes -- Common Stock (See Note 10)....       27,000
                                                                      ----------
                                                                      $3,741,049
                                                                      ==========

CONVERTIBLE 10% NOTES PAYABLE -- PREFERRED SERIES D

In February 2004, the company sold $64,500 of notes that were convertible into its Series D preferred stock at a price equal to $3.75. The preferred series D stock is convertible to the common stock of the Company on a one for one ratio.
The notes carry a 10% interest rate and were due and payable on demand but not earlier than one year after issuance. As of December 31, 2005, the notes and all interest earned were outstanding.

As of December 31, 2005, we had accrued approximately $11,950 of interest related to the notes.

CONVERTIBLE 9.5% PROMISSORY NOTES -- PREFERRED SERIES D

In June 2004, the company sold notes equal to $30,000 that carried a 9.5%
interest rate and were due and payable June 15, 2005. Additionally, the holder was entitled to convert the note to preferred series D stock at the holder's election at a price equal to $3.75. The preferred series D stock is convertible to the common stock of the Company on a one for one ratio. As of December 31,
2005, the notes and all interest earned were outstanding.

As of December 31, 2005, we had accrued approximately $4,300 of interest related to the notes.

The note and all accrued interest were paid in full in January 2006 as part of a settlement agreement with the note holder. The settlement included the release of various other claims and resulted in a payment of $35,000 to the note holder which represented the principal and accrued interest through the payment date.
With the settlement agreement, the note holder forgave all rights and responsibilities as they relate to the note, potential conversion of the note and any other claims that the note holder may have asserted.

All convertible notes were reviewed by management to determine if the embedded conversion rights qualified as derivatives under FASB Statement 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations.
Management determined the embedded conversion features were not derivatives and accordingly each convertible instrument is reflected as one combined instrument in the accompanying financial statements. Management then reviewed whether a beneficial conversion feature and value existed. For convertible notes with fixed conversion terms, there was no beneficial conversion value as the conversion price equaled the fair market value of the underlying capital shares at

                                      F-18

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

the debt issuance date. For convertible instruments with a variable conversion price, due to the contingency of the conversion being linked to a future offering not under control of the creditor, any beneficial conversion amount will be measured and recorded when the contingency is resolved.

The following table details the repayments of the debt detailed above over the next five years ending December 31, 2010 and thereafter:

                                                 FISCAL YEAR ENDING DECEMBER 31,
                                        -------------------------------------------------
                                                                                 2010 AND
                                           2006      2007   2008   2009   2010    BEYOND
-------------------------------------   ----------   ----   ----   ----   ----   --------

Short Term Debt .....................   $3,850,549    $--    $--    $--    $--      $--
Long Term Debt ......................           --     --     --     --     --       --
                                        ----------    ---    ---    ---    ---      ---
TOTAL REPAYMENTS ....................   $3,850,549    $--    $--    $--    $--      $--
                                        ----------    ---    ---    ---    ---      ---

The total interest expense was $141,738 and $67,283 for the years ended December
31, 2005 and 2004, respectively.

Amortization of debt discount included in interest expense during 2005 and 2004 was $0 and $38,273, respectively (see Related Parties Note 10).

The weighted average interest rate on short-term notes and loans was 8.1% at
December 31, 2005.

NOTE 8 -- TRADE ACCOUNTS AND OTHER OBLIGATIONS PAYABLE TO OFFICERS, AFFILIATES
AND RELATED PARTIES

As of December 31, 2005, trade accounts and other obligations payable to officers, affiliates and related parties consist of the following:

NAME                                    RELATIONSHIP
-------------------------------------   ------------------------------------------

Eastech Electronics (Taiwan), Inc. ..   Manufacturing Partner and former Director    $  886,518
Nekei Consulting LLC ................   Controlled by Bill & Tim Keating, Chairman
                                        and COO                                         300,000
Gregory Sutyak ......................   Company Officer (EVP)                            48,294
Carl Page ...........................   Director & CTO                                   30,265
The Ardtully Group ..................   Related Party Consultant                         24,552
Other ...............................                                                    58,612
                                                                                     ----------
                                                                                     $1,348,241
                                                                                     ==========

The accounts payable balance due Eastech Electronics (Taiwan), Inc. at December
31, 2005 is collateralized by substantially all of the assets of the Company.

NOTE 9 -- ACCRUED AND OTHER LIABILITIES

As of December 31, 2005, accrued and other liabilities consist of the following:

Accrued & other liabilities:
   Payroll & benefits ...............................................   $211,977
   Reserve for sales returns ........................................    200,089
   Accrued Interest .................................................    158,371
   Accrued Royalties ................................................     50,000

                                      S-19

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

   Settlement liabilities ...........................................     45,000
   Other ............................................................     40,238
                                                                        --------
TOTAL ACCRUED & OTHER LIABILITIES ...................................   $705,675
                                                                        ========

RETURNS RESERVE

The activity in the Reserve for Sales Returns Account during 2005 was as follows:

Opening balance -- December 31, 2004 ................................   $ 12,300
Additions -- recorded as a reduction of Sales .......................    187,789
Deductions ..........................................................         --
                                                                        --------
Ending balance -- December 31, 2005 .................................   $200,089
                                                                        ========

VENDOR SETTLEMENT

The Company entered into a settlement agreement with a vendor related to the purchase of certain advertising for the ZVUE product. The advertising included actual advertising purchased as well as various creative work completed by the vendor. To settle the matter the Company and the vendor entered into the settlement agreement and released all claims against each other. The terms of the settlement agreement call for the Company to make payments to the vendor of
$10,000 per month for 15 months. As of December 31, 2005, the Company was in compliance with the agreement and had paid the vendor $110,000. The remaining
$45,000 due as of December 31, 2005, is included in accrued and other liabilities.

SEPARATION AGREEMENT

The Company entered into a separation agreement in 2004 with a former officer who is a current director. The amount included in settlement liabilities is
$28,000. No similar agreement was entered into during 2005.

NOTE 10 -- RELATED PARTY TRANSACTIONS

NOTES RECEIVABLE FROM RELATED PARTIES -- COMMON STOCK PURCHASE

In May 2003, the Company entered into a subscription promissory note agreement with an affiliate of a related party officer to finance the purchase of the
Company's common stock. The loan of $50,000 was utilized to purchase 400,000 shares. The note carried 5% simple interest and was due on September 30, 2003.
In 2004, the loan and all accrued interest were forgiven as a part of an employment agreement with the related party and charged to compensation expense.

As of December 31, 2005 and 2004, we had accrued $0 and $2,500 of interest income related to the note.

NOTES RECEIVABLE FROM RELATED PARTIES - PREFERRED SERIES B STOCK PURCHASE

In May 2003, the Company entered into a subscription promissory note agreement with an affiliate of a related party officer to finance the purchase of the
Company's preferred stock series B. The loan of $150,000 was utilized to purchase 166,667 shares. The note carried 5% simple interest and was due on
September 30, 2003. In 2004, $50,000 was paid on the note and subsequently the remaining principal balance and all accrued interest were fully reserved for as a result of our analysis of the potential

                                      F-20

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

collectability of the note and related interest. As a result of this analysis, the Company recorded a settlement loss of approximately $63,000 in 2004 against the note.

As of December 31, 2004, we had accrued approximately $4,400 of interest income related to the note.

8% PROMISSORY NOTES PAYABLE TO RELATED PARTIES WITH WARRANTS ATTACHED

On December 15, 2003, we entered into two promissory notes with two members of the Board of Directors for $20,000 and $15,000, respectively. The notes carried an 8% interest rate and were due on January 14, 2004. Additionally, each holder is entitled to receive a warrant to purchase 3 shares of the common stock of the
Company for each dollar of principal. These warrants have a strike price of
$0.375 and will expire three years from issuance. The warrants were valued at
$76,545 utilizing the Black-Scholes valuation model and were being recognized as equity and interest expense over the original term of the loan. As of December
31, 2005, the notes and all interest earned were outstanding and in default.
These notes were amended in January 2006 and the due date extended to July 1,
2006. At December 31, 2005, we considered the $15,000 note holder to no longer be a related party and accordingly this note is presented on the balance sheet in the $109,500 balance to non-related parties.

As of December 31, 2005 and 2004, we had accrued approximately $2,800 and $2,930 of interest related to the notes. We also recognized $0 and $38,273 of interest expense for both the years ended December 31, 2005 and 2004 as a result of the issuance of the warrants described above.

LOAN PAYABLE TO A RELATED PARTY

In December 2003, the Company received a series of cash advances from an executive officer equal to $18,370. The advances carry no interest rate or conversion rights and are due on demand.

As of December 31, 2004, the balance outstanding was $8,370. This balance was paid in full during 2005.

CONVERTIBLE 9.5% PROMISSORY NOTES - COMMON STOCK

In June and July 2004, the Company received $27,000 in advances from a current director which carried a 9.5% interest rate and were due on demand. In January
2006, the advances were converted into a note with a new maturity date of July
1, 2006. Additionally, the note holder is entitled to convert the note and all accrued and unpaid interest to common stock at the holder's election at a price equal to $3.75 per share. As of December 31, 2005, the notes and all interest earned were outstanding.

As of December 31, 2005, we had accrued approximately $2,600 of interest related to the notes. Subsequent to year end, this note was converted into common stock
(See note 18).

CONVERTIBLE 8.0% PROMISSORY NOTES - COMMON STOCK

Effective December 31, 2004, the Company converted a series of cash advances from a current director into notes equal to $443,730. The notes carry an 8.0%
interest rate and are due and payable July 1, 2006.

As of December 2005, the Company converted an additional series of cash advances in the amount of $354,500 made during 2005 by the same director into an 8.0%
convertible promissory note due and payable July 1, 2006.

                                      F-21

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

The notes holder is entitled, at the holder's election, to convert the above referenced notes and all accrued and unpaid interest to common stock at a 40.0%
discount to the most current price at which the Company raised equity securities. As of December 31, 2005, the notes and all interest earned were outstanding. Subsequent to year end, these notes were converted into common stock (See note 18).

In addition to the notes described above and as of December 31, 2005, the
Company had converted additional cash advances made during 2005 by the same director listed above into notes equal to $2,895,819. The notes also carry an
8.0% interest rate and are also due and payable July 1, 2006. The notes holder is also entitled, at the holder's election, to convert the note and all accrued and unpaid interest to common stock at a 15.0% discount to the most current price at which the Company raised equity securities. As of December 31, 2005, the notes and all interest earned were outstanding. Subsequent to year end, this note was converted into common stock (See note 18).

As of December 31, 2005, we had accrued approximately $64,000 of interest related to these notes.

CHIEF EXECUTIVE OFFICER - COMPENSATION PACKAGE AND AMENDMENT OF COMPENSATION
PACKAGE

In November 2004, the Board approved the hiring of Mr. Jeff Oscodar as Chief
Executive Officer. Mr. Oscodar was to serve in the role as an independent contractor. The details of his compensation included an $180,000 annual salary, gross of taxes and approximately 5%, on a fully diluted basis, of the Company's equity in the form of stock options (or 433,350 non-qualified stock options).

In November 2005, the Board approved the amendment of Mr. Oscodar's compensation package with the issuance to him of an additional 5% of the equity of the
Company, on a fully diluted basis, in the form of stock options (or 502,160 non-qualified stock options) and an increase in his annual salary to $300,000, effective upon the consummation of a financing transaction which results in
Handheld becoming a publicly traded company which occurred on February 10, 2006.
(Note 18).

RELATED PARTY VENDOR AGREEMENT AND FINANCING AND ESCROW AGREEMENT

Under a two-year agreement dated June 2003 ("Vendor Agreement"), the Company purchases its primary products from a contract manufacturer ("related party vendor") located in Taiwan who is designated under the Vendor Agreement as the sole and exclusive manufacturing partner. This Vendor Agreement expired in June
2005. Since the expiration date, the vendor has continued to manufacture the
Company's products based on purchase orders.

A control person of that related party vendor served on our Board of Directors until he resigned in November 2005.

The Vendor Agreement also specified the related party vendor was to invest
$500,000 in the Company's Convertible Preferred Series B shares and be granted warrants to purchase 4,000 common shares of the Company (see Note 13 and 14).
Purchases from the vendor were approximately $1,710,000 and $403,000 in 2005 and
2004, respectively. Accounts payable was approximately $887,000 at December 31,
2005 and is fully collateralized by substantially all assets of the Company under a separate Security Agreement executed in April 2004 and amended in July
2005 (see below).

In April 2004, the Company executed a Financing and Escrow agreement and a
Security Agreement with the related party vendor whereby accounts payable to that vendor would be deferred and payable from a percentage of receipts of accounts receivable from the Company's customers. The customer payments are made payable to the Company by the customers but are deposited into a third party escrow account and

                                      F-22

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

such escrow agent then disburses the stipulated percentage amounts to both the
Company and the related party vendor. Under the arrangement, 70% of each receipt was paid to the vendor against the accounts payable, while 30% was remitted to the Company. In July 2005, the Security Agreement was modified to include a lien on substantially all of the assets of the Company. This arrangement is accounted for as a lending transaction under FASB Statement 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities". During
2005 the Company began receiving payments directly from its primary customer rather than through the escrow agent. Certain unknown consequences could result from this deviation from the Financing and Escrow Agreement.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS:

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2005 and 2004, there were no pending or threatened lawsuits that could have a material effect on the results of operations.

On March 16, 2005, SSIT North America, Inc. filed a lawsuit against HHE in the
California Superior Court for the county of San Francisco. The plaintiff claimed that HHE owed them $33,000 for goods they sold HHE and services they performed for HHE. HHE subsequently settled the claim with a payment of $12,500 to SSIT
North America, Inc. As a result of that payment the plaintiff's claims and HHE's counter claims were dismissed.

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

OTHER CONTINGENCIES:

Although there are no rights of return arrangements with our retail customers other than the normal 90-day consumer product return policy, major retailers may require manufacturers and distributors to provide them various inventory and price protections and incentives. Major retailers may require a variety of protections, including holdbacks on payment, reducing the price paid if the retailer cannot sell the product or the product requires discounting, or requiring the manufacturer to buy back unsold goods. If our products do not sell as well as we or retail distributors anticipate, such protections could lead to excess inventory and costs, and our becoming subject to significant holdback and repayment obligations, which may be arbitrary and difficult or impossible to contest without jeopardizing our relationship with a retailer. We may be unable to recover from our manufacturers any amounts that we will be required to pay or allow to our retailers. Accordingly, these obligations could significantly impair our cash flow, revenues and financial condition.

COMMITMENTS:

In November 2005, we entered into an office lease for our principal offices, located in San Francisco, CA, occupying approximately 5,500 square feet of office space. The lease term expires in November 2006. Upon commencement of the lease we prepaid the entire years rental obligation of $116,000 or $9,700 monthly. We have an option to extend the lease for twelve more months at our discretion.

In January 2006, we amended the lease to increase the amount of square feet we were renting to a total of 7,500 feet. The additional space was available to the
Company in March 2006. The additional rent for this space will be $4,400 per month. With this amendment, the Company exercised the one year extension

                                      F-23

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

provided for in the original lease extending the term of the original space and the additional space to November 2007.

For the twelve months ended December 31, 2005 and 2004, we recognized $66,802 and $52,500, respectively, as rental expense related to the office lease.

Rent due in 2006 is approximately $73,000 and in 2007 is approximately $142,000.

On January 26, 2006, the Company entered into an agreement to compensate a consultant for prior services. As of December 31, 2005, $300,000 has been accrued and is included in "Trade Accounts and Other Obligations Payable to
Officer, Affiliates and Related Parties".

NOTE 12 -- EMPLOYEE BENEFIT PLAN

As of December 31, 2005, the Company does not maintain a benefit plan for employees.

NOTE 13 -- EMPLOYEE STOCK INCENTIVE PLANS AND OPTIONS AND WARRANTS

STOCK OPTIONS

During 2003, we adopted a stock option plan "The 2003 Stock Option/Stock
Issuance Plan" (the "2003 Plan"). The plan was amended by the Board of Directors in November 2005 and approved by the shareholders in February 2006, to increase the number of shares issuable to 3,000,000 from 1,500,000.

The purpose of the 2003 Plan was to further the growth and general prosperity of the Company by enabling our employees to acquire our common stock, increasing their personal involvement in the Company and thereby enabling Handheld to attract and retain our employees. As a result, our Board of Directors has adopted and our shareholders approved the 2003 Plan to permit Handheld to offer a wide range of incentives, including incentive and non-statutory stock options and stock purchase rights.

The 2003 Plan, as amended, provides for the granting of options to purchase up to an aggregate of 3,000,000 common shares to employees, directors and other service providers of Handheld. Any options that expire prior to exercise will become available for new grants from the "pool" of ungranted options. Options that are granted under the 2003 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code ("Incentive Options"), or those that do not qualify as such incentive stock options ("Non-Qualified
Incentive Options").

The 2003 Incentive Options may not be granted at a purchase price less than the fair market value of the Common Shares on the date of the grant and
Non-Qualified Incentive Options may not be granted at a purchase price less than
85% of fair market value on the date of grant (or for an option granted to a person holding more than 10% of the Company's voting stock, at less than 110% of fair market value).

The term of each option, under the 2003 plan, which is fixed at the date of grant, may not exceed ten years from the date the option is granted (by law, an
Incentive Option granted to a person holding more than 10% of the Company's voting stock may be exercisable only for five years).

During 2005 and 2004 several options were granted to employees (see tables below). The intrinsic value of options granted to employees was computed at the respective grant dates and is being recognized as compensation expense over the respective vesting periods. In February 2006, the Board approved a modification to all outstanding employee stock options to accelerate the vesting such that all unvested

                                      F-24

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

options became fully vested at December 31, 2005. Accordingly, all remaining intrinsic value of the options, which had been computed at the respective grant dates, was recognized as of December 31, 2005. There was no additional intrinsic value resulting from the options modification. (see Note 18)

Compensation expense for stock option grants was $1,019,538 and $281,891 in 2005 and 2004, respectively.

All options qualify as equity pursuant to EITF 00-19 "Accounting for Derivative
Financial Instruments Indexed to, and Potentially Settled in, a Company's Own
Stock".

Option activity under the 2003 Plan is as follows:

                                                                     WEIGHTED
                                                      NUMBER OF       AVERAGE
                                                       OPTIONS    EXERCISE PRICE
                                                      ---------   --------------
OUTSTANDING, DECEMBER 31, 2003.....................     655,000        $0.22
                                                      ---------        -----
Granted (weighted average fair value of $0.73).....   1,040,850         0.37
Exercised..........................................          --           --
Cancelled..........................................    (236,500)        0.34
                                                      ---------        -----
OUTSTANDING, DECEMBER 31, 2004.....................   1,459,350        $0.30
                                                      ---------        -----
Granted (weighted average fair value of $0.73).....     997,061         0.37
Exercised..........................................          --           --
Cancelled..........................................          --           --
                                                      ---------        -----
OUTSTANDING, DECEMBER 31, 2005.....................   2,456,411        $0.32
                                                      ---------        -----

WARRANTS

All warrants qualify as equity pursuant to EITF 00-19 "Accounting for Derivative
Financial Instruments Indexed to, and Potentially Settled in, a Company's Own
Stock".

Compensation and consulting expense for stock warrant grants was $42,436 and
$730,519 in 2005 and 2004, respectively.

Warrants have been granted from time to time in conjunction with financings, employee compensation and consulting arrangements. Warrant activity is as follows:

                                                                     WEIGHTED
                                                      NUMBER OF       AVERAGE
                                                       WARRANTS   EXERCISE PRICE
                                                      ---------   --------------
OUTSTANDING, DECEMBER 31, 2003.....................     630,555        $0.33
                                                      ---------        -----
Granted (weighted average fair value of $1.14).....     720,000         0.13
Exercised..........................................          --           --
Exercised - cashless...............................          --           --
Expired............................................          --           --
                                                      ---------        -----
OUTSTANDING, DECEMBER 31, 2004.....................   1,350,555        $0.23
                                                      ---------        -----
Granted (weighted average fair value of $0.73).....     183,000         1.46

                                      F-25

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                                     WEIGHTED
                                                      NUMBER OF       AVERAGE
                                                       WARRANTS   EXERCISE PRICE
                                                      ---------   --------------
Exercised..........................................          --           --
Exercised - cashless...............................          --           --
Expired............................................          --           --
                                                      ---------        -----
OUTSTANDING, DECEMBER 31, 2005.....................   1,533,555        $0.37
                                                      =========        =====

OTHER INFORMATION REGARDING STOCK OPTIONS AND WARRANTS

Additional information regarding common stock options and warrants outstanding as of December 31, 2005 is as follows:

                  OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
------------------------------------------------------   ----------------------
                                   WEIGHTED   WEIGHTED                 WEIGHTED
                                     AVG.       AVG.                     AVG.
RANGE OF EXERCISE      NUMBER     REMAINING   EXERCISE      NUMBER     EXERCISE
     PRICES         OUTSTANDING      LIFE       PRICE    EXERCISABLE     PRICE
-----------------   -----------   ---------   --------   -----------   --------
   $0.10-$0.25         655,000       7.66        0.22       655,000       0.22
   $0.26-$0.37       1,801,411       9.50        0.37     1,801,411       0.37
                     ---------                            ---------
                     2,456,411                  $0.32     2,456,411      $0.32
                     =========                  =====     =========      =====

On February 8, 2005, the Board of Directors accelerated the vesting of all options granted on or before December 31, 2005 (Refer to Note 18).

              WARRANTS OUTSTANDING                           WARRANTS EXERCISABLE
------------------------------------------------   ---------------------------------------
                                                                                  WEIGHTED
                                     WEIGHTED                                       AVG.
RANGE OF EXERCISE      NUMBER         AVERAGE       WEIGHTED AVG.      NUMBER     EXERCISE
     PRICES         OUTSTANDING   REMAINING LIFE   EXERCISE PRICE   EXERCISABLE     PRICE
-----------------   -----------   --------------   --------------   -----------   --------

     $0.0001           585,000         1.34            $0.0001         585,000     $0.0001
      $0.25            466,000         2.70            $  0.25         466,000     $  0.25
      $0.37            329,000         2.34            $  0.37         329,000     $  0.37
   $0.50-$3.75         153,555         2.74            $  2.12         134,138     $  2.12
                     ---------         ----            -------       ---------     -------
                     1,533,555         2.35            $  0.37       1,514,138     $  0.37
                     =========         ====            =======       =========     =======

See also Note 14 for additional information on warrant and options grants.

NOTE 14 -- SHAREHOLDERS EQUITY (DEFICIT) (RESTATED, SEE NOTE 19)

PREFERRED STOCK

As a result of the reverse merger (See Note 18) completed on February 10, 2006, which was accounted for as a recapitalization, the outstanding preferred shares of Handheld Entertainment, Inc. (privately held California company) have been converted to common stock and reflected retroactively as such on the balance sheet at December 31, 2005 and the statement of operations and statement of changes in shareholders' deficit for the years ended December 31, 2005 and 2004.
However, the disclosure below

                                      F-26

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

describes the transactions and rights and preferences of the preferred stock at
December 31, 2005 as if that conversion had not occurred.

At December 31, 2005, the Company is authorized to issue 3,474,492 shares of preferred stock with a par value of $0.0001. The Company has issued four classes of preferred stock at December 31, 2005. Each series has a liquidation preference as described in the table below.

                                SHARES ISSUED AND
                   AUTHORIZED   OUTSTANDING AS OF   LIQUIDATION
PREFERRED SERIES     SHARES     DECEMBER 31, 2005    PREFERENCE
----------------   ----------   -----------------   -----------
        A             563,380         563,380          $0.125
        B           1,111,111         897,778          $ 0.90
        C           1,000,000         138,700          $ 2.50
        D             800,000         287,325          $ 3.75
                    ---------       ---------          ------
      TOTAL         3,474,491       1,887,183
                    =========       =========

In the event of liquidation, to the extent that there are insufficient assets to meet the liquidation requirements of all classes of the preferred series, then the series will be distributed the remaining assets of the Company on a pro-rata basis in relation to their liquidation preferences. Following payment to the holders of the preferred stock of the full amounts of the liquidation preferences, described in the table above, the entire remaining assets of the
Company, if any, will be distributed to the holders of the common stock in proportion to the shares held by them.

Holders of each Series of preferred stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the Company.

Each Series has dividend rights equivalent to common shareholders. In addition a majority vote of preferred shareholders is required to change the preferred shareholders rights, change the authorized preferred shares, redeem common stock at a price other than the original issuance price or amend the articles of incorporation or bylaws with respect to preferred shares.

Each share of Series A, B, C & D preferred stock is, at the option of the holder, convertible into one share of the Company's common stock, subject to anti-dilution provisions as defined in the Company's Articles of Incorporation.

All outstanding preferred stock was converted to common stock subsequent to
December 31, 2005 (see Note 18).

All Series A, B and C shares were issued in fiscal 2003.

CONVERTIBLE SERIES D PREFERRED STOCK

From January through August 2004, the Company sold Convertible Series D preferred stock, which resulted in gross proceeds of $630,554, net of offering costs of $27,000, to the Company. In exchange for these proceeds, the Company issued 175,348 shares of preferred stock Series D at $3.75 per share to several investors including to Mr. Carl Page (a member of the Board of Directors) and
Mr. Tim Liou (a member of the Board of Directors who resigned in November 2005).
As a result of their participation, Messrs. Page and Liou received 82,114 and
26,667 shares, respectively.

                                      F-27

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

In December 2004 we issued 6,667 Convertible Series D preferred shares in exchange for professional services rendered by a vendor. We valued the shares at
$3.75 per share based on the contemporaneous sales price and expensed $24,999.

From January through December 2005, the Company granted 39,545 shares of
Convertible Series D preferred stock for services rendered. The shares were valued at the recent offering price of $3.75 per share resulting in an expense of $148,292.

COMMON STOCK

In July 2005, the Board of Directors approved the hiring of two consultants,
David N. Baker and Joseph Abrams, to assist the Company in effecting a financing transaction that would enable it to achieve its growth strategy. (See Note 18)
In consideration for their services the consultants were issued 6% (or 560,910 shares) of the common stock of the Company, on a fully diluted basis, which we valued at $0.90 per share. The shares vested 50% upon the contract date in July
2005 and 50% on December 31, 2005. The shares were issued to the consultants in
January 2006 and we recognized compensation expense of $504,819 in December
2005.

PREFERRED STOCK AND COMMON STOCK WARRANTS

All warrants granted for services to non-employees in 2005 and 2004 were valued using the Black-Scholes valuation model with the following assumptions:
volatility of 82.7% based on comparative companies analysis, expected terms equal to the expiration terms of the warrants, zero expected dividends, and risk free interest rates ranging from 2.27 to 4.45. A fair value of $.90 per share was used based on the fair value as determined in July 2003 for common shares issued for services. This was the most readily determinable fair value of the common stock for purposes of computing the fair value of warrants granted using the Black-Scholes valuation model.

In September 2003 we issued a warrant to acquire 466,000 shares of common stock with an exercise price of $0.25 per share to an entity controlled by our then
Chief Executive Officer, Nathan Schulhof (Mr. Schulhof continues to serve on our
Board of Directors), in connection with his employment as our Chief Executive
Officer. The warrant, which expires five years from issuance, vests over three years with 1/3 of the warrant vesting one year from issuance and then monthly over the following two years. As of December 31, 2005, all of the underlying shares had vested. The warrants were valued at $302,900 utilizing APB 25 intrinsic value method and such value will be recognized as expense over the vesting period. In 2005 and 2004, $42,436 and $204,677, respectively, was recognized as compensation expense. The warrant had not been exercised as of
December 31, 2005.

In December 2003, we issued two notes to related parties that included the right to receive a warrant to purchase an aggregate of 105,000 shares of common stock.
These warrants have a strike price of $0.375 per share and expire three years from issuance. The warrants were valued at $76,545 utilizing the Black-Scholes valuation model and are being recognized as interest expense over the term of the loan with $0 and $38,273 recognized in of 2005 and 2004, respectively. The warrants have not been exercised as of December 31, 2005.

In January 2004, the Company issued a warrant to acquire 15,000 shares of common stock with an exercise price of $0.50 per share to a strategic partner in connection with content relationship. The warrant, which expires five years from issuance, was fully vested upon issuance. The warrants were valued at $9,035 utilizing the Black-Scholes valuation model and was recognized as compensation expense at the time of issuance. The warrant had not been exercised as of
December 31, 2005.

                                      F-28

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

In February 2004, the Company issued a warrant to acquire 20,000 shares of
Series C preferred stock with an exercise price of $2.50 per share to a patent attorney in exchange for legal services rendered. The warrant, which expires five years from issuance, was fully vested upon issuance. The warrants were valued at $33,582 utilizing the Black-Scholes valuation model and was recognized as legal expense at the time of issuance. The warrant had not been exercised as of December 31, 2005.

In May 2004, we issued a warrant to acquire 585,000 shares of common stock with an exercise price of $0.0001 per share to an entity controlled by our Chairman of the Board, Bill Keating and our COO, Tim Keating, primarily in connection with their employment as independent contractors to perform management related services. The warrant, which expires three years from issuance, was fully vested upon issuance. The warrants were valued at $526,442 utilizing the APB 25 intrinsic value method and was recognized as compensation expense at the time of issuance since the service period was not defined. The warrant had not been exercised as of December 31, 2005.

In May 2004, we issued a warrant to acquire 100,000 shares of common stock with an exercise price of $0.37 per share to a contractor for services rendered. The warrant, which expires five years from issuance, was fully vested upon issuance.
The warrants were valued at $72,900 utilizing the Black-Scholes valuation model and was recognized as compensation expense at the time of issuance. The warrant had not been exercised as of December 31, 2005.

In May 2005, we issued a warrant to acquire 50,000 shares of common stock with an exercise price of $3.75 per share to a contractor for services rendered. The warrant, which expires five years from issuance, was 50% vested upon issuance with the remaining 50% to vest monthly for 12 months. The warrant was valued at
$36,450 utilizing the Black-Scholes valuation model. In the twelve months ended
December 31, 2005, we recognized $28,856 as compensation expense related to these warrants. The warrant had not been exercised as of December 31, 2005.

In May 2005, we issued a warrant to acquire 9,000 shares of common stock with an exercise price of $3.75 per share to a contractor for services rendered. The warrant, which expires five years from issuance, vest monthly over 9 months. The warrants were valued at $6,561 utilizing the Black-Scholes valuation model. In the twelve months ended December 31, 2005, we recognized $5,103 as compensation expense related to these warrants. The warrant had not been exercised as of
December 31, 2005.

In December 2005, we issued two warrants to acquire a total of 100,000 shares of common stock with an exercise price of $0.375 per share to two contractors for services rendered. The warrants, which expire five years from issuance, vest upon the contractors achieving certain pre-determined milestones. The warrants were valued at $72,900 utilizing the Black-Scholes valuation model. In the twelve months ended December 31, 2005, we recognized $6,075 as compensation expense related to these warrants. The warrant had not been exercised as of
December 31, 2005.

In December 2005, we issued a warrant to acquire 24,000 shares of common stock with an exercise price of $3.75 per share to a contractor for services rendered.
The warrant, which expires five years from issuance, was fully vested upon issuance. The warrants were valued at $17,496 utilizing the Black-Scholes valuation model which was expensed at issuance. The warrant had not been exercised as of December 31, 2005.

NOTE 15 -- INCOME TAXES

As of December 31, 2005 and 2004, the Company had net operating loss carry forwards of approximately $8,488,000 and $4,160,000 for federal and state tax purposes, which expire in various amounts through

                                      F-29

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

2025. Realization of the deferred tax assets is dependent upon future income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity's ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of the Company's equity transactions, the Company's net operating losses will be subject to such limitations and may not be available to offset future income for tax purposes.

The effective tax rate differs from the federal statutory rate for the years ended December 31, 2005 and 2004 as follows:

                                                      YEAR ENDED     YEAR ENDED
                                                     DECEMBER 31,   DECEMBER 31,
                                                         2005           2004
                                                     ------------   ------------
Statutory Federal income tax rate ................         34%            34%
State income taxes, net of federal benefit .......        8.8%           8.8%
Increase in valuation allowance ..................      (34.7)%        (38.6)%
Non-deductible expenses ..........................       (8.1)%         (4.2)%
                                                        -----          -----
                                                          0.0%           0.0%
                                                        =====          =====

The tax effects of our temporary differences and carryforwards are as follows at
December 31, 2005;

                                        YEAR ENDED
                                       DECEMBER 31,
                                           2005
                                       ------------
Net operating loss carryforwards ...    $ 3,636,000
Stock Options ......................        355,000
Other ..............................         28,000
                                        -----------
   Total Deferred Tax Assets .......    $ 4,019,000
Valuation Allowance ................     (4,017,000)
Deferred tax liabilities ...........         (2,000)
                                        -----------
   Net deferred tax assets .........    $         0
                                        ===========

Changes in the valuation allowance for the years ended December 31, are as follows:

                                 2005         2004
                              ----------   ----------
Opening balance ...........   $2,134,000   $  824,000
Current year adjustment ...    1,883,000    1,310,000
                              ----------   ----------
Ending balance ............   $4,017,000   $2,134,000
                              ==========   ==========

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset.

NOTE 16 -- NET LOSS PER SHARE (RESTATED, SEE NOTE 19)

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of

                                      F-30

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

common and potentially dilutive securities outstanding during the period.
Potentially dilutive securities consist of the incremental common shares issuable upon exercise of stock options and warrants and conversion of convertible debt (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive.
The treasury stock effect of options, warrants and conversion of convertible debt to shares of common stock outstanding at December 31, 2005 and 2004, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical. The following table summarizes the weighted average shares outstanding:

Year ended December 31
----------------------
      2005   2004

                                                         YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                           2005         2004
                                                        ----------   ----------
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING ...........    4,812,673    4,637,234
                                                        ----------   ----------
Total Convertible Debt into Common Stock ............    2,520,670      594,357
Less: Anti Dilutive Common Stock due to loss ........   (2,520,670)    (594,357)
Total Stock Options Outstanding .....................    2,456,411    1,459,350
Less: Anti Dilutive Stock Options due to loss .......   (2,456,411)  (1,459,350)
Total Warrants Outstanding ..........................    1,533,555    1,350,555
Less: Anti Dilutive Warrants due to loss ............   (1,533,555)  (1,350,555)
                                                        ----------   ----------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING .........    4,812,673    4,637,234
                                                        ==========   ==========

In total, at December 31, 2005 and 2004 there were financial instruments convertible into 6,510,636 and 3,404,262, respectively, common shares, which may potentially dilute future earnings per share.

NOTE 17 -- SEGMENT REPORTING

The Company has adopted SFAS No. 131, "Disclosures about Segments of an
Enterprise and Related Information." SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented. The single segment is comprised of our Consumer
Electronics segment. Approximately, 97% and 98% of our sales for the years ended
December 31, 2005 and 2004, respectively were to customers in the United States of America; the remaining percentage were principally to customers in Europe.

NOTE 18 -- SUBSEQUENT EVENTS

REVERSE MERGER (RESTATED; SEE NOTE 19)

On February 10, 2006, the Company's predecessor ("HHE") entered into an
Agreement of Merger and Plan of Reorganization (the "Merger Agreement") by and
among the Company, Vika Corp., a Delaware corporation ("Vika-DE"), and HHE
Acquisition, Inc., a newly formed wholly-owned California subsidiary of Vika-DE
("Acquisition Sub"). Upon closing of the merger transaction contemplated under the Merger Agreement (the "Merger") on February 10, 2006, Acquisition Sub was
merged with and into HHE, and HHE became a wholly-owned subsidiary of Vika-DE.
Pursuant to the terms of the Merger Agreement, following the Merger, Vika-DE changed its name to Handheld Entertainment, Inc.

                                      F-31

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Each share of HHE common and preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of Vika-DE common stock. The total common shares of 3,396,771 and preferred shares of 1,887,183 of HHE were converted. The original remaining outstanding common shares of Vika-DE totaled 2,350,000. Accordingly, the shareholders of the Company obtained 5,283,954 common shares of a total
7,633,954 common shares outstanding immediately following the closing of the merger resulting in an approximate 69% controlling voting interest in the consolidated entity. Immediately after the closing, another 2,491,673 common shares were issued to an officer/director of the Company upon conversion of his convertible notes, increasing the controlling interest of the Company's shareholders and noteholders to approximately 77% prior to the private placement described below. In addition, the Board of Directors and officers were changed to the existing directors and officers of Handheld Entertainment,
Inc.-California resulting in management control of the consolidated entity. Upon the closing of the Merger, each outstanding option or warrant to acquire HHE's capital stock was assumed by Vika-DE and will thereafter may be exercisable for shares of Vika-DE's common stock.

Due to the change in control of Vika-DE, the transaction was accounted for as an acquisition of Vika-DE by the Company and a recapitalization of the Company.

Accordingly, the consolidated financial statements of the Company just subsequent to the recapitalization consists of the balance sheets of both companies at historical cost, the historical operations of the Company, and the operations of Vika-DE and the Company from the recapitalization date of February
10, 2006. The Company is deemed to have issued 2,350,000 common shares to the existing pre-recapitalization shareholders of Vika-DE

As a result of the recapitalization which occurred in February 2006, the
Preferred Stock outstanding in Handheld Entertainment, the privately held entity, at December 31, 2005 has been retroactively restated to reflect the common stock issued to preferred shareholders just prior to the reverse merger.
All share and per share data has been retroactively adjusted in the accompanying financial statements to reflect the effect of the recapitalization.

PRIVATE PLACEMENT

In connection with the Merger, through February 22, 2006, we accepted subscriptions for a total of 152.1 units in a private placement, each unit consisting of 25,000 shares of our common stock, at a purchase price of $50,000 per unit (the "Private Placement"). We received gross proceeds from the Private
Placement in the amount of $7,605,000 and issued 3,802,500 common shares.

The Private Placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act. The units and the common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

The common shares issued under the private placement are subject to registration rights pursuant to a registration rights agreement ("the agreement"). The agreement states that the registration statement shall be (i) filed within 60 days of February 10, 2006, (ii) declared effective within 120 days of the initial filing date and (iii) kept effective until the earlier of (a) 18 months after February 10, 2006 or (b) the date when all registerable securities have been sold. The registration rights agreement contains a liquidated damages provision whereby liquidated damages may accrue and are payable in cash or common stock at fair market value, at the Company's discretion, at the rate of
1% of the aggregate amount invested by the

                                      F-32

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

investors per 30 day period or pro-rated for partial periods if (i) a registration statement is not filed within 60 days of February 10, 2006, (ii)
the Company does not respond to initial comments of the SEC within 21 days after the Company's receipt of such comments or (v) if the Company fails to use its reasonable best efforts to cause the registration statement to be declared effective. The liquidated damages are limited under the registration rights agreement to a 6% maximum amount.

The Company reevaluated whether the warrants and options previously (see Note
13) or currently granted by the Company may have to be classified as liabilities pursuant to EITF 00-19 "Accounting for Derivative Financial Instruments Indexed
to, and Potentially Settled in, a Company's Own Stock" due to the Company
becoming a publicly traded company and due to the registration rights agreement.
Management noted all convertible debt which had been convertible at a variable rate was converted in February 2006 and that the warrants and options are not subject to the registration rights and have fixed exercise prices. In addition, there were no other criteria of EITF 00-19 that would require the warrants and options to be classified as liabilities. Therefore the warrants and option will remain as equity instruments.

The Company did determine however that the registration rights agreement itself is a derivative instrument subject to classification as liability at fair value.
We noted that the maximum liquidated damages amount computed at 6% would be
$456,300 and we will value the derivative liability at fair value subject to that maximum amount.

Newbridge Securities Corporation served as placement agent in connection with the Private Placement and was credited with placing 13 units. The placement agent received (1) a cash fee of $39,000 (representing 6% of the gross proceeds of the units sold by it in the Private Placement), (2) three-year warrants to purchase 16,250 shares of common stock (representing 5% of the shares sold by it in the Private Placement) at an exercise price of $2.00 per share and (3)
additional three-year warrants to purchase 16,250 shares of common stock
(representing 5% of the shares sold by it in the Private Placement) at an exercise price of $4.00 per share.

CONVERSION OF CONVERTIBLE NOTES BY RELATED PARTY

Starting in December 2003, a member of our board of directors and our Chief
Technology Officer (the "Lender") from time to time made cash advances to us which were subsequently converted into notes totaling $3,741,049 to finance our operations. This amount was documented in four separate promissory notes. The principal and interest on three of those notes was convertible into shares of
HHE's common stock at different conversion rates. The other note entitled the
Lender to receive a warrant to purchase 60,000 shares of HHE common stock with a strike price of $0.37 per share.

Three of the four notes provided for an interest rate of 8% from the date the advances thereunder were made to us and one note provided for an interest rate of 9.5% from the date the advances thereunder were made to us. As of December
31, 2005, the aggregate principal amount owing on these notes was $3,741,049 and the total accrued interest was $138,399, for a total of $3,879,448 owed to the
Lender pursuant to these notes.

Pursuant to the terms of the Lender's convertible notes, in connection with the
Merger, an aggregate of $3,889,662 of principal and accrued interest on the convertible notes was converted into a total of 2,491,673 shares of our common stock. The Company recognized a loss on conversion of $1,093,684. (see Note 7)

                                      F-33

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

OFFICE LEASE AND FIRST AMENDMENT TO THE LEASE

In November 2005, we entered into an office lease for our principal offices, located in San Francisco, CA, occupying approximately 5,500 square feet of office space. The lease term expires in November 2006. Upon commencement of the lease we prepaid the entire years rental obligation of $116,000 or $9,700 monthly. We have an option to extend the lease for twelve more months at our discretion.

In January 2006, we amended the lease to increase the amount of square feet we were renting to a total of 7,500 feet. The additional space was available to the
Company in March 2006. The additional rent for this space will be $4,400 per month. With this amendment, the Company exercised the one year extension provided for in the original lease extending the term of the original space and the additional space to November 2007.

WARRANTS AND STOCK OPTION GRANTS

Subsequent to December 31, 2005, the Company issued warrants to employees and non-employees valued at approximately $265,000 using the fair value method to be recognized as expense over the service period as follows.

                                                                      AVERAGE
                                                         NUMBER OF   EXERCISE
                                                          OPTIONS      PRICE
                                                         ---------   --------
OUTSTANDING, DECEMBER 31, 2005........................   1,533,555     $0.35
                                                         ---------     -----
Granted (weighted average fair value of $.31).........     132,500      2.24
Expired...............................................          --
                                                         ---------     -----
OUTSTANDING, APRIL 5, 2006............................   1,666,055     $0.50
                                                         =========     =====

Subsequent to December 31, 2005, the Company has not issued options to employees, service providers or other partners.

INVESTOR RELATIONS AGREEMENT AND GRANT OF COMMON STOCK AND WARRANTS

In February 2006, the Company concluded an agreement with a consultant to provide investor relations services through February 2007. The contract required the consultant to make certain introductions and represent the Company to the investment community. In exchange for the services rendered, the Company issued the consultant two hundred thousand (200,000) restricted common shares and a warrant to purchase an additional one hundred thousand (100,000) common shares with an exercise price of $2.00. The warrant expires three years from issuance.
If the consultant fails to meet certain performance metrics, the entire warrant may be withdrawn by the Company. The expense related to the issuance of the common shares totals $400,000 based on the contemporaneous private offering price of $2.00 per share. Based on the fair value option pricing method for the warrants, an expense will be recognized when the warrants vest.

OTHER COMMON STOCK GRANTS FOR SERVICES

Subsequent to the recapitalization the Company granted 135,190 common shares for services to various service providers and employees valued at the private placement offering price of $2.00 per share or an aggregate $270,380. The expense will be recognized over the respective service periods.

                                      F-34

                           HANDHELD ENTERTAINMENT, INC
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

ACCELERATED VESTING OF OPTIONS

In February 2006, the Board of Directors of the Company accelerated the vesting of all options granted to employees and service providers before December 31,
2005 and before. As a result of the decision by the Board, approximately 1.2 million options became vested as of December 31, 2005. (See Note 13)

NOTE 19 -- RESTATEMENT

As a result of the conversion of the preferred stock of Handheld Entertainment,
Inc. (privately held California company) in 2006 just prior to the reverse merger and the requirement to treat the reverse merger transaction as a recapitalization, we are restating the financial statements of Handheld
Entertainment, Inc. (Delaware public company) to retroactively reflect the preferred shares of the private company as common shares at December 31, 2005 and modify the disclosure as follows:

                                                            DECEMBER 31, 2005         DECEMBER 31, 2004
                                                         -----------------------   -----------------------
                                                         AS REPORTED    RESTATED   AS REPORTED    RESTATED
                                                         -----------   ---------   -----------   ---------

Net loss per share - basic and diluted................       ($1.83)      ($1.13)      ($1.20)      ($0.73)
Weighted average shares used in computing basic and
   diluted net loss per share.........................    2,961,106    4,812,673    2,835,861    4,637,234
Common shares outstanding.............................    3,396,771    5,283,954    2,835,861    4,683,499

                                      F-35

                          HANDHELD ENTERTAINMENT, INC.
                            CONDENSED BALANCE SHEETS

                                                                                  MARCH 31,     DECEMBER 31,
                                                                                    2006            2005
                                                                                ------------   -------------
                                                                                  UNAUDITED       RESTATED
                                                                                               (SEE NOTE 13)

ASSETS
   Current assets:
      Cash and cash equivalents, net ........................................   $  5,016,399    $    277,734
      Accounts Receivables, net .............................................        596,691         902,492
      Inventories, net ......................................................         61,175         165,732
      Prepaid expenses and other current assets .............................        104,062         118,354
                                                                                ------------    ------------
   TOTAL CURRENT ASSETS .....................................................      5,778,327       1,464,312
   Fixed assets, net ........................................................         38,661          27,813
   Capitalized software, net ................................................          8,997          10,034
   Deposit and other non-current assets .....................................        280,100          12,394
                                                                                ------------    ------------
TOTAL ASSETS ................................................................      6,106,085       1,514,553
                                                                                ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
      Current liabilities:
         Trade accounts payable .............................................        831,948       1,184,086
         Accrued and other liabilities ......................................        686,581         705,675
         Trade accounts and other obligations payable to officers,
            affiliates and related parties ..................................        646,299       1,348,241
         Short term convertible and non-convertible notes and loans .........         79,500         109,500
         Short term notes and loans, related party ..........................        500,000       3,741,049
                                                                                ------------    ------------
      TOTAL CURRENT LIABILITIES .............................................      2,744,328       7,088,551
                                                                                ------------    ------------
   TOTAL LIABILITIES ........................................................      2,744,328       7,088,551
                                                                                ------------    ------------
   SHAREHOLDERS' EQUITY (DEFICIT)
Common stock, $0.0001 par value; 50,000,000 authorized; 14,267,787 issued and outstanding at March 31, 2006 and 5,283,954 issued and outstanding
   at December 31, 2005 .....................................................          1,429             529
Additional paid in capital - Warrants and stock options .....................      2,656,888       2,482,073
Additional paid in capital - Deferred Compensation ..........................       (177,950)             --
Additional paid in capital ..................................................     15,641,682       2,792,669
Accumulated deficit .........................................................    (14,760,292)    (10,849,269)
                                                                                ------------    ------------
      TOTAL SHAREHOLDERS' EQUITY (DEFICIT) ..................................      3,361,757      (5,573,998)
                                                                                ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) ........................   $  6,106,085    $  1,514,553
                                                                                ============    ============

                   See Notes to Condensed Financial Statements

                                      F-36

                          HANDHELD ENTERTAINMENT, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             THREE MONTHS ENDED
                                                                  MARCH 31,
                                                        ---------------------------
                                                            2006            2005
                                                        ------------   -------------
                                                                          RESTATED
                                                                       (SEE NOTE 13)

Sales ...............................................   $    584,234    $   46,223
Cost of goods sold ..................................        600,704        43,383
                                                        ------------    ----------
GROSS MARGIN ........................................        (16,470)        2,840
COSTS AND EXPENSES
Sales and marketing .................................        701,940        74,041
General and administrative (including stock based
   compensation expense of $773,925 and $109,103) ...      1,698,112       419,832
Research and development ............................        354,425       170,710
                                                        ------------    ----------
TOTAL OPERATING EXPENSES ............................      2,754,477       664,583
                                                        ------------    ----------
LOSS FROM OPERATIONS ................................     (2,770,947)     (661,743)
OTHER INCOME AND (EXPENSE)
Interest income .....................................         24,086            --
Interest expense ....................................        (70,479)      (16,328)
Loss on conversion of debt ..........................     (1,093,684)           --
                                                        ------------    ----------
TOTAL OTHER INCOME (EXPENSE) ........................     (1,140,077)      (16,328)
                                                        ------------    ----------
NET LOSS ............................................    ($3,911,024)    ($678,071)
                                                        ============    ==========
NET LOSS PER SHARE - BASIC AND DILUTED ..............         ($0.41)       ($0.14)
                                                        ============    ==========
Weighted Average shares used in computing basic and
   diluted net loss per share .......................      9,446,644     4,684,167

                   See Notes to Condensed Financial Statements

                                      F-37

                          HANDHELD ENTERTAINMENT, INC.
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                           -------------------------
                                                               2006          2005
                                                           ------------   ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash used in operating activities ..................    ($2,626,189)   ($446,606)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment ..................................        (15,193)          --
Purchase of Software Licenses ..........................       (156,000)          --
                                                           ------------   ----------
   NET CASH PROVIDED (USED) IN INVESTING ACTIVITIES ....      ($171,193)  $        0
CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft .........................................             --       10,468
Short-term borrowings, related parties .................        500,000           --
Repayments of short-term borrowings, related parties ...             --       (8,370)
Long-term borrowings, related parties ..................             --      419,500
Repayments of long-term borrowings .....................        (30,000)          --
Issuance of common stock ...............................      7,605,000           --
Offering costs .........................................       (538,953)      (3,975)
                                                           ------------   ----------
NET CASH PROVIDED BY FINANCING ACTIVITIES ..............   $  7,536,047   $  417,623
Net increase (decrease) in cash and cash equivalents ...      4,738,665      (28,983)
Cash and cash equivalents at beginning of period .......        277,734       28,983
                                                           ------------   ----------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD .........   $  5,016,399           --
                                                           ============   ==========

                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           --------------------
                                                              2006        2005
                                                           ---------   ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
SUPPLEMENTAL DISCLOSURE OF NON-CASH
   INVESTING AND FINANCING ACTIVITIES
Conversion of notes, related party to common stock .....   3,913,112       --
Completion of reverse merger ...........................          --       --
Conversion of preferred stock into common stock ........          --       --

                   See Notes to Condensed Financial Statements

                                      F-38

                          HANDHELD ENTERTAINMENT, INC.
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 MARCH 31, 2006
                                   (UNAUDITED)

1.   BASIS OF PRESENTATION

     INTERIM FINANCIAL STATEMENTS

The interim condensed financial statements have been prepared from the records of Handheld Entertainment, Inc., a Delaware corporation ("we", "us", "our" or the "Company") without audit. In the opinion of management, all adjustments, which consist of only normal recurring adjustments, to present fairly the financial position at March 31, 2006 and the results of operations and cash flows for the three months ended March 31, 2006 and 2005, have been made. The interim condensed financial statements should be read in conjunction with the financial statements and notes thereto contained in the current report on Form
8-K/A filed on April 11, 2006 with the U.S. Securities and Exchange Commission
("SEC") for the year ended December 31, 2005. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for any other interim period or for the full year.

Also refer to Note 5 for a discussion of the Company's recapitalization on
February 10, 2006.

     GOING CONCERN

As reflected in the accompanying financial statements, the Company has a net loss of $3,911,024 and net cash used in operations of $2,626,189 for the three months ended March 31, 2006 and an accumulated deficit of $14,760,292 at March
31, 2006. These matters raise substantial doubt about its ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

Historically, we have financed our working capital and capital expenditure requirements primarily from short and long-term notes, sales of common and preferred stock and the product financing arrangement we established with our contract-manufacturing partner. We are seeking additional equity and/or debt financing to sustain our growth strategy. We were able to obtain sufficient funds subsequent from our 2006 private placement to continue in operation at least through the completion of these financial statements. We believe that based on our current cash position, our borrowing capacity, and our assessment of how potential equity investors will view us, we will be able to continue operations at least through the end of 2006. The forecast that our financial resources will last through that period is a forward-looking statement that involves significant risks and uncertainties. It is reasonably possible that we will not be able to obtain sufficient financing to continue operations.
Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

We plan on generating future revenues from the sale of our existing and future products through retail establishments. The time required for us to become profitable from operations is highly uncertain, and we cannot assure you that we will achieve or sustain operating profitability or generate sufficient cash flow to meet our planned capital expenditures, working capital and debt service requirements.

We believe that actions being taken by management as discussed above provide the opportunity to allow us to continue as a going concern.

    The accompanying notes are an integral part of these financial statements

                                      F-39

2.   SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

Our condensed financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our condensed financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our condensed financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result. Significant estimates in 2006 include the valuation of accounts receivable and inventories, valuation of capital stock, options and warrants granted for services, estimates of allowances for sales returns and the estimate of the valuation allowance on deferred tax assets.

     STOCK BASED COMPENSATION

On January 1, 2006, the Company implemented Statement of Financial Accounting
Standard 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment" which replaced SFAS 123 "Accounting for Stock-Based Compensation" and superseded APB
Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires the fair value of all stock-based employee compensation awarded to employees to be recorded as an expense over the related vesting period. The statement also requires the recognition of compensation expense for the fair value of any unvested stock option awards outstanding at the date of adoption. During 2006, all employee stock compensation is recorded at fair value using the Black
Scholes Pricing Model. In adopting SFAS 123(R), the Company used the modified prospective application ("MPA"). MPA requires the Company to account for all new stock compensation to employees using fair value. For any portion of awards prior to January 1, 2006 for which the requisite service has not been rendered and the options remain outstanding as of January 1, 2006, the Company shall recognize the compensation cost for that portion of the award for which the requisite service was rendered on or after January 1, 2006. The fair value for these awards is determined based on the grant-date. There was no cumulative effect of applying SFAS 123R at January 1, 2006.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of cash and cash equivalents, trade receivables, trade payables and debt approximates carrying value due to the short maturity of such instruments.

     CONCENTRATIONS

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable.

At March 31, 2006, one retailer accounted for approximately 96% of gross accounts receivable before the allowance for doubtful accounts.

                                      F-40

Concentration of Revenues

In the three months ended March 31, 2006, Wal-Mart represented 97% of our revenues and we therefore were materially dependent upon them. Due to the nature of our business and the relative size of the contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, including the above customer, would have a material adverse effect on our results.

Concentration of Supplier

Manufacturing of our ZVUE product is performed in China by our manufacturing partner who is a related party (see Note 8). Any disruption of the manufacturing process as a result of political, economic, foreign exchange or other reasons could be disruptive to our operations. We have no reason to expect such a disruption but we believe that, if necessary, production could be reestablished in other territories in a reasonable period of time at reasonable terms. This is, however, a forward-looking statement that involves significant risks and uncertainties. It is possible that relocation of production, if it were to become necessary, would take longer and be more expensive than anticipated. At
March 31, 2006, $4,562 of component inventory was held at the Chinese location.

Purchases during the three months ended March 31, 2006 and 2005 from our manufacturing partner were approximately $488,000 and $186,000, respectively.
Amounts payable due to this vendor at March 31, 2006 was approximately $306,000 and are included in accounts payable and other obligations payable to officers, affiliates and related parties. The balance due is fully collateralized by substantially all assets of the Company.

Product Concentration

During the first quarter of 2006, revenues were derived primarily from the sale of one product model.

3.   ACCOUNTS RECEIVABLE

Accounts Receivable at March 31, 2006 were as follows:

Accounts receivable.......................   $659,833
Less: Allowance for doubtful accounts.....    (63,142)
                                             --------
ACCOUNTS RECEIVABLE, NET..................   $596,691
                                             ========

Bad debt expense for the three months ended March 31, 2006 and 2005 was $0 and
$0, respectively.

4.   INVENTORIES

At March 31, 2006, Inventories consists of the following:

Finished Goods................   $125,118
Components....................      4,562
Less: Valuation Allowance.....    (68,505)
                                 --------
TOTAL INVENTORIES.............   $ 61,175
                                 ========

For the three months ended March 31, 2006, the Company increased the inventory valuation reserve by $11,460 primarily related to sales returns that were charged to cost of goods sold.

No valuation allowance was recorded for the three months ended March 31, 2005.

                                      F-41

5.   REVERSE MERGER (Restated, see Note 13)

On February 10, 2006, the Company (formerly known as VIKA Corp.) entered into an
Agreement of Merger and Plan of Reorganization (the Merger Agreement") by and
among the Company, Handheld Entertainment, Inc. a privately held California corporation ("HHE"), and HHE Acquisition, Inc., a newly formed wholly-owned
California subsidiary of the Company (Acquisition Sub"). Upon closing of the merger transaction contemplated under the Merger Agreement (the Merger") on
February 10, 2006, Acquisition Sub was merged with and into HHE, and HHE became a wholly-owned subsidiary of the Company. Pursuant to the terms of the Merger
Agreement, following the Merger, the Company changed its name to Handheld
Entertainment, Inc.

Each share of HHE common and preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of the Company's common stock. The total common shares of 3,396,771 and preferred shares of 1,887,183 of HHE were converted. The original remaining outstanding common shares of the Company totaled 2,350,000. Accordingly, the shareholders of HHE obtained 5,283,954 common shares of a total 7,633,954 of the
Company's common shares outstanding immediately following the closing of the merger resulting in an approximate 69% controlling voting interest in the consolidated entity. Immediately after the closing, another 2,491,673 common shares were issued to an officer/director of the Company (who had been an officer and director of HHE) upon conversion of his convertible notes, increasing the controlling interest in the Company of the HHE shareholders and noteholders to approximately 77% prior to the private placement described below.
In addition, the Board of Directors and officers of the Company were changed to the existing directors and officers of HHE. Upon the closing of the Merger, each outstanding option or warrant to acquire HHE's capital stock was assumed by the
Company and will thereafter may be exercisable for shares of the Company's common stock.

Due to the change in control of the Company, the transaction was accounted for as an acquisition of the Company by HHE and a recapitalization of HHE.

Accordingly, the consolidated financial statements of the Company just subsequent to the recapitalization consists of the balance sheets of both companies at historical cost, the historical operations of HHE, and the operations of both companies from the recapitalization date of February 10,
2006. At the time of the merger, HHE had no liabilities and therefore none were assumed by the Company.

As a result of the recapitalization which occurred in February 2006, the preferred stock outstanding in Handheld Entertainment, the privately held entity, at December 31, 2005 has been retroactively restated to reflect the common stock issued to preferred shareholders just prior to the reverse merger.
All share and per share data has been retroactively adjusted in the accompanying financial statements to reflect the effect of the recapitalization.

6.   DEBT

The following table details our short term convertible and non-convertible notes and loans outstanding as of March 31, 2006:

Convertible 10% Notes Payable - Preferred Series D.....   $34,500
Convertible Notes Payable - Preferred Series C.........    30,000
8% Promissory Note Payable ............................    15,000
                                                          -------
                                                          $79,500
                                                          =======

The following table details our short term convertible notes and loans, related party:

                                      F-42

8% Promissory Note Payable to Related Parties
   with warrants attached - (See Note 8)...............   $500,000
                                                          --------
                                                          $500,000
                                                          ========

CONVERTIBLE 10% NOTES PAYABLE - PREFERRED SERIES D

In February 2004, HHE sold $64,500 of notes that were convertible into its
Series D preferred stock at a price equal to $3.75. The preferred series D stock was convertible to the common stock of the Company on a one for one ratio. The notes carry a 10% interest rate and were due and payable on demand but not earlier than one year after issuance. As of March 31, 2006, $34,500 of the notes and related interest earned were outstanding. These notes and all related accrued interest were repaid in full in May 2006.

For the quarter ended March 2006, $30,000 of the notes were repaid with interest.

As of March 31, 2006, we had accrued approximately $1,500 of interest related to the notes.

CONVERTIBLE NOTES PAYABLE - PREFERRED SERIES C

In February 2004, HHE sold $30,000 of notes that were convertible into its
Series C preferred stock at a price equal to $2.50. The preferred series C stock was convertible to the common stock of the Company on a one-for-one ratio. The notes carry no interest and were due and payable on demand.

On April 27, 2006, all of the notes were converted to 12,000 shares of the
Company's unregistered common stock. As a result of the conversion we will record a loss on conversion of approximately $30,000 in April 2006.

8% PROMISSORY NOTES PAYABLE TO RELATED PARTIES WITH WARRANTS ATTACHED

On December 15, 2003, HHE entered into a promissory note with a member of the
Board of Directors for $15,000. The note carried an 8% interest rate and was originally due on January 14, 2004 which was subsequently amended to July 1,
2006. Additionally, the holder received a warrant to purchase 3 shares of the common stock of the Company for each dollar of principal. These warrants have a strike price of $0.375 and will expire three years from issuance. The warrants were valued at $32,805 utilizing the Black-Scholes valuation model and were recognized as equity and interest expense over the original term of the loan.

At March 31, 2006, we considered the $15,000 note holder to no longer be a related party and accordingly this note is presented on the balance sheet in the
$79,500 balance to non-related parties. The note and accrued interest of approximately $3,000 were paid in full to the note holder in May 2006.

All convertible notes were reviewed by management to determine if the embedded conversion rights qualified as derivatives under FASB Statement 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations.
Management determined the embedded conversion features were not derivatives and accordingly each convertible instrument is reflected as one combined instrument in the accompanying financial statements. Management then reviewed whether a beneficial conversion feature and value existed. For convertible notes with fixed conversion terms, there was no beneficial conversion value as the conversion price equaled the fair market value of the underlying capital shares at the debt issuance date. For convertible instruments with a variable conversion price which were issued prior to 2006, due to the contingency of the conversion being linked to a future offering not under control of the creditor, any beneficial conversion amount was deferred to be measured and recorded when the contingency was resolved. In February 2006 the contingency was resolved and all were converted at the

                                      F-43

time of the recapitalization and therefore there were no variable conversion price notes outstanding at March 31, 2006. The Company recognized a loss on conversion of these variable price convertible notes of $1,093,684.

7.   TRADE ACCOUNTS AND OTHER OBLIGATIONS PAYABLE TO OFFICERS, AFFILIATES AND
     RELATED PARTIES

As of March 31, 2006, trade accounts and other obligations payable to officers, affiliates and related parties consisted of the following:

NAME                                 RELATIONSHIP
----------------------------------   --------------------------------------------------

Eastech Electronics (Taiwan), Inc.   Manufacturing Partner and former Director            $305,553
Nekei Consulting LLC                 Controlled by Bill & Tim Keating, Chairman and COO    100,000
Gregory Sutyak                       Company Officer (EVP)                                  33,598
William Bush                         Company Officer (CFO)                                  25,579
The Ardtully Group                   Related Party Consultant                               24,552
James Newborough                     Company Employee                                       20,000
Garrett Cecchini                     Company Officer (EVP)                                  14,373
Carl Page                            Director & CTO                                          7,369
Other                                                                                      115,275
                                                                                          --------
                                                                                          $646,299
                                                                                          ========

8.   RELATED PARTY TRANSACTIONS

CONVERSION OF CONVERTIBLE NOTES BY RELATED PARTY

Starting in December 2003, a member of our board of directors and our Chief
Technology Officer (the "Lender") from time to time made cash advances to HHE which were subsequently converted into notes totaling $3,741,049 to finance
HHE's operations. This amount was documented in four separate promissory notes.
The principal and interest on three of those notes was convertible into shares of common stock at different conversion rates. The other note entitled the
Lender to receive a warrant to purchase 60,000 shares of common stock with a strike price of $0.37 per share.

Three of the four notes provided for an interest rate of 8% from the date the advances thereunder were made to HHE and one note provided for an interest rate of 9.5% from the date the advances thereunder were made to HHE. As of December
31, 2005, the aggregate principal amount owing on these notes was $3,741,049 and the total accrued interest was $138,399, for a total of $3,879,448 owed to the
Lender pursuant to these notes.

Pursuant to the terms of the Lender's convertible notes, in connection with the
Merger, an aggregate of $3,889,662 of principal and accrued interest on the convertible notes was converted into a total of 2,491,673 shares of the
Company's common stock. The Company recognized a loss on conversion of
$1,093,684.

CONVERTIBLE 8.0% PROMISSORY NOTES -- COMMON STOCK

In January and February 2006, the Company received $500,000 in a series of cash advances from the Lender. The advances were, effective April 30, 2006, converted into convertible notes which carry an 8.0% interest rate. Simultaneous with the conversion of the advances into notes, the Lender agreed to convert the notes and all accrued interest at a rate of $4.92 per share which resulted in the issuance of

                                      F-44

103,587 shares of the Company's unregistered common stock. In April 2006, the
Company will recognize a gain on conversion of $84,941. (see Note 6).

9.   NET LOSS PER SHARE (RESTATED, SEE NOTE 13)

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of stock options and warrants and conversion of convertible debt (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The treasury stock effect of options, warrants and conversion of convertible debt to shares of common stock outstanding at
March 31, 2006 and 2005, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical. The following table summarizes the weighted average shares outstanding:

                                                     THREE MONTHS ENDED MARCH 31
                                                     ---------------------------
                                                          2006          2005
                                                       ----------   ----------

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING ........      9,446,644    4,684,167
                                                       ----------   ----------
Total Convertible Debt into Common Stock .........         95,972      792,936
Less: Anti Dilutive Common Stock due to loss .....        (95,972)    (792,936)

Total Stock Options Outstanding ..................      2,471,411    1,477,683
Less: Anti Dilutive Stock Options due to loss ....     (2,471,411)  (1,477,683)

Total Warrants Outstanding .......................      1,666,055    1,350,555
Less: Anti Dilutive Warrants due to loss .........     (1,666,055)  (1,350,555)
                                                       ----------   ----------
   DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING ...      9,446,644    4,684,167
                                                       ----------   ----------

In total, at March 31, 2006 and 2005 there were financial instruments convertible into 4,233,438 and 3,621,974 common shares, respectively, which may potentially dilute future earnings per share.

10.  SEGMENT INFORMATION

The Company has adopted SFAS No. 131, "Disclosures about Segments of an
Enterprise and Related Information." SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented. The single segment is comprised of our Consumer
Electronics segment. Approximately, 97% and 98% of our sales for the three months ended March 31, 2006 and 2005, respectively were to customers in the
United States of America; the remaining percentage were principally to customers in Europe.

11.  SHAREHOLDERS' EQUITY (RESTATED, SEE NOTE 13)

     PREFERRED STOCK

As a result of the reverse merger (See Note 5) completed on February 10, 2006, which was accounted for as a recapitalization, the outstanding preferred shares of Handheld Entertainment, Inc. (privately held California company) have been converted to common stock and reflected retroactively as such on the

                                      F-45

balance sheet at March 31, 2006 and the statement of operations for the three months ended March 31, 2006 and 2005. However, the disclosure below describes the transactions and rights and preferences of the preferred stock at March 31,
2006 as if that conversion had not occurred.

Since the reverse merger (See Note 5) completed on February 10, 2006, the
Company has 1,000,000 shares of preferred shares authorized of which none is outstanding at March 31, 2006.

     PRIVATE PLACEMENT

In connection with the Merger, through February 22, 2006, we accepted subscriptions for a total of 152.1 units in a private placement, each unit consisting of 25,000 shares of our common stock, at a purchase price of $50,000 per unit (the "Private Placement"). We received gross proceeds from the Private
Placement in the amount of $7,605,000 and issued 3,802,500 common shares.

The Private Placement was made solely to "accredited investors," as defined in
Regulation D under the Securities Act. The units and the common stock were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by
Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws.

The common shares issued under the private placement are subject to registration rights pursuant to a registration rights agreement ("the agreement"). The agreement states that the registration statement shall be (i) filed within 60 days of February 10, 2006, (ii) declared effective within 120 days of the initial filing date and (iii) kept effective until the earlier of (a) 18 months after February 10, 2006 or (b) the date when all registerable securities have been sold. The registration rights agreement contains a liquidated damages provision whereby liquidated damages may accrue and are payable in cash or common stock at fair market value, at the Company's discretion, at the rate of
1% of the aggregate amount invested by the investors per 30 day period or pro-rated for partial periods if (i) a registration statement is not filed within 60 days of February 10, 2006, (ii) the Company does not respond to initial comments of the SEC within 21 days after the Company's receipt of such comments or (iii) if the Company fails to use its reasonable best efforts to cause the registration statement to be declared effective. The liquidated damages are limited under the registration rights agreement to a 6% maximum amount. The registration statement was filed on April 11, 2006 as per the registration rights agreement. Additionally, the Company has exercised a market standoff provision included in the registration rights agreement whereby the shares, subject to the registration statement, will be subject to a 180 day lockup period following the effectiveness of a second registration statement filed by the Company on April 26, 2006 which is an underwritten offering.

The Company reevaluated whether the warrants and options previously (see Note 6)
or currently granted by HHE or the Company may have to be classified as liabilities pursuant to EITF 00-19 "Accounting for Derivative Financial
Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" due
to HHE becoming a publicly traded company and due to the registration rights agreement. Management noted all convertible debt which had been convertible at a variable rate was converted in February 2006 and that the warrants and options are not subject to the registration rights and have fixed exercise prices. In addition, there were no other criteria of EITF 00-19 that would require the warrants and options to be classified as liabilities. Therefore the warrants and option will remain as equity instruments.

The Company did determine however that the registration rights agreement itself is a derivative instrument subject to classification as liability at fair value.
We noted that the maximum liquidated damages amount computed at 6% would be
$456,300 and we will value the derivative liability at fair value subject to that maximum amount. At March 31, 2006 we determined that since the registration statement had been filed timely and the Securities and Exchange Commission has notified us that the

                                      F-46

registration statement would not be reviewed by them, that the fair value of the registration rights agreements using a probability based discounted cash flow model is zero. This fair value will be reevaluated at each reporting date.

Newbridge Securities Corporation served as placement agent in connection with the Private Placement and was credited with placing 13 units. The placement agent received (1) a cash fee of $39,000 (representing 6% of the gross proceeds of the units sold by it in the Private Placement), (2) three-year warrants to purchase 16,250 shares of common stock (representing 5% of the shares sold by it in the Private Placement) at an exercise price of $2.00 per share and (3)
additional three-year warrants to purchase 16,250 shares of common stock
(representing 5% of the shares sold by it in the Private Placement) at an exercise price of $4.00 per share.

     OTHER STOCK GRANTS AND ISSUANCES

During the three months ended March 31, 2006, 2,350,000 common shares were deemed issued to the original shareholders of Vika pursuant to a reverse merger and recapitalization of the Company ( see Note 5).

During the three months ended March 31, 2006, the Company issued 2,491,673 common shares upon conversion of convertible notes and accrued interest of a related party aggregating $3,913,112. (see Note 5).

During the three months ended March 31, 2006 the Company granted 108,560 common shares to employees for services of which 35,900 are subject to future service requirements and 72,660 are for past services rendered. The 81,060 shares granted prior to March 2006 are valued at the contemporaneous private placement price of $2.00 per share for a total of $162,120 and the shares granted in March
2006 are valued at the quoted trading price of the common stock on the respective grant dates of $4.85 for 15,000 shares and $6.40 for 12,500 shares for a total value of $152,750 for the March 2006 shares. Of the total shares value of $314,870, $136,920 has been expensed and $177,950 has been deferred as of March 31, 2006.

During the three months ended March 31, 2006 the Company granted 231,100 common shares to non-employees for past services rendered. The shares were valued at the contemporaneous private placement price of $2.00 per share resulting in an expense of $462,200.

     STOCK BASED AWARDS

During the three months ended March 31, 2006 we granted 100,000 vested warrants exercisable at $2.00 per share to a service provider. The warrants were valued at $1.12 (using an expected volatility of 82.7%, a risk-free interest rate of
4.66% and a dividend yield of 0%) per a Black-Scholes option pricing method for a total $111,634 charged to operations. We also issued 16,250 warrants at an exercise price of $2.00 per shares and 16,250 warrants at an exercise price of
$4.00 per share to an investment banking firm for services rendered. These warrants were valued at $1.12 and $0.79 (using an expected volatility of 82.7%, a risk-free interest rate of 4.66% and a dividend yield of 0%) respectively for a total value of $30,981 charged to operations. In addition, $24,240 of expense and additional paid-in capital was recorded relating to vesting of portions of warrants granted to non-employees in 2006.

During 2006 we accounted for 15,000 vested options granted to an employee and charged the fair value of $7,950 to operations.

                                      F-47

Prior to January 1, 2006, we accounted for stock-based compensation plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting
for Stock Issued to Employees", under which no compensation cost is recognized in the financial statements for employee stock arrangements when grants are made at fair market value. We had adopted the disclosure-only provisions of SFAS No.
123, "Accounting for Stock Based Compensation" as amended by SFAS No. 148,
"Accounting for Stock-Based Compensation-Transition and Disclosure".

Had compensation cost for the stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS 123, net loss would have been changed to the pro forma amounts indicated below. The pro forma financial information should be read in conjunction with the related historical information and is not necessarily indicative of actual results.

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 2005
                                                              ------------------
Net loss, as reported .....................................       ($678,071)
Intrinsic compensation charge recorded under APB 25 .......         109,102
Pro Forma compensation charge under SFAS 123, net of tax ..        (140,766)
Pro Forma net loss ........................................       ($709,735)
Net Loss Per Share:
Basic and Diluted --as reported ...........................          ($0.14)
Basic and Diluted --pro forma .............................          ($0.15)

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 2005
                                                              ------------------
Risk-free interest rates ..................................       3.1 -- 4.5%
Expected dividend yields ..................................              0.0%
Expected volatility .......................................             82.7%
Expected option life (in years) ...........................                5

The weighted average fair values as of the grant date for grants made in the three months ended March 31, 2005 was $0.77.

12.  SUBSEQUENT EVENTS

CONVERSION OF CONVERTIBLE NOTES BY RELATED PARTY

As documented in Note 8, on April 30, 2006, a member of our board of directors and our Chief Technology Officer converted a series of cash advances, and the related interest, to common stock at a fixed price resulting in the issuance of
103,487 unregistered common shares.

WARRANTS ACTIVITY

Subsequent to March 31, 2006, a holder of a common stock warrant exercised an existing warrant to purchase 466,000 shares of our stock. The exercise was concluded on a "net" basis resulting in no cash to the company. As a result of the exercise, the Company, on April 27, 2006, issued 443,080 common shares to the holder. After accounting for that conversion, outstanding warrants are as follows:

                                      F-48

                                                                         AVERAGE
                                                            NUMBER OF   EXERCISE
                                                             WARRANTS    PRICE
---------------------------------------------------------   ---------   --------
OUTSTANDING, MARCH 31, 2006 .............................   1,666,055     $0.50
Granted .................................................          --        --
Exercised ...............................................    (466,000)     0.25
Expired .................................................          --        --
                                                            ---------     -----
OUTSTANDING, MAY 15, 2006 ...............................   1,200,055     $0.60
                                                            =========     =====

13.  RESTATEMENT

As a result of the conversion of the preferred stock of Handheld Entertainment,
Inc. (privately held California company) in 2006 just prior to the reverse merger and the requirement to treat the reverse merger transaction as a recapitalization, we are restating the financial statements of Handheld
Entertainment, Inc. (Delaware public company) to retroactively reflect the preferred shares of the private company as common shares at December 31, 2005 and modify the disclosure as follows:

                                                            MARCH 31, 2005
                                                       ------------------------
                                                       AS REPORTED    RESTATED
                                                       -----------   ----------
Net loss per share - basic and diluted .............   $    (0.24)   $    (0.14)
Weighted average shares used in computing basic
   and diluted net loss per share ..................    2,835,861     4,684,167

                                      F-49

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law (the "DGCL")
provides, in general, that a corporation incorporated under the laws of the
State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the
Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

          Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders' or directors' resolution or by contract.
In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

          Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

          We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          We are paying all of the selling stockholders' expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC registration fee................   $ 2,236.38
Accounting fees and expenses........     5,000.00

                                      II-1

Legal fees and expenses.............    75,000.00
Miscellaneous fees and expenses.....   $ 2,763.62
Total...............................    85,000.00
                                       ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          During the past three years, we have issued the following unregistered securities. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or
Regulation D promulgated thereunder.

          In connection with our merger with a wholly-owned subsidiary of Vika
Corp. (the "reverse merger"), we completed the closing of a private placement of our common stock in which, through February 22, 2006, we sold an aggregate of
152.1 units to accredited investors. Each unit consisted of 25,000 shares of our common stock. As a result of the private placement, we issued a total of
3,802,500 shares of our common stock. Some units were offered by Newbridge
Securities Corporation, pursuant to the terms of a placement agent agreement dated January 25, 2006. The placement agent received (1) a cash fee of $39,000
(representing 6% of the gross proceeds of the units sold by it in the private placement), (2) three-year warrants to purchase 16,250 shares of our common stock (representing 5% of the shares sold by it in the private placement) at an exercise price of $2.00 per share and (3) additional three-year warrants to purchase 16,250 shares of our common stock (representing 5% of the shares sold by it in the private placement) at an exercise price of $4.00 per share. We realized gross proceeds of $7,605,000 from the private placement before commissions and expenses.

          The common shares issued under the private placement are subject to registration rights pursuant to a registration rights agreement. The registration rights agreement contains a liquidated damages provision whereby liquidated damages may accrue and are payable in cash or common stock at fair market value, at our discretion, at the rate of 1% of the aggregate amount invested by the investors per 30 day period or pro-rated for partial periods if a registration statement is not (i) filed within 60 days of February 10, 2006,
(ii) declared effective within 120 days of the initial filing date and (iii)
kept effective until the earlier of (a) 18 months after February 10, 2006 or (b)
the date when all registrable securities have been sold or (iv) the Company does not respond to initial comments of the SEC within 21 days after the Company's receipt of such comments or (v) if the Company fails to use its reasonable best efforts to cause the registration statement to be declared effective. The liquidated damages is limited under the registration rights agreement to a 6%
maximum amount.

          In connection with the reverse merger on February 10, 2006, pursuant to the terms of convertible notes held by Carl Page, a member of our board of directors and our Chief Technology Officer, an aggregate of $3,889,662 of principal and accrued interest on Mr. Page's convertible notes was converted into a total of 2,491,673 shares of our common stock.

          In July 2005, our board of directors approved the hiring of two consultants, David N. Baker and Joseph Abrams, to assist us in effecting a financing transaction that would enable us to achieve our growth strategy. In consideration for their services, the consultants were issued 6% (or 560,910 shares) of our common stock, on a fully diluted basis. The shares vested 50%
upon the contract date in July 2005 and 50% on December 31, 2005.

          In February 2006, we entered into an agreement with The Del Mar
Consulting Group, Inc. to provide us with investor relations services through
February 2007. The contract requires them to make certain introductions and represent us to the investment community. In exchange for services to be

                                      II-2

rendered under the agreement, we issued them 200,000 restricted shares of our common stock and a warrant to purchase an additional 100,000 shares of common stock with an exercise price of $2.00 per share. The warrant was immediately vested upon issuance and expires three years from issuance. If they fail to meet certain performance metrics, we may withdraw the entire warrant.

          Subsequent to the reverse merger, we issued 339,660 shares of common stock for services rendered to various service providers and employees, which shares were valued at the private placement offering price of $2.00 per share or the value on the date on which they were issued, or an aggregate $770,366.

          On April 27, 2006, a holder of a common stock warrant exercised an existing warrant to purchase 466,000 shares of our stock. The exercise was concluded on a "cashless" basis resulting in no cash to the Company and the issuance by the Company of 443,080 common shares to the holder.

          On April 30, 2006, a member of our board of directors and our Chief
Technology Officer converted a series of cash advances, and the related interest, to common stock at a fixed price resulting in the issuance of 103,487 unregistered common shares.

ITEM 27. EXHIBITS.

EXHIBIT
 NUMBER   DESCRIPTION
-------   ----------------------------------------------------------------------
2.1       Agreement of Merger and Plan of Reorganization, dated as of February
          10, 2006, by and among the Company, HHE Acquisition, Inc. and Handheld
          Entertainment, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on
          February 13, 2006)

3.1       Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K
          filed with the SEC on February 8, 2006)

3.2       Certificate of Amendment to Certificate of Incorporation of the
          Company, changing name to Handheld Entertainment, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on
          Form 8-K filed with the SEC on February 13, 2006)

3.3       Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on
          February 8, 2006)

5.1**     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

10.1      Handheld Entertainment, Inc. 2003 Stock Option/Stock Issuance Plan, as
          amended (incorporated herein by reference to Exhibit 10.1 to the
          Company's Current Report on Form 8-K filed with the SEC on February
          13, 2006)

10.2      Form of Private Placement Subscription Agreement (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form
          8-K filed with the SEC on February 13, 2006)

10.3      Form of Handheld Entertainment, Inc. Registration Rights Agreement
          (incorporated herein by reference to Exhibit 10.3 to the Company's
          Current Report on Form 8-K filed with the SEC on February 13, 2006)

                                      II-3

EXHIBIT
 NUMBER   DESCRIPTION
-------   ----------------------------------------------------------------------
10.4      Amended and Restated Security Agreement, dated as of July 31, 2005, by and between Eastech Electronics (Taiwan), Inc. and Handheld
          Entertainment, Inc. (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on
          February 13, 2006)

10.5      Amended and Restated Accounts Receivable Financing and Escrow
          Agreement, dated as of July 31, 2005, by and among Eastech Electronics
          (Taiwan), Inc., Handheld Entertainment, Inc. and Niesar Curls Bartling
          LLP (incorporated herein by reference to Exhibit 10.5 to the Company's
          Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.6      Employment Agreement, dated as of September 1, 2004, by and between
          Handheld Entertainment, Inc. and Jeffrey Oscodar (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form
          8-K filed with the SEC on February 13, 2006)

10.7      Agreement, dated as of January 26, 2006, by and between Nekei, LLC and
          Handheld Entertainment, Inc. (incorporated herein by reference to
          Exhibit 10.7 to the Company's Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.8      Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on
          Form 8-K filed with the SEC on February 13, 2006)

10.9      Letter from Scott Sutherland, dated as of February 10, 2006, resigning as a director and officer of the Company and its direct and indirect subsidiaries (incorporated herein by reference to Exhibit 10.9 to the
          Company's Current Report on Form 8-K filed with the SEC on February
          13, 2006)

10.10     Form of Lockup Agreement (incorporated herein by reference to Exhibit
          10.10 to the Company's Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.11     Placement Agent Agreement, dated January 25, 2006, between Handheld
          Entertainment, Inc. and Newbridge Securities Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on
          Form 8-K filed with the SEC on February 24, 2006)

10.12     Form of Placement Agent Warrant (incorporated herein by reference to
          Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on February 24, 2006)

10.13     Independent Consulting Agreement, effective as of February 1, 2006, between Handheld Entertainment, Inc. and The Del Mar Consulting Group,
          Inc. (incorporated herein by reference to Exhibit 10.13 to the
          Company's Registration Statement on Form SB-2 (Registration No.
          333-133215) filed with the SEC on April 11, 2006)

10.14     Employment Agreement, dated as of June 26, 2006, between Handheld
          Entertainment, Inc. and William J. Bush (incorporated herein by reference to Exhibit 10.14 to Amendment No. 2 to the Company's
          Registration Statement on Form SB-2 filed with the SEC on June 26,
          2006).

10.15     Form of Representatives Warrant (incorporated herein by reference to
          Exhibit 10.15 to Amendment No. 2 to the Company's Registration
          Statement on Form SB-2 filed with the SEC on June 26, 2006).

10.16     Employment Agreement, dated as of June 26, 2006, between Handheld
          Entertainment, Inc. and Jeff Oscodar (incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Company's Registration
          Statement on Form SB-2 filed with the SEC on June 26, 2006).

                                      II-4

EXHIBIT
 NUMBER   DESCRIPTION
-------   ----------------------------------------------------------------------
14**      Code of Ethics

23.1*     Consent of Salberg & Company, P.A.

23.2**    Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in
          Exhibit 5.1)

24.1**    Power of Attorney

99.1**    Consent of Dr. Carl Goldfischer

99.2**    Consent of David F. Hadley

99.3**    Consent of Harvey J. Kesner

----------
*    Filed herewith

**   Previously filed

ITEM 28. UNDERTAKINGS.

          The undersigned registrant hereby undertakes that it will:

          1.   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               i.   Include any prospectus required by Section 10(a)(3) of the
                    Securities Act;

               ii.  Reflect in the prospectus any facts or events which,
                    individually or together, represent a fundamental change in the information in the registration statement.
                    Notwithstanding the forgoing, any increase or decrease in
                    volume of securities offered (if the total dollar value of securities offered would not exceed that which was
                    registered) and any deviation from the low or high end of
                    the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to
                    Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the
                    maximum aggregate offering price set forth in the
                    "Calculation of Registration Fee" table in the effective
                    registration statement.

               iii. Include any additional or changed material information on the plan of distribution.

          2.   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3.   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          4.   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following
               communications, the

                                      II-5

               undersigned small business issuer will be a seller to the
               purchaser and will be considered to offer or sell such securities to such purchaser:

               i.   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

               ii.  Any free writing prospectus relating to the offering
                    prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small
                    business issuer;

               iii. The portion of any other free writing prospectus relating to the offering containing material information about the
                    undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer;
                    and

               iv.  Any other communication that is an offer in the offering made by the undersigned small business issuer to the
                    purchaser.

          5.   Insofar as indemnification for liabilities arising under the
               Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the
               Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

          6.   For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the
               Securities Act as part of this registration statement as of the time the Commission declared it effective.

          7.   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                      II-6

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of San
Francisco, State of California, on August 7, 2006.

                                       HANDHELD ENTERTAINMENT, INC.

                                       By: /s/ Jeff Oscodar
                                           -------------------------------------
                                           Jeff Oscodar
                                           President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jeff Oscodar         President, Chief Executive        August 7, 2006
----------------------   Officer and Director (Principal
Jeff Oscodar             Executive Officer)

/s/ William J. Bush      Chief Financial                   August 7, 2006
----------------------   Officer (Principal Financial
William J. Bush          and Accounting Officer)

*                        Director                          August 7, 2006
----------------------
Carl Page

*                        Director                          August 7, 2006
----------------------
Bill Keating

*                        Director                          August 7, 2006
----------------------
Geoff Mulligan

*                        Director                          August 7, 2006
----------------------
Nathan Schulhof

*    Signed by Jeff Oscodar as attorney-in-fact

                                      II-7

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER   DESCRIPTION
-------   ----------------------------------------------------------------------
2.1       Agreement of Merger and Plan of Reorganization, dated as of February
          10, 2006, by and among the Company, HHE Acquisition, Inc. and Handheld
          Entertainment, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on
          February 13, 2006)

3.1       Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K
          filed with the SEC on February 8, 2006)

3.2       Certificate of Amendment to Certificate of Incorporation of the
          Company, changing name to Handheld Entertainment, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on
          Form 8-K filed with the SEC on February 13, 2006)

3.3       Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on
          February 8, 2006)

5.1**     Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP

10.1      Handheld Entertainment, Inc. 2003 Stock Option/Stock Issuance Plan, as
          amended (incorporated herein by reference to Exhibit 10.1 to the
          Company's Current Report on Form 8-K filed with the SEC on February
          13, 2006)

10.2      Form of Private Placement Subscription Agreement (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form
          8-K filed with the SEC on February 13, 2006)

10.3      Form of Handheld Entertainment, Inc. Registration Rights Agreement
          (incorporated herein by reference to Exhibit 10.3 to the Company's
          Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.4      Amended and Restated Security Agreement, dated as of July 31, 2005, by and between Eastech Electronics (Taiwan), Inc. and Handheld
          Entertainment, Inc. (incorporated herein by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on
          February 13, 2006)

10.5      Amended and Restated Accounts Receivable Financing and Escrow
          Agreement, dated as of July 31, 2005, by and among Eastech Electronics
          (Taiwan), Inc., Handheld Entertainment, Inc. and Niesar Curls Bartling
          LLP (incorporated herein by reference to Exhibit 10.5 to the Company's
          Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.6      Employment Agreement, dated as of September 1, 2004, by and between
          Handheld Entertainment, Inc. and Jeffrey Oscodar (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form
          8-K filed with the SEC on February 13, 2006)

10.7      Agreement, dated as of January 26, 2006, by and between Nekei, LLC and
          Handheld Entertainment, Inc. (incorporated herein by reference to
          Exhibit 10.7 to the Company's Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.8      Form of Director and Officer Indemnification Agreement (incorporated herein by reference to Exhibit 10.8 to the Company's Current Report on
          Form 8-K filed with the SEC on February 13, 2006)

                                      II-8

EXHIBIT
 NUMBER   DESCRIPTION
-------   ----------------------------------------------------------------------

10.9      Letter from Scott Sutherland, dated as of February 10, 2006, resigning as a director and officer of the Company and its direct and indirect subsidiaries (incorporated herein by reference to Exhibit 10.9 to the
          Company's Current Report on Form 8-K filed with the SEC on February
          13, 2006)

10.10     Form of Lockup Agreement (incorporated herein by reference to Exhibit
          10.10 to the Company's Current Report on Form 8-K filed with the SEC on February 13, 2006)

10.11     Placement Agent Agreement, dated January 25, 2006, between Handheld
          Entertainment, Inc. and Newbridge Securities Corporation (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on
          Form 8-K filed with the SEC on February 24, 2006)

10.12     Form of Placement Agent Warrant (incorporated herein by reference to
          Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on February 24, 2006)

10.13     Independent Consulting Agreement, effective as of February 1, 2006, between Handheld Entertainment, Inc. and The Del Mar Consulting Group,
          Inc. (incorporated herein by reference to Exhibit 10.13 to the
          Company's Registration Statement on Form SB-2 (Registration No.
          333-133215) filed with the SEC on April 11, 2006)

10.14     Employment Agreement, dated as of June 26, 2006, between Handheld
          Entertainment, Inc. and William J. Bush (incorporated herein by reference to Exhibit 10.14 to Amendment No. 2 to the Company's
          Registration Statement on Form SB-2 filed with the SEC on June 26,
          2006).

10.15     Form of Representatives Warrant (incorporated herein by reference to
          Exhibit 10.15 to Amendment No. 2 to the Company's Registration
          Statement on Form SB-2 filed with the SEC on June 26, 2006).

10.16     Employment Agreement, dated as of June 26, 2006, between Handheld
          Entertainment, Inc. and Jeff Oscodar (incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Company's Registration
          Statement on Form SB-2 filed with the SEC on June 26, 2006).

14**      Code of Ethics

23.1*     Consent of Salberg & Company, P.A.

23.2**    Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in
          Exhibit 5.1)

24.1**    Power of Attorney

99.1**    Consent of Dr. Carl Goldfischer

99.2**    Consent of David F. Hadley

99.3**    Consent of Harvey J. Kesner

----------
*    Filed herewith

**   Previously filed

                                      II-9